   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1998

                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                CARESIDE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3841                    23-2863507
     (STATE OR OTHER            (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF               INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR           CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)


                  6100 BRISTOL PARKWAY, CULVER CITY, CA 90230
                                (310) 338-6767
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             W. VICKERY STOUGHTON
                    CHAIRMAN OF THE BOARD OF DIRECTORS AND
                            CHIEF EXECUTIVE OFFICER
                                CARESIDE, INC.
                             6100 BRISTOL PARKWAY
                             CULVER CITY, CA 90230
                                (310) 338-6767
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                WITH COPIES TO:

        BARRY M. ABELSON, ESQ.                JONATHAN L. KRAVETZ, ESQ.
        JULIA D. CORELLI, ESQ.               MINTZ, LEVIN, COHN, FERRIS,
          PEPPER HAMILTON LLP                  GLOVSKY AND POPEO, P.C.
         3000 TWO LOGAN SQUARE                  ONE FINANCIAL CENTER
        PHILADELPHIA, PA 19103                    BOSTON, MA 02111
            (215) 981-4000                         (617) 542-6000
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

      TITLE OF EACH CLASS OF            PROPOSED MAXIMUM          AMOUNT OF
   SECURITIES TO BE REGISTERED     AGGREGATE OFFERING PRICE(1) REGISTRATION FEE
-------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share...........................          $31,625,000              $8,896
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 18, 1998

PROSPECTUS

                                       SHARES

                                [CARESIDE LOGO]

                                 CARESIDE, INC.

                                  COMMON STOCK

                                  -----------

  This is an initial public offering of shares of Common Stock of Careside, Inc. Careside is offering all of the shares to be sold in the offering. Careside will receive all of the proceeds of the offering, less the underwriting discount.

  There is currently no public market for the shares. Careside expects that the
offering price will be between $    and $    per share. The market price of the
shares after the offering may be higher or lower than the offering price.

  Careside has applied to have the shares listed for quotation on the Nasdaq National Market under the symbol "CARE."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                                                                 PER SHARE TOTAL
                                                                 --------- -----
Offering Price..................................................   $       $
Underwriting Discount...........................................   $       $
Proceeds to the Company.........................................   $       $

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Careside has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock to cover over-allotments.

  The Underwriters are offering the shares of Careside's Common Stock subject to various conditions and may reject all or part of any order. Fahnestock & Co.
Inc. expects to deliver the shares of Common Stock to purchasers on     , 1999.

                                  -----------

FAHNESTOCK & CO. INC.
           WEDBUSH MORGAN SECURITIES
                                               SOUTHEAST RESEARCH PARTNERS, INC.

                   The date of this Prospectus is     , 1999.

                              [INSIDE FRONT COVER]

[CARESIDE LOGO]            THE CARESIDE SYSTEM IS A PROPRIETARY IN VITRO BLOOD
                           DIAGNOSTIC SYSTEM DESIGNED TO PROVIDE SUPERIOR
                           PATIENT CARE, SAFETY, LOWER COSTS, SIMPLICITY, AND
                           SAVINGS AND REVENUE OPPORTUNITIES FOR HEALTHCARE
                           PROVIDERS

CARESIDE ANALYZER          [Photo of CareSide
                           Analyzer and
                           Cartridges]                (A) CHEMISTRY

Compact, robust and                                   (B) ELECTROCHEMISTRY
lightweight, the                                      (C) IMMUNOCHEMISTRY
CareSide Analyzer                                     (D) COAGULATION
combines multiple
testing methodologies
utilizing sophisticated
software in a single
instrument.

[Photo Close-up of                                    [Photo of Different
Cartridge]                                            Cartridges]

                             THE CARESIDE CARTRIDGE

                           The proprietary test cartridges have a unique design which incorporates specimen preparation, calibration, test performance and multi-testing capability in a single cartridge.

   COMPREHENSIVE MENU              LOW COST               EASE OF USE

 At launch, Careside         The benefit of the        The CareSide
 expects to offer more       Careside System's low     Analyzer(TM) has
 than 50 tests in the        cost extends throughout   been designed to
 disciplines of              the testing process--     operate within the
 chemistry,                  from the CareSide         parameters of CLIA.
 electrochemistry,           Analyzer and the          A non-technical
 immunochemistry and         cartridges, to the        individual with
 coagulation--the most       capture/retrieval of      simple training can
 comprehensive menu for a    data and comprehensive    easily operate the
 single point-of-care        QA/QC program. The        CareSide
 device. Careside plans      Careside System's         Analyzer(TM),
 to provide hematology       approach to testing is    including its easy
 testing through a           designed to produce a     to use on-board
 separate device             rapid test result at a    QA/QC system, to
 manufactured by a third     competitive price,        produce accurate and
 party.                      thereby improving the     precise results.
                             diagnostic process for
                             the benefit of the
                             patient and the
                             physician.

                               ----------------

  We have not yet commercialized the Careside System. We currently have 19 tests FDA cleared or exempt for licensed laboratory use. We plan to complete development and seek to obtain FDA clearance or exemption for additional tests prior to commercial introduction.

  Careside(TM), CareSide Analyzer(TM) and the Company's logo are trademarks of the Company for which registration applications have been filed with the United States Patent and Trademark Office. All other tradenames, trademarks or servicemarks appearing in this Prospectus are the property of their respective owners and are not the property of the Company.

                               PROSPECTUS SUMMARY

  The following summary highlights information from this Prospectus. Because this is a summary, it does not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to those financial statements.

  As used in this prospectus ("Prospectus"), unless the context requires otherwise: (i) "we," the "Company" or "Careside" means Careside, Inc.; (ii) "Common Stock" means the common stock, par value $.01 per share, of Careside;
(iii) "Offering" means the offering of Common Stock contemplated by this Prospectus; (iv) "Underwriters" means the underwriters of the Offering, set forth in "Underwriting" on page 66; (v) "Representatives" means Fahnestock & Co. Inc., Wedbush Morgan Securities and Southeast Research Partners, Inc., as representatives of the several Underwriters; and (vi) "Securities Act" means the Securities Act of 1933, as amended.

                                  THE COMPANY

  Careside is developing and commercializing a proprietary point-of-care blood testing system that we call the "Careside System." The Careside System provides cost-effective, accurate test results within 10 to 15 minutes at the "point-of-care," or near the patient, for a broad menu of routine blood tests. Because it provides rapid test results, the Careside System can also perform blood tests required on a "stat" or immediate basis. The Careside System performs tests in four different test categories (chemistry, electrochemistry, coagulation and immunochemistry) within a single testing instrument. No other point-of-care product currently in the market offers as broad a menu of tests or combines all four test categories. Our goal is to make the Careside System the standard of care in routine and stat blood testing. If we are successful, diagnostic information will travel more rapidly and healthcare costs for physicians, other providers and payers will be reduced.

THE CARESIDE SYSTEM

  The Careside System consists of the CareSide Analyzer, disposable test cartridges and a separate hematology testing device to be manufactured by a third party. The Careside System is easy to use and can be operated by a non-technical person. Its software will enable the user to capture all data required to comply with the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). CLIA governs quality assurance and quality control ("QA/QC") processes and reporting for healthcare providers.

  The United States Food and Drug Administration ("FDA") has already granted pre-market clearance for the CareSide Analyzer and pre-market clearance or exemption for 19 blood tests for laboratory use. Prior to our planned product launch in the third quarter of 1999, we will conduct pilot site marketing studies in certain market segments. We expect the pilot studies to demonstrate how potential customers will use the Careside System and its cost-effectiveness. At product launch, we expect to have the CareSide Analyzer and over 50 tests (including nine hematology tests) cleared or exempt for laboratory use. As we expand our marketing efforts in the fourth quarter of 1999, we expect to have all of our tests cleared for point-of-care use as well. We believe that the Careside System's planned menu represents over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered out-patient blood tests.

MARKET OVERVIEW

  According to industry data and estimates, the worldwide market for in vitro testing (which includes testing of all body tissues and fluids) was $18.3 billion in 1997 and is expected to grow to $20 billion in 2000. The United States and Canadian market for in vitro testing is approximately 40% of the worldwide market. We will seek to convert a reasonable portion of the United States and Canadian blood testing market to point-of-care testing and then to expand into the larger worldwide market.

  Most routine blood tests are sent to a centralized location, either a commercial or hospital laboratory, for processing. In these centralized laboratories, large blood analyzers reduce individual test costs by producing high volumes of test results. Commercial laboratories provide approximately 27% of all in vitro diagnostic testing services, hospital laboratories provide approximately 63%, and the balance is provided in physicians' offices. Commercial laboratories are currently the low cost provider of blood testing services due primarily to economies of scale in testing multiple samples in large analyzers, thereby producing low direct costs per test. However, administrative and logistical issues limit their ability to provide test results in less than 24 hours without incurring increased costs. These higher costs necessitate a pricing premium. Hospital laboratories typically provide same day test results but are not as cost-efficient as commercial laboratories. They must remain open 24 hours per day regardless of actual use in order to respond to critical patient needs. With insufficient testing volume to absorb laboratory operating expenses and capital costs, tests performed in hospital laboratories are more expensive.

  The limitations of these centralized laboratories have given rise to a growing point-of-care market. However, current point-of-care testing devices offer only a limited menu of tests. Consequently, they are redundant to the large testing devices used in centralized laboratories and have added costs to the healthcare system. With the Careside System's broad menu of blood tests, we believe that healthcare providers will be able to shift centralized laboratory services to the point-of-care and outsource other tests as necessary.

THE CARESIDE SOLUTION

  We believe that the Careside System provides the solution to the limitations of central laboratories and existing point-of-care blood testing devices. In addition, we expect the features of the Careside System to enable healthcare providers not currently conducting blood tests to start providing this service. Here are the reasons why:

  . COMPREHENSIVE TEST MENU--The Careside System will offer a broad menu of blood tests in four testing categories (chemistry, electrochemistry, coagulation and immunochemistry) within a single instrument. It will also include a hematology device capable of performing nine hematology tests.

  . COST-EFFECTIVE RESULTS--The Careside System is designed to provide test results that are cost competitive with commercial laboratories, the lowest cost alternative currently available.

  . RAPID TEST RESULTS--The Careside System furnishes test results within 10 to 15 minutes from the time the blood is drawn from the patient. The Careside System will analyze up to six test cartridges simultaneously.

  . EQUIVALENT TECHNOLOGY--The Careside System uses test methods that are the same as those used in many centralized laboratories.

  . EMBEDDED QA/QC--The Careside System has operating software designed to assist in meeting QA/QC documentation requirements of CLIA.

  . EASE OF USE--Non-technical personnel can easily operate and maintain the Careside System.

  . PRACTICE ENHANCEMENT--The Careside System's rapid test results enable a provider to make clinical decisions more quickly, see more patients, eliminate time spent reviewing records and making follow-up calls, and improve patient satisfaction and quality of care. Healthcare providers can also increase their revenues by performing and billing for tests themselves.

THE CARESIDE STRATEGY

  Our goal is to make point-of-care testing with the Careside System the standard of care in all blood testing by implementing the following key strategies:

  PROVIDE THE UNIQUE POINT-OF-CARE SOLUTION. Most point-of-care companies have focused solely on the stat testing market with a limited number of tests. Our unique menu will combine four different test categories (chemistry, electrochemistry, coagulation and immunochemistry) into a single testing instrument. After product launch, we intend to continue to build our test menu so as to have the broadest test menu of any point-of-care system on the market.

  SATISFY HEALTHCARE SYSTEM NEEDS. The Careside System is designed to meet the various needs of each of our targeted customer markets. We will market the Careside System to hospitals by demonstrating the benefits of decentralized testing such as improved patient care and reduced costs. For other healthcare providers including physician group practices, nursing homes and home care, we will position the Careside System as a profitable, cost-effective, easy to use alternative to centralized laboratory testing.

  LEVERAGE EXPERTISE OF STRATEGIC PARTNERS. We expect to continue to work with our strategic partners, such as Fuji Photo Film Co., Ltd. ("Fuji") and UMM Electronics, Inc. ("UMM"), who have already developed specific expertise and state-of-the-art technology. Fuji supplies chemistry and electrochemistry test reagents for our proprietary test cartridges. We have contracted with UMM for software development and device manufacturing. With these and our other strategic partners, we expect to be able to develop new tests on a rapid, cost-effective basis.

  SYSTEMATIC COMMERCIAL ROLLOUT. The CareSide Analyzer and 19 tests are cleared or exempt for marketing in the United States for use in licensed laboratories. At our planned product launch in the third quarter of 1999, we plan to have over 50 tests cleared or exempt. Prior to that time, we will conduct pilot site marketing studies in targeted market segments. The purpose of these studies is to demonstrate the Careside System's cost-effectiveness and to determine how potential customers in different healthcare environments will use the Careside System. Pilot study results will also be used to obtain FDA designation of the Careside System for point-of-care use by non-technical personnel. To date, we have arranged for APRIA Healthcare (one of the largest United States providers of home care services), three hospitals through Child Health Corporation of America, and a physician group practice, to serve as pilot sites. We plan to market and distribute the Careside System in the United States through our own sales force and through SmithKline Beecham Clinical Laboratories, Inc. ("SBCL"). We believe our systematic commercial rollout strategy improves our chances of having a successful product launch.

EARLY DEVELOPMENT AT SMITHKLINE BEECHAM

  SBCL conducted extensive surveys of the point-of-care market during 1993 and 1994. Based on its findings, SBCL began developing the technology used in the CareSide Analyzer and our test cartridges and started the Company's predecessor business (the "Predecessor Business"). In November 1996, we acquired the Predecessor Business from SBCL and another affiliate of SmithKline Beecham Corporation to continue the development and commercialization effort. Several senior members of SBCL's management team worked on this point-of-care project at SBCL, including Careside's Chief Executive Officer. They are now part of the executive management team of Careside. We continue to have a business relationship with SBCL through a distribution and supply agreement. This agreement gives SBCL, as a commercial laboratory, exclusive distribution rights within the commercial laboratory industry in the United States and certain foreign countries. It also gives SBCL other non-exclusive distribution rights, including the right to use the Careside System in its patient service centers where blood is drawn.

  Careside was incorporated in Delaware in July 1996 under the name Exigent Diagnostics, Inc. In May 1998, we changed our name to Careside, Inc. Our principal executive offices are located at 6100 Bristol Parkway, Culver City, California 90230 and our telephone number is (310) 338-6767.

                                  THE OFFERING

  Except as otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, and (ii) has been adjusted to give effect to a 1-for-5.2 reverse stock split to be effected immediately prior to the completion of the Offering.

 Common Stock Offered by the Company..............     shares

 Common Stock Outstanding after the Offering (1)..     shares

 Dividend Policy.................................. We do not plan to pay cash dividends in the foreseeable
                                                   future. See "Dividend
                                                   Policy" on page 18.

 Use of Proceeds.................................. We expect to use (i)
                                                   approximately     million to
                                                   complete product
                                                   development, launch our
                                                   product and for related
                                                   expenses; (ii) approximately
                                                   $    million to purchase
                                                   manufacturing equipment and
                                                   expand our facilities; (iii)
                                                   approximately $    million
                                                   to build an inventory and
                                                   provide working capital; and
                                                   (iv) approximately $
                                                   million to repay the
                                                   outstanding balance under a
                                                   bridge financing. See "Risk
                                                   Factors" on page 8, "Use of
                                                   Proceeds" on page 18 and
                                                   "Certain Transactions" on
                                                   page 57.

 Risk Factors..................................... An investment in the Common
                                                   Stock involves substantial
                                                   risks. See "Risk Factors" on
                                                   page 8 to read about certain
                                                   factors you should consider
                                                   before buying shares of the
                                                   Common Stock.

 Proposed Nasdaq National Market Symbol........... CARE

--------
(1) The Common Stock outstanding after the Offering does not include the following shares of Common Stock:

  . Up to 1,184,210 shares issuable upon exercise of options previously awarded or which may be awarded in the future. Currently, options to purchase 410,721 shares (exercisable at a weighted-average exercise price of $5.80) are outstanding.

  . Up to 724,853 shares issuable upon exercise of warrants issued prior to the Offering.

  .  Up to     shares issuable upon exercise of the warrants to be issued to the Representatives upon the closing of the Offering ("Representatives' Warrants").

  . Shares issuable upon exercise of a warrant (the "Bridge Warrant") issued in connection with the Company's December 1998 loan from S.R. One, Limited, a business trust affiliated with SmithKline Beecham Corporation (the "Bridge Financing"). The Bridge Warrant is exercisable for a number of shares equal to $750,000 divided by 85% of the initial public offering price per share.

  For more information about these potential future issuances of shares of Common Stock, see "Management--Stock Option Plans" beginning on page 50, "Description of Capital Stock--Warrants" on page 60, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 23 and "Underwriting" on page 66.

                             SUMMARY FINANCIAL DATA

  The following table presents summary financial information of Careside (and its predecessor operations at SBCL):

  .  for the year ended December 31, 1994 (unaudited)

  . for the year ended December 31, 1995 and for the ten months ended October 31, 1996 (audited)

  . for the period from inception (July 10, 1996) through December 31, 1996 and for the year ended December 31, 1997 (audited)

  . for the nine months ended September 30, 1997 and 1998 and for the period from inception (July 10, 1996) through September 30, 1998 (unaudited)

  .  as of December 31, 1997 (audited)

  .  as of September 30, 1998 (unaudited)

  This summary financial information has been derived from the financial statements of Careside and the Predecessor Business. This data should be read in conjunction with the financial statements and related notes which appear later in this Prospectus.

                       PREDECESSOR BUSINESS (1)
                   -----------------------------------
                        YEAR ENDED         TEN MONTHS
                       DECEMBER 31,           ENDED
                   ----------------------  OCTOBER 31,
                     1994        1995         1996
                   ---------  -----------  -----------
STATEMENT OF
 OPERATIONS DATA:
Operating
 expenses
 Research and
  development....  $ 949,346  $ 2,109,802  $ 3,054,503
 General and
  administration..    26,069      585,058      224,399
                   ---------  -----------  -----------
 Operating loss..  $(975,415) $(2,694,860) $(3,278,902)
                   =========  ===========  ===========
Net interest
 income
 (expense).......
Net loss.........
Net loss per
 share(2)........
Shares used in
 computing net
 loss per
 share(2)........
                                                 CARESIDE, INC.
                   -----------------------------------------------------------------------------
                      PERIOD FROM                         NINE MONTHS            PERIOD FROM
                       INCEPTION       YEAR ENDED     ENDED SEPTEMBER 30,         INCEPTION
                   (JULY 10, 1996) TO DECEMBER 31,  ------------------------- (JULY 10, 1996) TO
                   DECEMBER 31, 1996      1997         1997         1998      SEPTEMBER 30, 1998
                   ------------------ ------------- ------------ ------------ ------------------
STATEMENT OF
 OPERATIONS DATA:
Operating
 expenses
 Research and
  development....     $ 1,561,847     $ 5,895,465   $ 4,501,489  $ 6,158,973     $ 13,616,285
 General and
  administration..         55,515         640,574       452,431      648,530        1,344,619
                   ------------------ ------------- ------------ ------------ ------------------
 Operating loss..      (1,617,362)     (6,536,039)   (4,953,920)  (6,807,503)     (14,960,904)
Net interest
 income
 (expense).......         (20,809)        205,256       172,572      195,883          380,330
                   ------------------ ------------- ------------ ------------ ------------------
Net loss.........     $(1,638,171)    $(6,330,783)  $(4,781,348) $(6,611,620)    $(14,580,574)
                   ================== ============= ============ ============ ==================
Net loss per
 share(2)........     $     (2.25)    $     (2.04)  $     (1.59) $     (1.48)
                   ================== ============= ============ ============
Shares used in
 computing net
 loss per
 share(2)........         728,465       3,098,980     3,009,203    4,476,796
                   ================== ============= ============ ============

                                              CARESIDE, INC.
                               -----------------------------------------------
                                                  SEPTEMBER 30, 1998
                               DECEMBER 31,  -----------------------------
                                   1997         ACTUAL     AS ADJUSTED (3)
                               ------------  ------------  ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and
 short-term investments....... $ 1,237,149   $  4,475,771       $
Total assets..................   3,140,223      7,609,511
Deficit accumulated during
 development stage............  (7,968,954)   (14,580,574)
Total stockholders' equity....   2,437,607      6,143,700

--------
(1) The operations data presented for the Predecessor Business represents the research and development and related general and administrative costs incurred by SmithKline Beecham Corporation and its affiliates in connection with certain technology and know-how acquired by the Company on November 7, 1996. See "Statements of Certain Expenses" and Notes thereto on Pages F-14 and F-15.
(2) See Note 2 of "Notes to Financial Statements" on page F-7 concerning the computation of net loss per share.
(3) As Adjusted data assumes the sale by Careside of     shares of Common Stock
    being offered by this Prospectus at an assumed initial public offering
    price per share of $    and the receipt and application of the estimated
    net proceeds as set forth in "Use of Proceeds" on page 18.

                                  RISK FACTORS

  An investment in the Common Stock involves many risks including market, liquidity, credit, operational, legal and regulatory risks. These risks may be substantial and are inherent in the business of Careside. You should carefully consider the following information about these risks, together with the other information in this Prospectus, before buying shares of Common Stock.

  If any of the following risks actually occur, our business and prospects could be materially adversely affected, the trading price of our Common Stock could decline, and you might lose all or part of your investment.

LIMITED OPERATING HISTORY; ABSENCE OF PROFITABILITY

  Careside was formed in 1996 and has not generated any revenue. We have incurred net losses of $14,581,000 from July 10, 1996 (inception) through September 30, 1998. We will not generate any revenue from product sales and will continue to incur significant additional operating losses until we complete the development of our test menu, receive necessary FDA clearances, expand our manufacturing and marketing efforts, manufacture our products according to Quality System Regulations prescribed by the FDA (including Good Manufacturing Practices), and begin selling the Careside System which is expected in the third quarter of 1999.

  Our ability to successfully commercialize our products depends on the cost to the customer of obtaining test results with the Careside System compared to alternative methods (such as testing in commercial laboratories and hospital laboratories). Even if we commercialize our products, we still may not be able to operate profitably. We may experience substantial delay and expense in developing additional tests, problems in production and marketing, and other unforeseen difficulties. As a result, we cannot assure you that we will generate any revenue or be able to operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 22 and "Business--Sales and Marketing" on page 38 and "--Research and Development" on page 38.

UNCERTAIN MARKET ACCEPTANCE OF THE CARESIDE SYSTEM

  The CareSide Analyzer and related test cartridges are our only products. We will not be able to operate profitably unless these products achieve a significant level of market acceptance. The following factors represent the greatest risks to the market acceptance of our products:

  Failure to Develop Comprehensive Test Menu. The CareSide Analyzer represents a new approach to point-of-care diagnostic testing in part because it combines chemistry, electrochemistry, immunochemistry and coagulation testing into a single testing instrument. In addition, the Careside System will include a hematology testing device manufactured by a third party. If we are not able to develop a comprehensive test menu in all four testing categories, or are unable to develop a sufficient number of tests in each category, or if our hematology partner is not successful in completing the hematology device, customers may not purchase the CareSide Analyzer or use the disposable test cartridges.

  Failure to Demonstrate Economic or Clinical Benefits of Careside
System. Commercial laboratories and hospital laboratories perform most of the diagnostic tests ordered by physicians and hospitals. Unless physicians and hospitals determine that the Careside System is an attractive alternative to other means of diagnostic testing and has economic benefits, they may not use the Careside System. If we fail to demonstrate the economic or clinical benefits of the Careside System or convince members of the medical community to change the way they have ordered tests in the past, our business and prospects will be adversely affected.

  Changing Technology. Blood testing technology is evolving. Other companies may develop products in response to technological changes that make our products noncompetitive. If the development, introduction or marketing of our products is delayed, we may be marketing our products at a time when their cost and performance characteristics are not competitive in the marketplace.

  Pricing Pressures. The growing prevalence of managed care and health maintenance organizations may also adversely affect the market for the Careside System. Many health maintenance and managed care organizations have exclusive contracts with laboratories that require participating or employed physicians to send patient specimens to contracted laboratories. Healthcare providers are under growing pressure by Medicare and private insurers to limit their testing to "medically necessary" tests. In addition, further reduction in reimbursement rates from governmental and private health insurers and other third party payers may also adversely affect the market for the Careside System.

NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT

  We intend to expand our menu of tests significantly beyond the current 19 blood tests. To do so, we must complete the development of three of the four types of disposable cartridges, complete the validation studies for all tests on our proposed menu, and test the Careside System at pilot sites. A variety of factors outside our control may adversely affect our proposed development schedules. These factors include delays in regulatory clearance, technological difficulties, restrictions on access to proprietary technology of strategic partners and changes in the healthcare, regulatory or reimbursement environment. Due to any of these factors, we may experience significant delays in this process of one year or more. Accordingly, we can give no assurance that we will be able to complete development of our proposed products on a timely basis, if at all. Any such failure would greatly affect our ability to continue operations.

NO SALES, MARKETING AND DISTRIBUTION FORCE; DEPENDENCE ON THIRD PARTY
DISTRIBUTORS

  Careside has no sales, marketing or distribution experience. We intend to distribute our products in the United States primarily through our own sales force, and internationally primarily through a limited number of distributors. Establishing a sales and marketing capability sufficient to support the level of sales necessary for us to attain profitability will require substantial efforts and significant resources. We can give no assurance that we will successfully recruit and retain direct sales and marketing personnel or that our marketing efforts will be successful. If we are not successful in these endeavors, our business and prospects will be materially adversely affected.

  To supplement our direct sales force, we have a distribution arrangement with SBCL for the United States and certain foreign countries. We have also granted Fuji a right of first refusal to distribute the Careside System exclusively in Japan and non-exclusively in certain other Asian countries. To distribute our products worldwide, we intend to enter into additional distribution arrangements. We will depend upon these distributors to assist us in promoting market acceptance and creating demand for our products. We can give no assurance that we will be able to maintain the distribution relationship with SBCL, that Fuji will exercise its right of first refusal or that we will enter into and maintain arrangements with other distributors on a timely basis. In addition, we have little control over the resources that the distributors will devote to the marketing of the Careside System. See "Business--Sales and Marketing" on page 36 and "Certain Transactions--SmithKline Beecham" on page 57.

NO MANUFACTURING EXPERIENCE; DEPENDENCE ON CONTRACT MANUFACTURERS AND KEY SUPPLIERS

  We have never operated a manufacturing/assembly business. If the Careside System achieves market acceptance, we will need to assemble significant and increasing quantities of test cartridges on a timely basis, while maintaining strict quality standards. We are in the process of purchasing equipment to convert to automated production of cartridge components and assembly. Our ability to assemble disposable test cartridges successfully depends on timely delivery of manufacturing equipment that will be capable of producing sufficient quantities of cartridges. We can give no assurance that we will be able to achieve and maintain product accuracy and reliability when producing the cartridges in the quantities required, on a timely basis and at an acceptable cost. In addition, we will purchase the materials used in the cartridges from outside suppliers such as Fuji, which supplies our test reagents for the chemistry and electrochemistry tests. Although alternative sources for key materials are available, any interruption in supply of these materials would adversely affect our planned time schedule and would, therefore, materially adversely affect our business and prospects.

  We will use outside vendors to manufacture most of the Careside System, including the CareSide Analyzer and components of the disposable testing cartridges. One of these significant vendors, UMM, will manufacture the CareSide Analyzer at its facility in Indianapolis, Indiana. We cannot be certain that UMM or any other outside vendor will be able to provide us with a sufficient number of instruments and cartridge components on a timely basis. We will have only limited control over third party manufacturers as to quality control, timeliness of production and delivery and various other factors. Although we believe that we would find alternative vendors, any interruption in supply would adversely affect our planned time schedule and materially adversely affect our business and prospects.

  We have significant, and in some cases exclusive, contracts with third party suppliers for certain components of the test cartridges. Each of these agreements has termination rights exercisable by either party. If any of these agreements is terminated by either party for any reason, we may not be able to replace the suppliers in a timely manner or on commercially reasonable terms. If we are unable to maintain these contracts on their present terms, our business and prospects may be materially adversely affected. See "Business-- Manufacturing and Supply" on page 39.

  The CareSide Analyzer does not perform hematology tests. We are negotiating an arrangement with a third party to supply hematology testing capabilities in an additional device. We can make no assurances that we will be able to agree upon pricing that will enable us to offer cost-effective hematology testing. In addition, we have not yet developed an interface between the hematology device and the CareSide Analyzer. We can give no assurance that we will be able to develop the interface in a timely or cost-effective manner, or at all. See "Business--The Careside System--Test Menu" on page 34.

UNCERTAINTY RELATING TO THIRD PARTY REIMBURSEMENT AND PRODUCT PRICING

  Government authorities, private health insurers and other third-party payers, such as health maintenance organizations, are increasingly challenging the prices charged for medical products and services. Third party payers may determine not to reimburse for some or all of the diagnostic testing performed by our products. In addition, legislative proposals to reform healthcare and the trend toward managed healthcare in the United States may require lower prices for our diagnostic products. As entities such as health maintenance organizations grow, they can control or significantly influence the purchase of healthcare services and products. We can give no assurance that current reimbursement amounts for diagnostic tests will be maintained or that managed care organizations will favor delivery of testing services with our products. Any pressure from managed care organizations or decrease in test reimbursement amounts may reduce the demand for our products or force us to lower our sales prices which would decrease our profitability. See "Business--Third Party Reimbursement" on page 41.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

  Our business and the execution of our strategy are largely dependent on our ability to hire and retain key management and operating personnel. Competition for qualified and talented individuals, particularly those with experience in the point-of-care testing field, is intense. In particular, our success depends on our ability to retain the services of Mr. Stoughton, the Chairman of the Board of Directors and Chief Executive Officer, and Dr. Grove, Executive Vice President--Research and Development. The Company has entered into three-year renewable employment agreements with Mr. Stoughton and Dr. Grove. In addition to the current administrative and operations personnel, we will need to attract additional sales and marketing, research and development, and experienced manufacturing personnel. The loss of the services of Mr. Stoughton, Dr. Grove, or other key personnel, or our inability to attract and hire additional personnel as needed, could materially adversely affect our business and prospects. See "Management-- Employment Agreements" on page 50.

NEED TO MANAGE EXPANDING OPERATIONS

  If we are successful in achieving market acceptance for the Careside System, we will need to expand our operations, particularly in research and development, sales and marketing and manufacturing. This expansion will likely result in new and increased responsibilities for management personnel and place significant demand upon our management team and our operating and financial systems and resources. To accommodate this growth and to compete effectively, we would need to implement and improve our information systems, procedures and controls, and to hire and train additional personnel. We can give no assurance that we will be able to accommodate expanding operations, or that if we do, that we will be able to do so adequately.

INTENSE COMPETITION

  Our primary competitors are large diagnostic device manufacturers, commercial and hospital laboratories and other point-of-care device manufacturers. We expect that manufacturers of conventional blood testing products used in centralized laboratories will compete intensely with us to maintain their market share. These competitive pressures may force us to reduce prices of the CareSide Analyzer and test cartridges to remain cost competitive. Most of our competitors have significant marketing, manufacturing, financial and managerial resources, and have substantially greater research and development capabilities than we do. These competitors are actively seeking to develop systems for the point-of-care market that will compete directly with our products. We also face stiff competition from these companies in recruiting and retaining scientific personnel. In addition, we also will compete with other manufacturers of point-of-care diagnostic devices. Although none currently has a test menu as broad as ours, we anticipate competition from these manufacturers in discrete testing areas, such as stat testing in emergency rooms. Many of these more limited menu products will cost less than the Careside System and so may be attractive to some of our customers. Accordingly, we can give no assurance that we will compete successfully against all or any of these companies. See "Business-- Competition" on page 40.

ABSENCE OF PATENTS AND DEPENDENCE ON PROPRIETARY TECHNOLOGY

  We plan to protect our proprietary position by filing United States and foreign patent applications relating to technology, inventions and improvements that are important to our business. Although we do not currently have any patents, we have submitted three patent applications with the United States Patent and Trademark Office. We have filed an international application corresponding to one of the United States applications and intend to file two additional international applications for the other two United States applications. We cannot be certain that any patent application will result in the issuance of a patent or that our patents will withstand any challenges by third parties. The failure to receive a patent, or the invalidation of any key patents that we may obtain, could increase competition and could materially adversely affect our business and prospects.

  We are aware that universities and government laboratories, physicians and other corporations are conducting substantial research in point-of-care diagnostic blood testing technology. We are also aware that numerous patent applications have been filed, and that patents have been issued, relating to specific diagnostic products and processes. We may not be aware of all patent or patent applications that may materially affect our ability to make, use or sell our products. Moreover, the application of our technology may infringe upon patents or proprietary rights of others. United States patent applications are confidential while pending in the United States Patent and Trademark Office, and patent applications filed in foreign countries are often first published six or more months after filing. If we use technologies, products or processes covered by patents issued to third parties, we may have to obtain licenses to use such technologies, products or processes. If we are unable to obtain such licenses on reasonable terms, or at all, our business and prospects may be materially adversely affected.

  We will rely on trademarks and trade names for the development and protection of brand loyalty for our products. It is our policy to take necessary measures to protect our trademarks, trade names and associated goodwill. These measures include filing United States and foreign trademark applications relating to our products and business. Our registered or unregistered trademarks or trade names may be challenged, canceled, infringed, circumvented or declared generic or determined to be infringing on other third party marks. See "Business--Patents and Proprietary Rights" on page 40.

  We also rely on unpatented trade secrets to protect our proprietary technology. Other companies may independently develop or otherwise acquire equivalent technology or gain access to our proprietary technology. We can give no assurance that we will be able to protect meaningful rights to such unpatented proprietary technology. Except for certain of our executive officers, our employees are not bound by confidentiality agreements which prevent them from disclosing our confidential information and proprietary technology.

  There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Although we have not been a party to any litigation concerning such rights, we may be a party to future litigation to protect our rights or to defend against claims of infringement by others. This potential litigation could result in substantial costs and the diversion of management's attention. If we lost any such litigation, we could be required to obtain licenses from third parties and be prevented from manufacturing, selling or using certain of our products. If we were unable to obtain such licenses on reasonable terms, or at all, or if we were prevented from commercializing our products, our business and prospects could be materially adversely affected.

  We may be subject to further risks as we expand our operations in countries where intellectual property laws are not well developed or are difficult to enforce. Because we may be unable to effectively enforce our proprietary rights in those countries, our business and prospects may be materially adversely affected.

GOVERNMENT REGULATION

  Human diagnostic products are medical devices subject to extensive regulation by the FDA, similar agencies in other countries, and to a lesser extent, by state regulatory authorities. Any noncompliance with these regulations can result in fines, injunctions, civil penalties, recall or seizure of products, or suspension of production. In addition, the regulators may refuse to grant pre-market clearance or approval for devices or tests, may withdraw marketing clearances or approvals, or may institute criminal prosecution. The FDA also may request repair, replacement or refund of the cost of any device manufactured or distributed. If previously unknown problems are discovered, the regulators may restrict the marketing of the product or require withdrawal of the product from the market. In addition, changes in existing regulations or adoption of new regulations could prevent us from obtaining future regulatory approvals and clearances, or increase the cost or timing of such approvals and clearances.

  FDA Pre-Market Clearance. The FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution, sale, marketing, advertising and promotion, and post-market reporting of medical devices. FDA regulations require rigorous laboratory and clinical testing, as appropriate, to establish product performance before commercial marketing. Medical devices such as the CareSide Analyzer are subject to pre-market clearance pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act (the "FDC Act"). Clearance under Section 510(k) of the FDC Act is subject to continual review in certain instances, such as when products are modified. We cannot be certain that we will be able to obtain all necessary approvals on a timely basis, or at all. Moreover, it is possible that one or more of our products will be subjected to more extensive pre-market clinical testing and the FDA pre-market approval process under Section 515 of the FDC Act.

  Point-of-Care Use Designation. The FDC Act strictly prohibits the promotion of approved medical devices for unapproved uses. The CareSide Analyzer received pre-market clearance for use in professional laboratory testing in March 1998. Following clinical testing of the testing instrument at the pilot sites, we expect that the CareSide Analyzer will receive pre-market clearance for point-of-care use. The point-of-care designation depends upon a sampling of tests determined by the FDA to have accuracy and reliability equivalent to or better than test results obtained from tests performed in a commercial laboratory. Without the point-of-care use designation, the CareSide Analyzer could be used only at sites with laboratory licenses under CLIA. Although many sites that use the Careside System have such licenses, the point-of-care designation is necessary to expand our potential market.

  GMP Manufacturing. Because we manufacture a medical device, our manufacturing facilities and processes will be required to comply with strict federal regulations, including Good Manufacturing Practices ("GMP") and quality system requirements, regarding validation and quality of manufacturing. We will be subject to periodic inspections by the government to monitor ongoing compliance with GMP. We have limited experience in complying with regulations governing our products and manufacturing facilities. We must devote substantial resources and management attention to monitoring and maintaining compliance with governmental regulations. If we, or our manufacturing partners, were found to have violated the applicable regulations during an inspection of the manufacturing facilities, we may be sanctioned and our production or distribution may be suspended. In addition, the FDA may withdraw the approval or clearance to market any of our products. Such a suspension or withdrawal could result in significant expenses to attain compliance, and would result in a loss of business and potential damage to our reputation with our customers, third party payers, the medical community at large and regulatory authorities. Any of these could materially adversely affect our business and prospects.

  Foreign. The European Community has drafted a Directive for In Vitro Diagnostic Products. When this Directive is finalized and becomes effective, new European Community requirements will take effect. These requirements will apply to our products and may require significant regulatory hurdles before we may market our products in the European Community. This new Directive, as well as other requirements of foreign governments, may adversely affect our ability to market our products in countries outside of the United States. We have not yet obtained regulatory clearances outside the United States and there is no assurance that any will be obtained.

EFFECT OF CLINICAL LABORATORY IMPROVEMENT AMENDMENTS OF 1988

  Our products will be subject to CLIA. This law is intended to ensure the quality and reliability of all medical testing in the United States. CLIA regulations have established three levels of regulatory control based on test complexity--"waived," "moderate complexity" and "high complexity." The Center for Disease Control and Prevention has categorized the tests performed by the CareSide Analyzer as moderate complexity tests. CLIA regulations require laboratories performing moderate complexity or high complexity tests to obtain either a registration certificate or certification of accreditation from the United States Health Care Financing Administration. Each site for laboratory testing must file a separate application and separately meet all CLIA requirements. Multiple laboratory sites at a single hospital location and under common direction may file a single application.

  CLIA may discourage healthcare providers from expanding point-of-care testing to physician office laboratories and small volume test sites. In addition, healthcare providers may be reluctant to initiate, continue or expand patient testing. The CLIA regulations (including future interpretations) and various state licensing requirements for point-of-care device technicians could materially adversely affect our business and prospects.

NEED FOR SUBSTANTIAL ADDITIONAL FUNDS; UNCERTAINTY OF ADDITIONAL FUNDING

  Before we may operate profitably, we must first develop a comprehensive test menu, receive necessary approvals and clearances, and develop manufacturing, marketing and sales capabilities. We anticipate that the net proceeds from the Offering will be sufficient to fund our planned operating expenses and capital requirements for approximately 18 months. These planned expenses and capital requirements may change, however, and unanticipated expenses may arise. As a result, there can be no assurance that the proceeds will be sufficient to fund our operating expenses and capital requirements during this period.

  To successfully commercialize our products and to support our operations beyond such period if our sales efforts are not successful, we will need to raise substantial additional funds. To obtain these funds, we plan to seek additional equity, debt, lease financing and/or third party collaboration opportunities. We can give no assurance that any financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce or eliminate certain of our product development programs or to license to third parties the rights to commercialize our products or technologies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 23.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

  In the future, we plan to pursue sales outside the United States. International sales may be adversely affected by government controls, export license requirements, political instability, trade restrictions, changes in currency exchange rates, changes in tariffs, difficulties in staffing and managing international operations, changes in applicable laws, less favorable foreign intellectual property laws, longer payment cycles, difficulties in collecting accounts receivable, fluctuations in currency exchange rates and potential adverse tax consequences. Each of these factors could negatively affect our international sales, if any, and our business as a whole. Foreign regulatory agencies often establish product standards different from those in the United States. Any inability to obtain foreign regulatory approvals on a timely basis could materially adversely affect our international sales, if any. Accordingly, we cannot assure you that we will be able to successfully commercialize our products in any foreign market.

POTENTIAL PRODUCT LIABILITY

  If someone alleges that the use of our products has had adverse effects on a patient, we may be subject to product liability claims. To protect ourselves against the impact of such claims, we plan to maintain a general insurance policy that includes coverage for product liability claims. Liability claims may, however, exceed the coverage limits of any such policy, and such policy may not cover some claims. In addition, we cannot be certain that such insurance will continue to be available to us on commercially reasonable terms, if at all. As a result, a product liability claim or other claim with respect to uninsured liabilities could materially adversely affect our business and prospects.

ENVIRONMENTAL MATTERS

  Due to the nature of our proposed manufacturing processes, we will be subject to stringent regulations concerning certain materials and wastes. In particular, we will be subject to laws, rules and regulations governing the handling and disposal of reagent chemicals and blood products used in the development, manufacture and testing of our products. We may incur significant costs complying with environmental regulations as we increase manufacturing to commercial levels. These costs, or our failure to comply with environmental regulations, may materially adversely affect our business and prospects.

SIGNIFICANT UNALLOCATED NET PROCEEDS

  We will allocate a substantial portion of the net proceeds from the Offering to the development, marketing and manufacturing of the Careside System. Accordingly, our management will have broad discretion in spending the proceeds for the foreseeable future. See "Use of Proceeds" on page 18.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction. As a result, computer systems and software products used by many companies may need to be upgraded before the end of 1999 to comply with such "Year 2000" requirements. Specifically, these systems and programs must be modified to accept four digit entries in the date field to distinguish 21st-century dates from 20th-century dates. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

  Most of the computer systems and software products that we use and develop are Year 2000 compliant. As a result, we do not believe that the issues concerning the Year 2000 will adversely affect our business. However, we may still face exposure to potential claims on the basis that our software products are not Year 2000 compliant in all respects. Although we are not aware of any threatened claims against Careside related to the Year 2000 compliance issue, we may be subject to litigation arising from such claims in the future. This potential litigation could materially adversely affect our business and prospects.

  We believe that companies that supply products to us are or will be Year 2000 compliant. If our suppliers' software systems are not able to read and apply proper dates, it may delay our receipt of reagents or other component products used in the Careside System. This could have a material adverse effect on our ability to sell our own products. We expect to have contingency plans in place in the event any of our key suppliers are not Year 2000 compliant by the second half of 1999. However, we can make no assurances that our contingency plans will provide equivalent product and timing as our current suppliers.

  In addition, we believe that our potential customers may be expending significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase our products. Year 2000 issues may also cause certain companies to accelerate purchases, increasing short-term demand and consequently decreasing long-term demand for our products. If our customers or potential customers fail to complete Year 2000 modifications on their systems, they may suffer system failures or miscalculations resulting in disruptions of operations, including, among other things, a temporary inability to process data from CareSide Analyzers. Any of the foregoing could materially adversely affect our business and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" on page 25.

SIGNIFICANT NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE

  After the Offering, we will have     shares of Common Stock outstanding. All
of the shares sold in the Offering will be freely tradeable without restriction except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"). The shares issued and outstanding before the Offering are "restricted securities," as that term is defined under Rule 144, and may only be sold if registered or exempt under the Securities Act. Rule 144 exempts sales of restricted securities subject to certain information and filing requirements and volume limitations. Without the prior written consent of Fahnestock & Co. Inc.,
holders of     shares and certain option and warrant holders (including our officers and directors) are not permitted to sell their shares until after
     , 2000 (one year after the closing of the Offering). At the expiration of
this lock-up period, the existing     shares will become eligible for sale
under Rule 144 and pursuant to certain registration rights.

  In addition, we have options outstanding to purchase an aggregate of 410,721 shares of Common Stock at exercise prices ranging from $.05 to $7.44 per share, and may issue options to purchase an additional 773,489 shares of Common Stock under our stock option plans. We plan to file a Form S-8 Registration Statement 180 days after the completion of the Offering pursuant to which these shares may be sold in the public market after the lock-up period, subject to compliance with Rule 144 in the case of an affiliate of Company.

  We have also issued warrants to purchase     shares of Common Stock at
exercise prices ranging from $    to $    per share. The holders of these
warrants are entitled to certain registration rights with respect to the shares of Common Stock issuable on exercise of the warrants. These shares may be sold
in the public market upon registration, and with respect to    shares, after
the lock-up period expires. See "Shares Eligible for Future Sale" on page 64.

  In connection with the Offering, the Company has agreed to issue to the Representatives warrants to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock being offered hereby, excluding over-allotment shares. The Representatives' Warrants will be exercisable during the four-year period commencing one year after the date of their issuance.

  Sales of large numbers of Common Stock after the Offering (or the potential for those sales even if they do not actually occur) are likely to lower the market price of Common Stock. In addition, these sales may negatively affect our ability to raise needed capital through the sale of our Common Stock.

SIGNIFICANT OWNERSHIP INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

  Following completion of the Offering, our directors and executive officers, together with the principal stockholders of Careside, will beneficially own approximately % of our outstanding Common Stock. Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, certain amendments to our charter and bylaws, and the approval of certain mergers and other significant corporate transactions, including a sale of all or substantially all of our assets. Such influence could have the effect of delaying, deferring or preventing a change in control. In addition, the interests of these stockholders could conflict with the interests of other Careside stockholders, including the purchasers in the Offering. See "Principal Stockholders" on page 55.

ANTI-TAKEOVER PROVISIONS

  Our Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, privileges and other terms of such shares. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may make it more difficult for a third party to acquire control of Careside. In addition, we will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law that prohibit Careside from engaging in a business combination with certain of its significant stockholders for three years after the time the person became a significant stockholder unless certain approvals are obtained. Section 203 of the Delaware General Corporation Law could also delay or prevent a significant stockholder from acquiring control of Careside. In addition, our charter and bylaws may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving Careside. Any of these anti-takeover provisions could lower the market price of the Common Stock. See "Description of Capital Stock--Takeover Protection and Certain Charter and By-Law Provisions" on page 62.

NO PRIOR MARKET FOR COMMON STOCK

  There has been no public market for the Common Stock before the Offering. We have applied to have the Common Stock approved for quotation on the Nasdaq National Market. This does not, however, guarantee that a trading market for the Common Stock will develop or, if a market does develop, the trading market will be sustained after the Offering. The initial public offering price bears no relationship to the market price for the Common Stock thereafter, and the shares may trade at prices significantly below the initial public offering price.

VOLATILITY OF SHARE PRICE

  The market price for shares of the Common Stock may be highly volatile depending on many factors, including the success of our new products or new products introduced by our competitors, developments with respect to our patents and other proprietary rights, changes in financial estimates by securities analysts, or changes in general market conditions, among others. Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business and prospects.

IMMEDIATE AND SUBSTANTIAL DILUTION

  The proposed initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Accordingly, purchasers of Common Stock sold in the Offering will incur immediate and substantial dilution
in the net tangible book value of $    per share. This per share dilution
amount represents an immediate increase in the net tangible book value of $
per share to existing stockholders
and an immediate dilution of $    per share to new investors purchasing shares
in the Offering. All of the above per share dilution amounts assume that the
initial public offering price will be $   . In addition, purchasers of shares
sold in the Offering may experience further dilution in the net tangible book value per share if we offer additional Common Stock in the future. See "Dilution" on page 20.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements contained in this Prospectus discuss future events and developments, including our ability to generate revenues, income and cash flows, or state other "forward-looking" information. We generally identify these forward-looking statements by using the words "anticipate," "believe," "estimate," "expect," and similar expressions. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. Important factors that may cause actual results to differ include those set forth under "Risk Factors" beginning on page 8.

  We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                USE OF PROCEEDS

  The Company estimates that it will receive net proceeds from the sale of
shares of Common Stock in the Offering of approximately      (     if the
Underwriters' over-allotment option is exercised in full), at an assumed
initial public offering price of      per share, after deduction of
underwriting discounts and commissions and expenses payable by the Company,
estimated at      . The Company expects to use (i) approximately      million
of the proceeds to complete product development, undertake marketing efforts to launch the Careside System and for related expenses, (ii) approximately million of the proceeds to purchase manufacturing equipment and expand our
facilities, (iii) approximately     million of the proceeds to build up an
inventory and provide working capital, and (iv) approximately      million of
the proceeds to pay off the outstanding balance under the Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 23 and "Risk Factors--Need for Substantial Additional Funds; Uncertainty of Additional Funding" on page 13.

  Pending use of the net proceeds, the Company intends to invest such funds in short-term bank deposits and investment grade securities, United States government securities, and other short-term, income-producing securities.

  The foregoing discussion is merely an estimate based on the Company's current business plans. Actual expenditures may vary depending upon circumstances not yet known, such as the time actually required for the Company to reach a positive cash flow, or to successfully develop the Company's products.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its shares of Common Stock and does not anticipate paying any cash dividends on its shares of Common Stock in the foreseeable future. The Company currently intends to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

  The following table sets forth as of September 30, 1998, the actual capitalization of the Company and the as adjusted capitalization of the Company
after giving effect to the sale of     shares of Common Stock offered by the
Company hereby and the application of the estimated net proceeds therefrom at
an assumed initial public offering price of $    . This table should be read in
conjunction with the Financial Statements of the Company included elsewhere in this Prospectus.

                                                         SEPTEMBER 30, 1998
                                                       ------------------------
                                                         ACTUAL     AS ADJUSTED
                                                       -----------  -----------
Debt (1).............................................. $       --      $--
                                                       -----------     ----
Stockholders' equity (2):
  Preferred Stock, $.01 par value --
   5,000,000 shares authorized; none issued and
    outstanding.......................................         --       --
  Common Stock, $.01 par value -- 50,000,000 shares
   authorized; 5,084,281 shares issued and outstanding
   (actual) and     shares issued and outstanding (as
   adjusted) (3)......................................      50,843
  Additional paid-in capital..........................  20,673,431
  Deficit accumulated during development stage........ (14,580,574)
                                                       -----------     ----
    Total stockholders' equity........................   6,143,700
                                                       -----------     ----
    Total capitalization.............................. $ 6,143,700     $
                                                       ===========     ====

--------
(1) In December 1998, the Company entered into (i) a commitment for equipment lease financing and (ii) the Bridge Financing. The Company has not borrowed under either of these debt agreements as of December 15, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 23.
(2) Assumes the amendment of the Company's certificate of incorporation to increase the number of shares of Preferred Stock immediately prior to the completion of the Offering. See "Description of Capital Stock" on page 60.
(3) Outstanding amounts exclude (i) 1,184,210 shares of Common Stock issuable upon exercise of options previously awarded or which may be awarded in the future under the Company's stock option plans; (ii) 724,853 shares of Common Stock issuable upon exercise of warrants issued prior to the
    Offering; (iii)     shares of Common Stock issuable upon exercise of the
    Representatives' Warrants; and (iv) shares issuable upon exercise of the Bridge Warrant. See "Management--Stock Option Plans" on page 50, "Certain Transactions--Financing Activities" on page 58, "Description of Capital Stock--Warrants" on page 60 and "Underwriting" on page 66.

                                    DILUTION

  The net tangible book value of the Company as of September 30, 1998 was $6,141,000, or $1.21 per share of Common Stock. Net tangible book value per share represents total tangible assets of the Company less total liabilities, divided by the total number of shares of Common Stock outstanding. Without taking into effect any changes in the net tangible book value after September 30, 1998, other than to give effect to the sale by the Company of the shares of Common Stock offered hereby at an assumed initial public offering
price of $    per share and the application of the estimated net proceeds therefrom, the net tangible book value of the Company as of September 30, 1998
would have been $    or $    per share. This represents an immediate increase
of $    per share of Common Stock to existing stockholders and an immediate
dilution of $    per share of Common Stock to purchasers of Common Stock in the
Offering ("New Investors"). The following table illustrates this per share dilution:

   Assumed initial public offering price...........................        $
   Net tangible book value per share before the Offering...........  $1.21
                                                                     -----
   Increase in net tangible book value per share attributable to
    New Investors..................................................
                                                                           ----
   As adjusted net tangible book value per share after the
    Offering.......................................................
   Dilution in tangible book value per share to New Investors (1)..        $
                                                                           ====

--------
(1) If the Underwriters' over-allotment option is exercised in full, dilution
    per share to New Investors would be $    per share of Common Stock.

  The following table summarizes as of September 30, 1998 the differences between the existing holders of Common Stock ("Existing Stockholders") and the New Investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration to the Company, and the average price per share paid:

                           SHARES PURCHASED  TOTAL CONSIDERATION
                           ----------------- -------------------     AVERAGE
                            NUMBER   PERCENT   AMOUNT    PERCENT PRICE PER SHARE
                           --------- ------- ----------- ------- ---------------
Existing Stockholders..... 5,084,281       % $23,318,075       %      $4.59
New Investors.............
                           ---------  -----  -----------  -----
  Total...................            100.0% $            100.0%
                           =========  =====  ===========  =====

  The above computations assume no exercise of outstanding options or warrants to purchase Common Stock or of the Underwriters' over-allotment option. See "Description of Capital Stock" on page 60.

                            SELECTED FINANCIAL DATA

  The selected financial data as of December 31, 1996 and 1997 and for the period from inception (July 10, 1996) through December 31, 1996 and for the year ended December 31, 1997 are derived from the audited financial statements of the Company included elsewhere in this Prospectus. The selected financial data as of September 30, 1998, for the nine months ended September 30, 1997 and 1998 and for the period from inception (July 10, 1996) through September 30, 1998 have been derived from the unaudited financial statements of the Company and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of the Company for those periods in accordance with generally accepted accounting principles. The selected financial data for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. The selected financial data for the Predecessor Business for the year ended December 31, 1995 and for the ten months ended October 31, 1996 are derived from the audited statements of certain expenses which are included elsewhere in this Prospectus. The selected financial data for the Predecessor Business for the year ended December 31, 1994 is unaudited, but, in the opinion of the Company, includes all adjustments necessary for a fair presentation thereof. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 22, the Financial Statements and Notes thereto and the "Statements of Certain Expenses" on page F-14, and Notes thereto included elsewhere in this Prospectus.

                         PREDECESSOR BUSINESS(1)
                    -----------------------------------
                         YEAR ENDED         TEN MONTHS
                        DECEMBER 31,           ENDED
                    ----------------------  OCTOBER 30,
                      1994        1995         1996
                    ---------  -----------  -----------
STATEMENT OF
 OPERATIONS DATA:
Operating expenses
 Research and
  development.....  $ 949,346  $ 2,109,802  $ 3,054,503
 General and
  administration..     26,069      585,058      224,399
                    ---------  -----------  -----------
  Operating loss..  $(975,415) $(2,694,860) $(3,278,902)
                    =========  ===========  ===========
Net interest in-
 come
 (expense)........
Net loss..........
Net loss per
 share(2).........
Shares used in
 computing net
 loss per
 share(2).........
                                                     CARESIDE, INC.
                    -----------------------------------------------------------------------------------
                                                               NINE MONTHS             PERIOD FROM
                    PERIOD FROM INCEPTION   YEAR ENDED     ENDED SEPTEMBER 30,     INCEPTION (JULY 10,
                     (JULY 10, 1996) TO    DECEMBER 31,  -------------------------       1996) TO
                      DECEMBER 31, 1996        1997         1997         1998       SEPTEMBER 30, 1998
                    --------------------- -------------- ------------ ------------ --------------------
STATEMENT OF
 OPERATIONS DATA:
Operating expenses
 Research and
  development.....       $ 1,561,847       $ 5,895,465   $ 4,501,489  $ 6,158,973      $ 13,616,285
 General and
  administration..            55,515           640,574       452,431      648,530         1,344,619
                    --------------------- -------------- ------------ ------------ --------------------
  Operating loss..        (1,617,362)       (6,536,039)   (4,953,920)  (6,807,503)      (14,960,904)
Net interest in-
 come
 (expense)........           (20,809)          205,256       172,572      195,883           380,330
                    --------------------- -------------- ------------ ------------ --------------------
Net loss..........       $(1,638,171)      $(6,330,783)  $(4,781,348) $(6,611,620)     $(14,580,574)
                    ===================== ============== ============ ============ ====================
Net loss per
 share(2).........       $     (2.25)      $     (2.04)  $     (1.59) $     (1.48)
                    ===================== ============== ============ ============
Shares used in
 computing net
 loss per
 share(2).........           728,465         3,098,980     3,009,203    4,476,796
                    ===================== ============== ============ ============

                                                 CARESIDE, INC.
                                     -----------------------------------------
                                         DECEMBER 31,
                                     ----------------------  SEPTEMBER 30,
                                        1996        1997         1998
                                     ----------  ----------  -------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-
 term investments................... $   31,041  $1,237,149   $ 4,475,771
Total assets........................  1,192,562   3,140,223     7,609,511
Deficit accumulated during the
 development stage.................. (1,638,171) (7,968,954)  (14,580,574)
Total stockholders' equity
 (deficit).......................... (1,066,818)  2,437,607     6,143,700

--------
(1) The operations data presented for the Predecessor Business represents the research and development and related general and administrative costs incurred by SmithKline Beecham Corporation in connection with certain technology and know-how acquired by the Company on November 7, 1996. See "Statements of Certain Expenses" for the Predecessor Business and Notes thereto on Pages F-14 and F-15
(2) See Note 2 of "Notes to Financial Statements" on Page F-7 concerning the computation of net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Development of the point-of-care technology used in the Careside System began in 1994 at SBCL, a subsidiary of SmithKline Beecham Corporation ("SmithKline"). In November 1996, Careside acquired the Predecessor Business, including intellectual property, equipment and other assets, from SBCL and SmithKline Beecham Diagnostics Systems Co., affiliates of SmithKline, to continue the development of point-of-care diagnostic technology and create a commercial product. As part of the consideration paid for the acquisition, SmithKline became an equity owner in the Company. The SmithKline investment associated with the Careside project has been reflected in the accompanying financial statements as a Predecessor Business.

  Since November 1996, Careside has devoted substantially all of its resources to its research and development activities. The Company has incurred losses since inception. As of September 30, 1998, the aggregate loss incurred was approximately $14.6 million. The Company expects to incur significant losses over at least the next 18 months as it continues its product development activities, completes a pilot marketing program and initiates its marketing efforts.

  Although the CareSide Analyzer and 19 tests are FDA cleared or exempt for use in laboratory testing, the rollout of the Careside System is not expected to take place until the third quarter of 1999. To date, the Company has generated no revenues. The Company expects that its revenue will derive primarily from the sale of disposable test cartridges rather than of the CareSide Analyzer itself.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1998 and 1997

  Research and Development Expenses. Research and development expenses increased to approximately $6.2 million for the nine months ended September 30, 1998 compared to approximately $4.5 million in the same period in 1997. This increase reflects the expanded efforts to complete additional test development and submissions to the FDA.

  General and Administrative Expenses. General and administrative expenses increased to $649,000 for the nine months ended September 30, 1998 compared to $452,000 in the same period in 1997. This increase reflects the increase in the preliminary sales and marketing efforts associated with planned pilot market testing in the second quarter of 1999.

  Net Interest Income (Expense). Interest income was approximately the same for the nine months ended September 30, 1998 as compared to the same period in 1997 at $196,000 and $173,000, respectively. This reflects comparable levels of cash and cash equivalents available for investment.

  Net Loss. The net loss was approximately $6.6 million for the nine months ended September 30, 1998 compared to approximately $4.8 million in the same period in 1997. This increase reflects the increase in research and development and preliminary sales and marketing efforts.

 Years Ended December 31, 1997 and 1996

  Research and Development Expenses. Research and development expenses increased to approximately $5.9 million for the year ended December 31, 1997 compared to approximately $1.6 million for the period from inception through December 31, 1996. This increase reflects a full year of spending as well as the expanded efforts devoted to completing additional test development and submissions of these tests to the FDA.

Combined research and development expenses for the year ended December 31, 1996 for both Careside and the Predecessor Business were approximately $4.6 million.

  General and Administrative Expenses. General and administrative expenses increased to $641,000 for the year ended December 31, 1997 compared to $56,000 for the period from inception through December 31, 1996. This increase reflects the full year impact of general and administrative expense and the costs associated with raising additional capital. Combined general and administrative expenses for the year ended December 31, 1996 for both Careside and the Predecessor Business were $280,000.

  Net Interest Income (Expense). Net interest income was $205,000 for the year ended December 31, 1997 compared to interest expense of $21,000 for the period from inception through December 31, 1996. This reflects the impact of the resulting cash and cash equivalents available for investment after an equity financing in 1997.

  Net Loss. The net loss was approximately $6.3 million for the year ended December 31, 1997 compared to approximately $1.6 million for the period from inception through December 31, 1996. This increase reflects the increase in research and development efforts, a full year of activity and preliminary sales and marketing efforts.

 Years Ended December 31, 1996 and 1995

  Research and Development Expenses. Combined research and development expenses for both Careside and the Predecessor Business were approximately $4.6 million for the year ended December 31, 1996 compared to approximately $2.1 million for the Predecessor Business for the year ended December 31, 1995.

  General and Administrative Expenses. Combined general and administrative expenses for both Careside and the Predecessor Business were $280,000 for the year ended December 31, 1996 compared to $585,000 for the Predecessor Business for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations since inception primarily through the net proceeds from the issuance of Common Stock and with certain short-term borrowings that were subsequently converted into equity securities. As of September 30, 1998, the Company had received net proceeds aggregating approximately $20.1 million from these transactions.

  Net cash used in operating activities was approximately $6.0 million for the nine months ended September 30, 1998, $6.5 million for the year ended December 31, 1997 and $0.9 million for the period from inception through December 31, 1996. Cash used for operations was primarily related to funding expansion of research and development activities as well as the establishment of an administrative infrastructure.

  At September 30, 1998, the Company's principal source of liquidity was approximately $4.5 million in cash and cash equivalents and short-term investments.

  In December 1998, the Company entered into a commitment with an equipment lease financing company regarding a $2.5 million facility, which will be secured by specific equipment assets. Each draw will be a separate loan under the facility. The first draw under this facility line will be secured by existing assets of the Company and is expected to occur prior to the end of 1998. The remaining amount is anticipated to be drawn in 1999 and will be used for the purchase of manufacturing equipment for cartridge assembly. Each equipment loan will have a 48 month term and bears an interest rate of approximately 14% per annum plus an index rate based on four-year U.S. Treasury Notes.

  In addition, in December 1998, the Company entered into an agreement for the Bridge Financing with a maximum principal amount of $3.0 million, of which $1.5 million will be funded on or prior to December 31, 1998. The remaining $1.5 million will be drawn, at the Company's option, prior to January 31, 1999. The Bridge Financing matures upon the earliest to occur of completion of the Offering, a private equity financing of at least $8,000,000 or January 31, 2000. It bears interest at 8% per annum, payable quarterly. The Company issued the Bridge Warrant in connection with the Bridge Financing. The Bridge Warrant will become exercisable on the later of December 17, 1999 or six months after the completion of the Offering for the number of shares of Common Stock which is equal to $750,000 divided by 85% of the initial public offering price per share of the Common Stock in the Offering. The Bridge Warrant has an exercise price of 85% of the initial public offering price. If the Bridge Financing is not repaid by June 30, 1999, the Bridge Warrant becomes exercisable for twice as many shares of Common Stock. The Bridge Warrant will expire on the earlier of December 17, 2005 or four years after the completion of the Offering.

  While the Company believes its sources of liquidity, together with the proceeds of the Offering, will be sufficient to fund its planned operating expenses and capital requirements for approximately 18 months, the Company has incurred negative cash flow from operations since inception and does not expect to generate positive cash flow to fund its operations for at least the next 18 months, if ever. This estimate of the period for which the Company expects its available sources of cash to be sufficient to meet its funding needs is a forward looking statement that involves risks and uncertainties. There can be no assurance that the Company will be able to meet its capital requirements for this period as a result of certain factors set forth under "Risk Factors--Need for Substantial Additional Funds; Uncertainty of Additional Funding" and elsewhere in this Prospectus. In the event the Company's capital requirements are greater than estimated, the Company may need to raise additional capital to fund its research and development activities, to scale-up manufacturing activities and to expand its sales and marketing efforts. The Company's future liquidity and capital funding requirements will depend on numerous factors, including the extent to which the Company's products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding the Company's products, the costs and timing of expansions of sales, marketing and manufacturing activities, procurement and enforcement of patents important to the Company's business, and the impact of competitors' products. There can be no assurance that such additional capital will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. If adequate funds are not available, the Company may be forced to curtail its operations significantly or to obtain funds through entering into collaborative agreements or other arrangements on unfavorable terms. The failure of the Company to raise capital on acceptable terms when needed could have a material adverse effect on the Company's business, financial condition or results of operations.

INCOME TAXES

  As of December 31, 1997, the most recent tax years completed, the Company had $686,000 and $129,000 of net operating loss and research and development credit carryforwards, respectively for Federal income tax purposes, which expire at various dates between 2011 and 2013. These amounts reflect different treatment of expenses for tax reporting than are used for financial reporting. As of December 31, 1997, the Company had capitalized approximately $6.5 million of research and development expenses for Federal income tax purposes. The Tax Reform Act of 1986 (the "Tax Act") contains certain provisions that may limit the Company's ability to utilize net operating loss and tax credit carryforwards in any given year if certain events occur at which time cumulative changes in ownership interests exceed 50% over the three year period prior to the event. Careside experienced a change in ownership interest in excess of 50% as defined under the Tax Act upon the first closing of its 1997 equity financing. The Company does not believe that this change in ownership will impact the Company's ability to utilize its net operating loss and tax credit carryforward. There can be no assurance that ownership changes in future periods will not significantly limit the Company's use of its existing or future net operating loss and tax credit carryforwards.

YEAR 2000 COMPLIANCE

  The Company has identified its Year 2000 risks in three major categories: internal business operations software; software utilized within the CareSide Analyzer; and software used by its external suppliers and partners.

  Many of the Company's computers and software have been recently acquired. The Company has relied on the efforts of computer and software vendors to make their latest hardware and software releases Year 2000 compliant. As a result, no incremental material compliance cost is expected to be incurred in this area.

  Development work on the CareSide Analyzer has occurred since the widespread recognition of the Year 2000 issue. Electronic components and software written have been specified to avoid the Year 2000 issue. The Company plans to issue software updates for the CareSide Analyzer on a routine basis to add additional tests to the menu. If an unforeseen Year 2000 issue arises, Careside could distribute compliant software to its customers at little or no incremental cost as part of these routine updates.

  The Company inquires regularly regarding the Year 2000 program status of critical suppliers. To date, Careside believes that its suppliers either are or will be Year 2000 compliant. The Company expects to establish appropriate contingency plans by mid-1999 in the event certain key suppliers are not year 2000 compliant. These contingency plans could include utilizing alternative suppliers or building inventory of critical parts as appropriate. The Company does not anticipate any incremental material costs if it is required to implement its contingency plans.

  The primary cost associated with Year 2000 compliance has been and is expected to be the Company's management time. It is not possible to measure the opportunity cost for this time expenditure.

  Despite the Company's activities in regards to Year 2000 compliance, there can be no assurance that Year 2000 problems will not result in interruption or failure of certain normal business activities or operations. Any failure or interruption could have a material adverse effect on the Company's results of operations, liquidity or financial condition.

                                    BUSINESS

GENERAL

  Careside is developing and commercializing a proprietary point-of-care blood testing system. The Careside System provides cost-effective, accurate test results within 10 to 15 minutes at the "point-of-care," or near the patient, for a broad menu of routine blood tests. Because it provides rapid test results, the Careside System can also perform blood tests required on a "stat," or immediate basis. The Careside System performs tests in four different test categories (chemistry, electrochemistry, coagulation and immunochemistry) within a single testing instrument. No other point-of-care product currently in the market offers as broad a menu of tests or combines all four test categories. The Company's goal is to make the Careside System the standard of care in routine and stat blood testing. If we are successful, diagnostic information will travel more rapidly and healthcare costs for physicians, providers and payers will be reduced.

  The Careside System consists of the CareSide Analyzer, disposable test cartridges and a separate hematology testing device to be manufactured by a third party. The Careside System is easy to use and can be operated by a non-technical person. Its software will enable the user to capture all data required to comply with the Clinical Laboratory Improvement Amendments of 1988. CLIA governs quality assurance and quality control ("QA/QC") processes and reporting for healthcare providers.

  The United States Food and Drug Administration has granted pre-market clearance for the CareSide Analyzer and pre-market clearance or exemption for 19 blood tests for laboratory use. Prior to the Careside System's launch in the third quarter of 1999, Careside will conduct pilot marketing studies in certain market segments. The Company expects the pilot studies to demonstrate how potential customers will use the Careside System and its cost-effectiveness. The Company will also use the pilot study results to obtain FDA designation of the Careside System for point-of-care use by non-technical personnel. At product launch, the Company expects to have the CareSide Analyzer and over 50 tests (including nine hematology tests) cleared or exempt for laboratory use. As the Company expands its marketing efforts in the fourth quarter of 1999, Careside expects to have all of its tests cleared for point-of-care use as well. The Company believes that the Careside System's planned menu represents over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered out-patient blood tests. The Company plans to market and distribute the Careside System in the United States through its own sales force and through SmithKline Beecham Clinical Laboratories, Inc.

  The Company has utilized strategic partners with specific design expertise and state-of-the-art technology in order to develop the Careside System rapidly and on a cost-effective basis. The Company has agreements with (i) Fuji Photo Film Co., Ltd. for the supply of its dry film based chemistry reagents during the Careside System's development stage, (ii) Diagnostic Reagents, Inc. ("DRI") to supply immunochemistry reagents and technology during the Careside System's development stage, (iii) International Technidyne Corporation ("ITC") for the joint development of coagulation reagents in the and (iv) UMM Electronics, Inc. to design and manufacture the CareSide Analyzer. The Company is negotiating long-term supply agreements with Fuji and DRI. In addition, the Company previously contracted with Hauser, Inc. ("Hauser") for the design of the Careside System and with Battelle Memorial Institute ("Battelle") for the design of the system's disposable test cartridges and their automated assembly manufacturing system.

  In November 1996, the Company acquired the assets and contracts used in the Predecessor Business, including intellectual property, equipment and other assets, from SBCL and SmithKline Beecham Diagnostic Systems Co., both affiliates of SmithKline Beecham Corporation, to continue the development of point-of-care diagnostic technology and to create a commercial product. Several senior members of SBCL's management team worked on this point-of-care project at SBCL, including Careside's Chief Executive Officer, are now part of the executive management team of Careside. The Company continues to have a business relationship with SBCL through a distribution and supply agreement. This agreement gives SBCL, as a commercial laboratory, exclusive distribution rights within the commercial laboratory industry in the United States and certain foreign countries. It also gives SBCL other non-exclusive distribution rights, including the right to use the Careside System in its patient service centers where blood is drawn.

MARKET OVERVIEW

  According to industry data and estimates, the worldwide market for in vitro testing (which includes testing of all body tissues and fluids) was $18.3 billion in 1997 and is expected to grow to $20 billion in 2000. The United States and Canadian market for in vitro testing is approximately 40% of the worldwide market. Careside believes its market opportunity is to convert a reasonable portion of the United States and Canadian blood testing market to point-of-care testing.

  Most routine blood tests are sent to a centralized location, either a commercial or hospital laboratory, for processing. In these centralized laboratories, large blood analyzers reduce individual test costs by producing high volumes of test results. Commercial laboratories provide approximately 27% of all in vitro diagnostic testing services, hospital laboratories provide approximately 63%, and the balance is provided in physician's offices. Commercial laboratories are currently the low cost provider of blood testing services due primarily to economies of scale in testing multiple samples in large analyzers, producing low direct per test costs. However, administrative and logistic issues limit their ability to provide test results in less than 24 hours without a significant pricing premium. Hospital laboratories typically provide same day test results but are not as cost-efficient as commercial laboratories. They must remain open 24 hours per day regardless of actual use in order to respond to critical patient needs. With insufficient testing volume to absorb laboratory operating expenses and capital costs, tests performed in hospital laboratories are more expensive.

  Currently, commercial laboratories' testing expenditures relate predominantly to labor intensive functions such as distribution, customer service, general administration, communication technology and preparation of the blood sample. There are numerous steps involved in obtaining test results from commercial laboratories. Blood samples are collected throughout the day from a variety of sources including hospitals, physicians' offices, nursing homes and home care agencies. The samples are transported to the laboratory, usually with special care in packaging to preserve sample integrity. After the samples arrive at the laboratory, several administrative tasks are necessary as thousands of samples are processed daily. Each sample is split into tubes that are then sorted for testing in multiple large analyzers. The high throughput analyzers require the attention of highly skilled technicians to prepare reagents, prime multiple pumps, calibrate, prepare and load blood samples, conduct centrifuge operations, process measurement data and report results. This complex process must be tightly controlled at each step to ensure both administrative and analytical accuracy. Tests are generally run overnight and results are sent back to the healthcare provider the following day. This factory-like process limits the ability to provide test results in less than 24 hours. If results are required sooner, certain laboratory operations must be interrupted, resulting in a significant cost addition.

  The process in hospital laboratories is very similar. Blood samples are typically collected in the early morning with tests performed late morning and early afternoon and results returned within four to five hours. However, in many instances, hospitals must respond to critical patient conditions and conduct tests on an immediate basis in order to support the healthcare provider when a patient's condition is life threatening. These stat tests must be able to be processed 24 hours a day, requiring the hospital laboratory to remain open whether or not any tests are being conducted. Individual hospital laboratories are not as cost-efficient as commercial laboratories as they must be open 24 hours per day while lacking sufficient test volume to absorb laboratory operating expenses and capital costs.

  Many physician's offices currently outsource their testing to commercial laboratories. This practice is largely the result of the enactment of CLIA in 1988. CLIA was an attempt to ensure the quality and reliability of laboratory test results by placing more stringent administrative and regulatory burdens on testing conducted in the physician's office. Under CLIA, technicians conducting complex tests must meet detailed proficiency requirements and must have established well-defined QA/QC programs. For most individual physicians, diagnostic testing has become too burdensome and costly to justify its being done in the office.

  Managed care has put substantial pressure on healthcare providers to reduce costs and to treat patients using clinical treatment protocols that have been developed for many chronic and acute illnesses. These protocols frequently contain diagnostic tests that are used to help avoid the occurrence of acute episodes of illness. Diagnostic blood and urine testing are two of the major tools used in these protocols for early detection and ongoing evaluation of treatment efficacy. Although these pressures should increase testing volume, managed care providers and other payers are becoming more stringent by only reimbursing tests for which there is a clear medical need. This should continue to put pressure on healthcare providers to order individual diagnostic tests instead of "panels," or groups, of tests performed at one time. Managed care providers and payers will reimburse all tests in a panel only if there is a clear medical need for each. As managed care pressures mount to perform only medically necessary tests, reimbursement rates for individual tests have been decreasing, requiring the healthcare provider and the testing laboratory to be even more cost-effective. Therefore, the Company believes that, because the Careside System performs single reagent testing and offers packages of test reagents that are based on third party payer approved panels of tests, it will be well received by managed care organizations and other payers.

  The limitations in the hospital and commercial laboratory testing areas have given rise to a growing point-of-care testing market. The initial products in the market have targeted stat point-of-care testing devices which are placed in emergency rooms or critical care units. While immediate test results benefit the patient and the healthcare provider, current point-of-care testing devices have added costs to the system as the hospitals must continue to operate a central laboratory using equipment that conducts the same stat tests as well as a much broader menu of tests required for routine care. Furthermore, current point-of-care devices have not attempted to provide customers with the QA/QC data storage and retrieval capabilities necessary for CLIA requirements, which limit their utilization outside of the licensed laboratory market. The Company believes that testing devices that simplify the work required to complete a test and provide QA/QC capabilities make physician office laboratory testing more marketable to the physician.

  The Company believes that an easy-to-use diagnostic blood testing system offering a broad menu of accurate point-of-care tests with built-in QA/QC features can respond to the substantial unmet needs in the diagnostic testing marketplace. The Company expects that the Careside System will be able to perform all of the most commonly ordered out-patient blood tests. Consequently, it will enable healthcare providers to shift centralized laboratory services to the point-of-care and outsource other tests as necessary.

CARESIDE'S SOLUTION

  The Company believes that the Careside System provides the solution to the limitations of centralized laboratories and existing point-of-care blood testing devices. In addition, the Company believes the features of the Careside System will enable healthcare providers not currently conducting blood tests to start providing this service. The following are the reasons why:

  . Comprehensive Test Menu--The Careside System will offer a broad menu of the most commonly ordered blood tests, including stat tests. The Careside System performs tests in four different test categories (chemistry, electrochemistry, coagulation and immunochemistry) within a single testing instrument. By the time of product launch, over 50 tests (including nine hematology tests) are expected to be available, which the Company believes substantially exceeds the capabilities of any other point-of-care device currently on the market. In addition, the Careside System will include a separate hematology testing device manufactured by a third party.

  . Cost-Effective Results--The Careside System is designed to provide test results that are cost competitive with commercial laboratories, the lowest cost alternative currently available in the market.

  . Rapid Test Results--The Careside System furnishes test results within 10 to 15 minutes from the time blood is drawn from the patient. The Careside System can test from one to six cartridges in this time period. By comparison, 24 hours or more may elapse before a healthcare provider has in hand the results of blood tests performed at commercial laboratories, and four to five hours may elapse before results are in the provider's hands for a blood test performed at a hospital laboratory.

  . Equivalent Technology--The Careside System uses many test methods that are the same as those used in hospital and commercial laboratories. The Careside System's technology is a miniaturization of the technology in the largest testing devices utilized by centralized laboratories.

  . Embedded QA/QC--The CareSide Analyzer has operating software designed to assist in meeting QA/QC documentation requirements of CLIA.

  . Ease of Use--The Careside System can be easily operated and maintained by non-technical personnel. The test process does not require separate centrifuging or sample splitting, and has automatic dosing and mixing of the patient's blood sample with reagents within the cartridges.

  . Practice Enhancement--The Careside System's rapid test results enable a provider to make clinical decisions more quickly, see more patients, eliminate time spent reviewing records and making follow-up calls, and improve patient satisfaction and quality of care. Healthcare providers can also increase their revenues by performing and billing for tests themselves.

CARESIDE'S STRATEGY

  Careside's goal is to make point-of-care testing with the Careside System the standard of care in all blood testing. If we are successful, diagnostic information will travel more rapidly and reduce healthcare costs for physicians, providers and payers will be reduced. The following are the key elements of the Company's strategy to achieve its objective:

  PROVIDE THE UNIQUE POINT-OF-CARE SOLUTION. Most point-of-care companies have focused solely on the stat testing market with a limited number of tests. In contrast, the Company has developed the Careside System to replace large analyzers and decentralize testing to the point-of-care. As an illustrative analogy, the Company believes that centralized laboratory testing is like using a mainframe computer, whereas point-of-care testing is like using a desktop personal computer. Unlike the "mainframe computer-based" approach of large hospital and commercial testing laboratories, the Careside System creates a "personal computer-based" solution for blood testing. The Company believes this will enable hospitals and other healthcare provider-sponsored laboratories to replace their centralized testing services with decentralized point-of-care technology on a cost-effective basis with test results available in 10 to 15 minutes. After the Careside System's launch, the Company intends to continue to build its test menu so as to have the broadest test menu of any point-of-care system on the market. Its unique menu will combine four different test categories (chemistry, electrochemistry, coagulation and immunochemistry) into a single testing instrument.

  SATISFY HEALTHCARE SYSTEM NEEDS. The Careside System is designed to meet the various needs of each of Careside's targeted customer markets. Important factors for hospitals will include quality of test result, ease of use, impact on personnel, benefits to patients and whether it provides a better cost alternative than the central hospital laboratory. For physician group practices, the Careside System will offer improvements in daily office routine, greater convenience, enhanced patient satisfaction, and new revenue opportunities. For the nursing home and home care markets, which traditionally outsource testing services, the Careside System will offer improved turnaround time on test results, individualized testing, cost savings or revenue opportunities, and improved patient services. The Company believes that the Careside System will enable healthcare providers to replace their centralized testing services with decentralized point-of-care technology on a cost-effective basis. A key component of this strategy is that the Company's Chief Executive Officer has over 20 years experience as a senior executive of several large hospitals where hospital laboratory costs were a significant issue, as well as over four years experience as President of SBCL. See "Management."

  LEVERAGE EXPERTISE OF STRATEGIC PARTNERS. The Company expects to continue to work with its strategic partners, such as Fuji and UMM, who have already developed specific expertise and state-of-the-art technology. Fuji supplies chemistry and electrochemistry test reagents for the Careside System's proprietary test cartridges and the Company has contracted software development and device manufacturing to UMM. With these and other strategic partners, the Company expects to be able to develop new tests on a rapid, cost-effective basis.

  SYSTEMATIC COMMERCIAL ROLLOUT. The CareSide Analyzer and 19 tests are cleared for marketing in the United States for use in licensed laboratories. The Company's initial product launch is not planned until the third quarter of 1999, at which time over 50 tests are expected to be cleared or exempt by the FDA. In the second quarter of 1999, the Company intends to conduct pilot site marketing studies in certain of its targeted market segments to determine utilization patterns, demonstrate cost-effectiveness and develop a "franchise book." The "franchise book" will be a tool for customers to follow in order to take the appropriate steps in establishing diagnostic testing services using the Careside System. In addition, the pilot sites will provide validation testing necessary to obtain FDA clearance of tests for point-of-care use by non-technical personnel. Currently, the Company has arranged for APRIA Healthcare (one of the largest United States providers of home care services), three hospitals through Child Health Corporation of America and a physician group practice to serve as pilot sites. Careside plans to market and distribute the Careside System in the United States through its own sales force and SBCL. The Company believes this systematic commercial rollout improves the chances of having a successful product launch.

                     STATUS OF CARESIDE PRODUCT DEVELOPMENT

                                                                                          TECHNOLOGY
           PRODUCT                              REGULATORY STATUS                           PARTNER
----------------------------------------------------------------------------------------------------
      CareSide Analyzer      Cleared under Section 510(k) of the FDC Act for use in           UMM
                             licensed laboratories. Section 510(k) clearance for            Hauser
                             point-of-care use will be applied for based on data to
                             be gathered during marketing pilot program.
----------------------------------------------------------------------------------------------------
  Disposable Test Cartridges Test cartridges are integral to approval of the tests         Battelle
                             listed below. Chemistry, electrochemistry and
                             coagulation cartridges have been developed. The
                             immunochemistry test cartridge is in development.
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

                              CLEARED/EXEMPT FOR      PLANNED 1998    PLANNED 1999
        TEST CATEGORY           LABORATORY USE*       SUBMISSIONS      SUBMISSIONS
----------------------------------------------------------------------------------------------------
          Chemistry          Glucose               AST                Carbon Dioxide         Fuji
                             BUN (Urea Nitrogen)   Amylase            Ionized
                                                                      Calcium
                             Creatinine            Total Calcium**    Bilirubin,
                                                                      Direct
                             BUN/Creatinine        Alkaline           Magnesium
                             Ratio                 Phosphatase
                             Albumin               Osmolality (Chem-  Hemoglobin
                                                    Echem)
                             A/G Ratio (calc.)                        Direct LDL-
                                                                       cholesterol
                             Globulin (calc.)                         Ammonia
                             Total Cholesterol                        Anion Gap
                                                                       (Chem -Echem)
                             HDL-Cholesterol                          Creatine
                                                                      Kinase
                             LDL-Cholesterol                          Creatine
                             (calc.)                                   Kinase MB
                             Cholesterol/HDL                          %CKMB
                              Chol
                              Ratio
                             GGT
                             ALT
                             Total Bilirubin
                             Phosphorus
                             Total Protein
                             Uric Acid
                             Triglycerides
                             LDH                   **Submitted,
                                                    pending approval
----------------------------------------------------------------------------------------------------
       Electrochemistry                            Chloride                                  Fuji
                                                   Potassium
                                                   Sodium
----------------------------------------------------------------------------------------------------
         Coagulation                                                  aPTT                    ITC
                                                                      Fibrinogen
                                                                      PT
                                                                      Thrombin Time
----------------------------------------------------------------------------------------------------
       Immunochemistry                                                Digoxin                 DRI
                                                                      Theophylline
                                                                      Phenytoin


* Clearance or exemption for point-of-care use by non-technical personnel is expected based on submissions after the Company's pilot marketing studies.

                                                                           TECHNOLOGY
        PRODUCT                     REGULATORY STATUS                       PARTNER
---------------------------------------------------------------------------------------------------
  Hematology Testing   In development; Section 510(k) submission     Independent third
   Device              anticipated to be filed in 1998.              party with whom the
                                                                     Company is
                                                                     negotiating a supply
                                                                     agreement
---------------------------------------------------------------------------------------------------
  Careside Cable       Development planned for first quarter of               UMM
  Interface between    1999 after availability of the Hematology
  the CareSide         Testing Device.
  Analyzer and the
  Hematology Testing
  Device
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
  Hematology Tests
  Platelet count       All hematology tests will be submitted with   Independent third
                       the filing of the Hematology Testing Device   party with whom the
                       under Section 510(k) in 1998 for laboratory   Company is
                       and point-of-care use.                        negotiating a supply
                                                                     agreement
  Lymphocyte/Monocyte
   Count
  %
   Lymphocyte/Monocyte
   Count
  Total Granulocyte
  Count
  % Total Granulocyte
  Count

  White Blood Cell
  Count
  Hematocrit
  Hemoglobin
  MCHC

THE CARESIDE SYSTEM

  The Careside System is comprised of an instrument, the CareSide Analyzer, and a series of disposable, diagnostic test cartridges designed for the accurate determination of a wide variety of commonly ordered chemistry, electrochemistry, immunochemistry, and coagulation tests. In addition, the Careside System will include a separate hematology testing device manufactured by a third party. The chart on page 31 summarizes the status of tests that the CareSide Analyzer is intended to perform.

 The CareSide Analyzer

  The CareSide Analyzer is approximately 13 inches tall by 12 inches wide and 11 inches deep and weighs about 17 pounds. The exterior is made of high impact resin plastic. The top of the CareSide Analyzer consists primarily of a touch screen, on an ergonometric angle, on which the user inputs patient, physician, and billing information, the tests to be conducted and any pertinent desired commentary. Alternatively, a separate keyboard is available if the user so desires. The Company believes that the CareSide Analyzer's user interface software is a significant strategic advantage. The software includes extensive user interface applications in addition to its QA/QC capabilities which are equal to those required of central laboratories. The QA/QC software stores and interprets the quality control data generated using the embedded electronic QC system in the CareSide Analyzer as well as the traditional wet testing QC approach for test cartridges. After testing, QC data is flagged when out of limits and plotted on graphical charts for ease of review. A set of five re-usable and proprietary quality control QC test cartridges will be provided with each instrument that allows the user to perform automated, electronic quality control for all electrochemistry, chemistry, coagulation and immunochemistry test categories. These reusable QC test cartridges will replace traditional QC which involved running multiple levels of commercial plasma specimens for all the tests on the system. The software utilized by the CareSide Analyzer is designed to govern testing of one patient at a time, perform QA/QC documentation and conduct the test ordering processes. It also contains a security system that is CLIA compliant. The user interface system can be customized for each particular customer.

  The process for using the CareSide Analyzer is streamlined and partially automated compared to conducting tests in large commercial blood diagnostic testing laboratories. The Careside System can be operated by non-technical personnel. The operator will first select one or more test cartridges from inventory depending on the tests ordered by the attending healthcare provider. Most cartridges will contain one test, but some cartridges will contain two or three tests. Up to six cartridges of a single patient's blood can be tested at the same time. See "--Disposable Test Cartridges." The Careside System is currently capable of conducting a maximum of eight tests per patient in a single 10 to 15 minute test cycle. When the development of additional multi-test cartridges is completed, the Careside System will be able to handle 13 tests in a single 10 to 15 minute test cycle. To prepare or "sample" a cartridge, the operator will drop a small amount of the patient's drawn blood into the test cartridge with a pipette or other standard transfer device. The operator will then simply load the sampled test cartridges into the instrument. Any combination of cartridges can be loaded in any order, thus enabling the operator flexibility to perform individual tests or customized panels. This flexibility is designed to minimize waste by allowing the operator to run only the tests ordered by the provider rather than traditional pre-set and fixed panels that may contain unnecessary tests. This feature is particularly responsive to the current and expected future requirements of third party payer. See "--Third Party Reimbursement."

            ROUTINE BLOOD ANALYSIS PROCEDURE: THE CARESIDE SOLUTION

  [DRAWING OF BLOOD BEING     [DRAWING OF TEST CARTRIDGE [DRAWING OF DISCUSSION OF
  INSERTED INTO TEST          BEING INSERTED INTO        TEST RESULTS BETWEEN
  CARTRIDGE]                  CARESIDE ANALYZER]         CAREGIVER AND PATIENT]
  1. Draw blood. Place a few  2. Using the touch-screen  3. 10 to 15 minutes later,
  drops of whole blood into   or keyboard, input         CareSide Analyzer provides
  the cartridge sample well.  demographic information    test results via print
                              and select tests to be     card, screen, and/or
                              performed. Insert          electronic data transfer.
                              appropriate cartridges and Caregiver reviews test
                              press start.               results with patient.

  After the operator inputs patient information and test orders, the instrument will automatically perform the tests and record and display or print the results. To perform the tests, the CareSide Analyzer undertakes cycles for heating, centrifuging and several types of reading. The cycle time from the moment the cartridge is dosed with whole blood and placed into the CareSide Analyzer to final test result is approximately 10 to 15 minutes for chemistry, electrochemistry, immunochemistry or coagulation tests, or any combination of these tests. A standard Chem 7 panel (sodium, potassium, chloride, carbon dioxide, glucose, creatinine and urea nitrogen) can be performed in approximately ten minutes and will utilize five cartridges (sodium, potassium and chloride tests are on one cartridge and they are always ordered in combination). At the conclusion of the test, the CareSide Analyzer ejects the cartridges into a waste container for later disposal in appropriate biohazard vessels.

  Test results are available to the healthcare professional in several ways from the CareSide Analyzer. A self-adhesive label can be printed with test results for direct transfer to the patient's chart. Each CareSide Analyzer also incorporates a floppy disk drive so that information can be downloaded from the instrument for analysis. An additional electronic output method is through use of the rs-232 port on the rear of the machine. The Company expects to routinely work with its customers to program an appropriate software interface into the CareSide Analyzer to allow information to be directly transferred electronically into the user's data system.

 Disposable Test Cartridges

  Each test cartridge is designed for a single use and is designed to perform reagent and specimen temperature equilibration, sample separation, sample metering, sample dispensing, test incubation and facilitation of result detection. Each cartridge contains all reagents necessary to perform a reagent measurement on a serum, plasma or whole blood sample. The proprietary cartridges are each approximately 2.5 inches long and 1.5 inches wide and are comprised of layers of molded plastic with channels for application of the sample to the reagent. When stored in refrigerators, the cartridges are expected to have a maximum of an 18 month shelf life. The cartridges are placed in the CareSide Analyzer directly from the refrigerator after sample dosing. The first four minutes of the test cycle warms the test cartridges to the appropriate test temperature. If necessary, the CareSide Analyzer then spins the cartridges using centrifugal force and capillary action to separate the serum or plasma from the whole blood and to move the sample along the cartridge channels. Excess sample is deposited in an overflow well. A measured amount of sample remains in the metering passage and is dispensed onto the reagent film or mixed with wet reagent pushed from an interior pouch. Each test cartridge is designed to be airtight to prevent ventilation spoilage of the blood sample.

  The three basic types of measurements that will be made are spectral transmittance, reflectance and electrochemical. In the case of the chemistry cartridge, the CareSide Analyzer's platter spins the cartridge containing the dry film, which will turn color from reaction with the blood element, over LED/photodiode pairs so that multiple reflectance tests can be performed. In the case of coagulation and immunochemistry tests, the cartridge is spun over the same LED/photodiode pairs which shine through a prismatic cuvette built into the cartridge. The light transmission is then read by the CareSide Analyzer. In the case of electrochemistry, the test is done on whole blood, before the other cartridges are centrifuged. The CareSide Analyzer contains ion specific electrodes which interact with the proprietary electrochemistry cartridges to yield the test result.

  The disposable test cartridges have a number of key features that the Company believes contribute to the Careside System's reliability, speed, low cost and accuracy of analysis. These include:

  . Unique Cartridge Design. Specimen preparation, calibration and test performance are incorporated in an inexpensive plastic cartridge. Where necessary, the cartridge design incorporates storage and measured delivery of reagents and electrolytes for mixing with the patient's sample prior to analysis. Cartridges are loaded into the instrument manually and are designed so that they can be inserted in only one direction to avoid error.

  . Ease of Sampling. Sampling is automatic and requires small volumes (approximately 75 to 150 microliters (ul) of whole blood) as compared to current approaches requiring much larger amounts. The dosing process requires the tester to fill the cartridge well to a point indicated on the cartridge. Hence, no measurement of the blood sample is required by the tester.

  . Built-in Centrifuge. Separation of plasma from whole blood, as required for many tests, is accomplished in the cartridge after placement in the CareSide Analyzer, so that a separate centrifugation step is unnecessary.

  . Flexibility in Testing. One, two or three tests may be contained in each cartridge. Single and three test cartridges have been designed and manufactured. Two test cartridges have been designed, but have not yet been manufactured and used in testing. Multi-testing capability in a single cartridge is unique among point-of-care instrument makers. The complications (added cost and tests done without a physician order) of using test panels containing unnecessary tests is avoided.

  . QA/QC Features. All test cartridges are bar-coded for test identification. The bar codes contain the type of test cartridge, as well as a lot number, expiration date and self-calibration information (all CLIA requirements). The data from the cartridge's bar code will be read and stored in the CareSide Analyzer. As each test is completed, it becomes part of the CLIA documentation. Because each cartridge contains an identifying bar code which is read by the instrument, the order in which the cartridges are loaded is immaterial. The Careside System will check that the ordered tests and the cartridges entered in the device match.

 Test Menu

  The CareSide Analyzer combines chemistry, electrochemistry, coagulation and immunochemistry testing in a single testing instrument. In addition, the Careside System will include a separate hematology testing device manufactured by a third party. The Company is not aware of any other point-of-care blood testing system on the market that has this combined capability.

  Chemistry Tests. Chemistry tests are used to assess general health status as well as to diagnose and monitor diseases of the major organ systems such as the heart, liver, kidney, blood, pancreas, endocrine and bone. The film chemistry cartridges contain dry chemistry reagents (stacked one on top of the other if required for the test) which, when they react with the sample, generate an optical remission level that correlates to the concentration of the reagent being measured. Within a few minutes after the sample has been applied, a colored dye is produced. The color intensity of the dye is measured by reflectance and, through calibration information coded in the instrument and on the test cartridge, a test result is generated.

  The Company has an agreement with Fuji for the use of its dry film chemistry reagent technology during the Careside System's development stage and is currently negotiating a long-term supply agreement with Fuji. Although in dry form, the film uses the same technology as the wet reagent technology used in high volume commercial analyzers. The Company anticipates that the long-term agreement will continue to provide Careside with an exclusive supply of Fuji's dry film chemistry reagents for use in the Company's point-of-care system. Under the current development-stage agreement, Fuji has agreed to supply this reagent technology for more than 25 chemistry tests, and the Company has agreed to purchase dry chemistry reagents exclusively from Fuji. See "--Sales and Marketing--International Sales." Fuji is also developing four additional chemistry tests at its expense. Any additional tests that Fuji develops may be available to the Company over the period of the agreement which runs through 2003 and thereafter is automatically renewed on an annual basis. If the Company fails to obtain the necessary regulatory clearances for 80% of the 39 tests specified in the contract by the end of 1999, the Company's rights become non-exclusive.

  Electrochemistry Tests. Like chemistry tests, electrochemistry tests, produced by Fuji pursuant to its agreement with the Company, are used to assess general health status and to diagnose and monitor diseases of the major organ systems such as the heart, liver, kidney, blood, pancreas, endocrine and bone. The electrochemistry cartridge contains an ion specific electrode slide. When the slide reacts with the sample, it generates potentiometric values that correlate to the concentration of sodium, potassium and chloride in the sample. The test compares an electrochemical signal generated from a reference solution to a similar signal generated from the patient's blood. The reference solution is a liquid contained in a pre-filled pouch embedded in the cartridge. One side of the ion specific electrode slide is exposed to a reference solution during the testing sequence and the other side is exposed to the patient's whole blood. The CareSide Analyzer reads the difference between the two, thereby generating the test result.

  Coagulation Tests. Coagulation testing assesses the ability of a patient's blood to coagulate. Coagulation is the series of events that leads to the formation of a blood clot. Tests of prothrombin time ("PT") and activated partial thromboplastin time ("aPTT") are the primary coagulation tests used by both physicians and hospitals.

  Reagents from the coagulation test cartridge are contained in a prismatic cuvette and in a pouch. Plasma is delivered to the cuvette by pressurization of the membrane on the cartridge. A second reagent, such as a buffer or calcium chloride, is added via the pouch. Light is then transmitted through the cuvette. The coagulation reaction causes a change in the turbidity of the plasma that is detected optically by the CareSide Analyzer. The time at which this optical change occurs is reported out as the coagulation time.

  The Company is co-developing coagulation reagent technology for PT and aPTT tests with ITC. ITC has agreed that such reagent technology may be used by the Company in the CareSide Analyzer on an exclusive basis. However, ITC will retain the exclusive right to use the technology in the field of point-of-care devices that perform coagulation testing only. ITC will also initially manufacture the coagulation reagent and load it in the cuvette for the Company.

  Immunochemistry Tests. Immunochemistry tests are used for the diagnosis of drug effectiveness for heart, thyroid analysis and for other purposes. To date, immunochemistry systems have had limited penetration in the point-of-care market, because they are difficult to use, related instrumentation is expensive, reagents are costly and assay times are long. The Company is in the process of developing its immunochemistry test cartridge.

  The immunochemistry test cartridge is identical in form and function to the coagulation test cartridge except that a much smaller sample size is delivered to the prismatic cuvette. The reagents in the cuvette and pouch are different for each immunochemistry test. The CareSide Analyzer measures a rate of change or endpoint in turbidity depending on the test. The rate of change or endpoint is converted to concentration from calibration information coded in the instrument and on the test cartridge, generating a test result. The Company has entered into an agreement with DRI in which DRI agreed to supply immunochemistry reagents during the Careside System's development stage. The Company is currently negotiating a long-term supply agreement with DRI.

  Hematology Tests. The Company expects to expand the Careside System's capabilities by adding nine hematology tests, which will be performed on a separate device manufactured and supported by a third party. It is expected that this device will be electronically connected to the CareSide Analyzer via a cable interface to take advantage of the CareSide Analyzer's extensive ordering, data storage, clinical records and QA/QC capabilities.

 Future Developments

  The Company intends to have the broadest menu of any point-of-care blood testing device and plans to continue to develop tests for the Careside System. At product launch, the Careside System's menu is expected to include over 50 tests (including nine hematology tests) representing over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered out-patient blood tests. Even though the Company's point-of-care technology will not be capable of conducting every test potentially ordered by a healthcare provider, the Company believes that, over time, its planned menu will provide over 90% of all out-patient tests in many clinical settings, and up to 60% of tests commonly ordered in in-patient settings. For tests not performed by the Careside System, healthcare providers would order tests from either a hospital laboratory or a commercial laboratory.

  The Company also plans to add enhancements to the Careside System in the future, including the ability for the blood sample to be drawn from the patient and to be loaded into a test cartridge automatically. This will eliminate the need for a person to handle an open tube containing the patient's blood. The Company is also evaluating alternative methods of immunochemistry testing, such as the use of high precision latex beads for the development of large molecule immunoassays using the particle enhanced immunoturbometric technique. Also designed and under development is a multi-test cartridge that will be able to perform two or more film tests simultaneously on one cartridge. The CareSide Analyzer's detection technology is capable of extensive menu expansion. This gives the Company the ability to add traditional chemistry, coagulation and small molecule immunoassay tests such as screening tests for drugs of abuse. Careside expects to develop additional tests in the large molecule immunoassay field such as prostate specific antigen ("PSA") for prostate cancer and Troponin for heart attacks and tests for infectious diseases such as Strep A and Chlamydia.

SALES AND MARKETING

  The Company's marketing strategy is to position the Careside System as the blood testing system of choice by demonstrating to hospitals the benefits of decentralized blood testing, and by providing other healthcare providers with a profitable and cost-effective alternative to central laboratory testing. In the second quarter of 1999, the Company intends to conduct pilot site marketing studies with hospitals, home care organizations and physician group practices to determine utilization patterns, create a "franchise" book, demonstrate cost-effectiveness and obtain FDA designation of the Careside System for point-of-care use. The Company currently plans to roll out its system in the third quarter of 1999 through SBCL pursuant to its distribution and supply agreement. Commencing in the fourth quarter of 1999, the Company intends to employ its own sales force to sell the Careside System to hospitals, nursing homes, home care organizations and larger physician group practices. At the time of product rollout, Careside's goal is to have the most comprehensive menu of tests available in any single point-of-care system.

  The Company's key targeted market segments are as follows:

  Hospitals. There are over 5,000 acute care hospitals in the United States. Laboratory testing services required by hospitals are usually provided by a central hospital laboratory, which services all of the hospital's testing needs as well as the testing service needs of hospital physician groups. Hospital laboratories are expensive to maintain due to the following factors: (i) they have to be maintained on a 24 hour basis; (ii) they require specially trained personnel to be present at all times to operate high volume analyzers; and
(iii) they demand significant amounts of capital expenditures to equip and maintain. Furthermore, hospitals are often reimbursed by institutional payers for patient admissions based on specific diagnoses reflecting the complexity of the care needed and a predetermined payment for such care. While laboratory testing services are an essential part of diagnosis and monitoring the beneficial results of treatment, they also represent a cost to the hospital as it seeks to generate a profit by completing the care and treatment of patients before their costs exceed the level of reimbursement. The Careside System provides hospitals with the opportunity to decentralize laboratory testing to the patient floors and bedside, as routine and stat tests can be conducted at the time the patient is being evaluated by providers. Consequently, the Careside System is expected to enable some hospitals to eliminate their central laboratories or replace certain costly analyzers and outsource non-routine testing not done on the CareSide Analyzer to a centralized laboratory.

  Physician Groups. There are over 3,500 physician groups in the United States with practices in excess of 35 doctors. Excluding radiology groups, the target market for the Careside System is over 2,200 groups. Physicians usually obtain their laboratory testing services from the hospital laboratories with which the physicians are affiliated or from a commercial laboratory. In either case, patient samples are collected from the physician's office and sent via courier to the applicable laboratory, with results delivered to the physician, either electronically, by fax or by telephone. For physician group practices, the Careside System will offer improvements in daily office routine, greater convenience, enhanced patient satisfaction and new revenue opportunities.

  Home Care. Industry data shows that the number of home care agencies and patients receiving home care services has grown significantly in recent years. The Company believes significant growth in this market segment will continue. Industry data reported that the total number of home care agencies in mid-1995 in the United States was approximately 17,500. This represented a 153% increase since 1986. In addition, over 1.4 million patients were served by home care agencies in 1993 with the elderly representing more than 74% of the patient population. On average, 30% of home care patients visited each week require laboratory testing. Common laboratory tests include, among others, Chem 7 panels, iron, blood glucose, magnesium, PT and immunochemistry tests for monitoring phenobarbital, phenytoin and digoxin. Patient samples are drawn from the patient, gathered from the home care providers and delivered via courier to a commercial laboratory for testing. Test results are made available the next day or on a premium price basis by fax, telephone or written report delivered four or five hours later. The CareSide Analyzer, as a portable device, is expected to enable the home healthcare provider to draw the patient's sample, run the test and deliver the results all during the course of the patient visit, without having the sample delivered via courier to a commercial laboratory.

  Nursing Homes. In 1994, the most recent year for which industry data has been compiled, there were over 15,000 nursing homes in the United States with more than 1.6 million licensed beds. The average occupancy rate was over 92% with each nursing home averaging nearly 100 patients. Common diagnostic tests ordered for nursing home patients are complete blood counts, Chem 7 panels, electrolytes, blood glucose, PSA, therapeutic drug monitoring and urinalysis. Nursing homes generally obtain their testing services from commercial laboratories and encounter the same delays and reimbursement issues as physicians. The CareSide System provides a profit opportunity to the nursing home by allowing it to conduct and bill for laboratory services, while simultaneously enhancing the nursing home's ability to provide better care.

 Pilot Program

  Prior to the Company's planned rollout of its system commencing in the third quarter of 1999, the Company will pilot the Careside System in multiple sites within certain targeted market segments. To date, the Company has made arrangements with three hospitals (Children's Hospital of San Diego, Children's Hospital--Los Angeles and the Seattle's Children's Hospital) through Child Health Corporation of America; APRIA Healthcare, one of the largest United States home care providers and a group physician practice in the Phoenix, Arizona area, to serve as pilot sites for the Careside System.

  The purposes of piloting the Careside System are to collect data demonstrating the economic benefit of the Careside System in each customer segment, and to create a "franchise" book that will be tailored to the needs of each customer type. This franchise book will explain the process of obtaining and maintaining a laboratory license, train personnel to conduct testing and educate personnel about the operation of the Careside System. With both a financial model and franchise book that are specific to customer segments, the Company then intends to introduce the Careside System to the overall market in the fourth quarter of 1999. The Company will also use the pilot program to generate data to support the regulatory application for point-of-care classification.

 Domestic Sales

  The Company intends to hire, train and regionally deploy its own domestic sales force to sell the Careside System to hospitals, healthcare systems, large physician group practices, managed care organizations, home care agencies and nursing homes, either directly or through institutional pharmaceutical service organizations which serve them. Because it intends to target customers who order large volumes of tests, the Company anticipates building a direct sales force of approximately 40 people.

  As one of the largest commercial laboratories in the United States, SBCL conducts millions of tests for small physician groups and individual physicians annually. If it is inefficient for a small or solo practice to own and operate a CareSide Analyzer, the benefits of the Careside System may be available to in-patient service centers owned and staffed by SBCL. SBCL owns and operates over 700 patient service centers across the United States. The Company has entered into a distribution agreement with SBCL which gives SBCL, with respect to domestic sales, an exclusive right, as a commercial laboratory, to use and distribute the Careside System within the commercial laboratory industry and the non-exclusive rights to distribute the Careside System to hospitals and healthcare systems, other health care providers, managed care organizations and insurers. The Agreement also obligates SBCL, upon FDA clearance or exemption of 25 tests, to purchase a minimum number of CareSide Analyzers and test cartridges from the Company for the first five years following such FDA action. See "Certain Transactions--SmithKline Beecham."

 International Sales

  In international markets, the Company intends initially to enter into distribution agreements and gradually to develop its own sales force as appropriate. The Company's supply and distribution agreement with SBCL gives SBCL the same exclusive and non-exclusive distribution rights as it has in the United States in any ten of the following countries where SBCL owns, operates, manages a commercial laboratory on or before December 31, 2000: Great Britain, Mexico, Spain, South Africa, Singapore, Malaysia, Indonesia, Australia, Chile, Argentina, France and Germany. In addition, Fuji has a right of first refusal to be Careside's distributor on an exclusive basis in Japan and a non-exclusive basis in other Asian countries. The current agreement with Fuji expires in 2003 and permits automatic annual renewal thereafter subject to cancellation by either party. The Company is currently negotiating more specific terms of its supply and distribution arrangement with Fuji. The Company also expects to partner with other diagnostic instrument distributors in the international markets with an initial focus on Europe. See "Certain Transactions--SmithKline Beecham."

RESEARCH AND DEVELOPMENT

  As of September 30, 1998, the Company employed 25 scientists and technical staff who supervise the development of the instrument and tests, validate test results, and perform QA/QC documentation and regulatory submissions.

  After extensive review of available test technologies, the Company chose Fuji as its partner for chemistry and electrochemistry tests. Fuji makes dry film based chemistry tests and uses them in large analyzers that it produces and sells in Japan and Taiwan. In addition, Fuji has agreed to supply this reagent technology during the Careside System's development stage for more than 25 chemistry tests, and the Company is currently negotiating a long-term supply agreement with Fuji. Fuji has agreed to develop four additional tests at its expense for the Careside System. See "--The Careside System--Test Menu."

  The utilization of third parties to develop the Company's tests has allowed the Company to focus on creating a platform for delivery of a highly efficient test system. For hospital environments, the CareSide Analyzer's software has a configuration capability that facilitates a test order entry menu and security processes as determined by laboratory management. Fields exist for extensive data capture including patient, physician and billing information. All of these systems are optional to the user other than the data requirements for CLIA compliance. In addition, the Careside System easily accommodates test menu additions by downloading new test algorithms into the device via a floppy disk. This eliminates the need to remove the instrument from the field as new test capabilities receive FDA clearance/approval.

  The Company has entered into a series of research and development agreements for its system. As is customary in the industry, these agreements are short term and provide for termination for any reason by either party on relatively short notice. Battelle, a leader in developing industrial technology, has designed the disposable testing cartridge according to specifications provided by the Company. All applicable patent rights under this contract have been assigned to the Company. To date, three applications have been filed with the United States Patent and Trademark Office ("PTO"). See "--Patents and Proprietary Rights." Pursuant to this relationship, Battelle is also designing a cost-effective manufacturing process and quality assurance methods, based on GMP protocols, for the disposable cartridges.

  The Company has engaged UMM, a contract engineering and manufacturing firm, to perform the design and development work of the CareSide Analyzer. Other products developed by UMM include point-of-care blood glucose monitors, point-of-care coagulation instruments, intravenous infusion pumps, dialysis machines and infant care warmers. UMM is an FDA-registered manufacturer of sophisticated medical products required to comply with GMP.

  Hauser, an industrial design consultant, has provided services for the design and development of the entire Careside System. Hauser conducted focus groups from each target market segment in order to obtain customer input on the design features and to assist in the development of an instrument and software systems involving user interaction.

MANUFACTURING AND SUPPLY

  The Company designed and outfitted a building in Culver City, California, of approximately 16,000 square feet in December 1996 as its development facility and offices. The building contains space for the Company's automated assembly system which Battelle is designing. The assembly system will mount reagent pads in the test cartridges, and package and label the cartridges. This facility has been set up to comply with all applicable state and federal regulatory requirements, including registration with the state and federal governments in accordance with applicable laws governing medical devices prior to commercial distribution. The facility will be subject to periodic FDA inspection to determine whether the Company's manufacturing processes comply with GMP regulations for medical devices.

  The Company intends to assemble and package at its Culver City facility all cartridges used by the instrument. The cartridges are assembled in two main stages. Initially, those components which are not sensitive to humidity (plastic parts) are assembled in a normal humidity environment. The second stage of the cartridge assembly process involves the mounting of dry film chemistry strips or pouched reagents in the cartridges, which must be done in a low humidity environment to preserve the film. This step will be performed in an automated assembly line at the Company's facility. The Company is in the process of selecting and purchasing the equipment necessary for this process. In addition, during the cartridge manufacturing process, the Company's equipment must test the pressure of the ultrasonic seal between the base plate and the upper plates of the test cartridges. The Company's equipment allows for several inspection steps during the assembly process. Battelle is assisting the Company in developing the fully automated assembly line for the cartridges with these steps built in. The production capacity of the pilot cartridge production line for chemistry and immunochemistry will be approximately 1,800 units per hour or 13,000 units per shift. Depending on the specific tests ordered, Careside's current facility will support between $40 and $60 million of test cartridge sales annually. The automated production line will utilize proprietary process technology, designed by Battelle and owned by the Company, and will be scalable to meet increasing demand.

  The Company will outsource the manufacturing of the plastic components of its cartridges. The Company has been using a third party to manufacture these components using injection molding processes. The Company recently obtained bids from a number of manufacturers of cartridge components and has selected a supplier to meet its manufacturing needs based on competitive terms.

  The Company has entered into an agreement with UMM for the manufacture of the CareSide Analyzer at UMM's facility in Indianapolis. Certain aspects of the manufacturing agreement, including the price at which UMM will manufacture the device, are subject to further negotiation and will be finalized once tooling is completed and the manufacturing line set up.

  The Company expects to source its chemistry, electrochemistry, coagulation and immunochemistry reagents from Fuji, ITC and DRI. See "--The Careside System--Test Menu."

  The Company intends to purchase and distribute a hematology testing device manufactured by a third party and is currently negotiating a supply agreement.

COMPETITION

  The Company will principally compete with manufacturers of traditional diagnostic testing equipment used by centralized laboratories and current point-of-care diagnostic companies whose products perform stat testing. Historically, most clinical testing has been performed in a centralized laboratory setting. These laboratories provide analyses similar to those to be conducted by the Company's system and have traditionally been effective at processing large panels of tests using skilled technicians and complex equipment. While the CareSide Analyzer will not be designed to provide the same range of tests, the Company believes that its products will offer several advantages over centralized laboratories, including lower costs, mobility, faster results, simplified specimen preparation, reduced opportunity for error through decreased specimen handling, ease of regulatory compliance and increased patient satisfaction.

  The Company is also aware of other companies with point-of-care analysis devices. These companies have focused solely on the stat, or immediate, testing market with a limited number of tests. Consequently, these devices are cost additive, since the majority of routine tests would still have to be conducted in a hospital or commercial laboratory. The Company believes that its system will offer distinct competitive advantages over these products, including the ability to conduct multiple tests in a single device, internal centrifugation, convenience and ease of use. Several smaller companies, including i-STAT Corporation, Abaxis, Inc., Diametrics Medical, Inc. and Cardiovascular Diagnostics, Inc., are currently making or developing products that will compete with the Careside System.

  The Company expects that manufacturers of conventional diagnostic testing products used in hospitals and clinical laboratories will compete intensely to maintain their market share. No assurance exists that the competitive pressures will not result in reductions in prices of the Company's system, which could adversely affect the Company's financial performance. In addition, healthcare providers may choose to maintain their established means of having such tests performed. Many of the Company's competitors have substantially greater capital resources, research and development staffs and facilities than the Company. Such entities have developed, may be developing or could in the future attempt to develop additional products competitive with those of the Company. Many of these companies also have substantially greater experience than the Company in research and development, obtaining regulatory clearances, manufacturing and marketing. The Company believes that Abbott Laboratories, Clinical Diagnostic Systems (a division of Johnson & Johnson) and Roche Diagnostics Systems, Inc. are all seeking to acquire and/or develop systems targeted to the point-of-care market. The Company's competitors may succeed in discovering and developing technology that would render the Company's technology and products noncompetitive. There can be no assurance that the Company will have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

PATENTS AND PROPRIETARY RIGHTS

  The Company's policy is to seek patent protection, both in the United States and abroad, for each of the areas of invention embodied in its CareSide Analyzer and related cartridges. To date, the Company has filed three patent applications with the PTO on the test cartridge technology and expects to file several additional applications on the cartridges and the CareSide Analyzer in 1999. Pursuant to its agreements with Fuji, Battelle, DRI and ITC, the Company has been assigned certain proprietary rights that result from the research conducted under the agreements. The Company will seek to protect any such proprietary rights assigned to it by its technology partners, and in the case of the DRI and ITC agreements, the Company will have its partner's assistance in preparing and prosecuting patent applications. Upon completion of the Offering, the Company expects to proceed with the patent application process, and anticipates the filing of additional applications. In addition to patent protection, if any, the Company will rely upon trade secrets, know-how and continuing technological innovation. Although the Company's Chief Executive Officer, Executive Vice President--Research and Development and Chief Financial Officer have agreed to maintain in confidence the Company's confidential information and proprietary technology, the Company has not otherwise required its employees to sign confidentiality agreements. The Company plans on seeking the execution of such confidentiality agreements by its current and future employees.

THIRD PARTY REIMBURSEMENT

  In April 1998, the federal government instituted a policy that, in connection with Medicare reimbursement for large panel testing, it will only reimburse four different chemistry panels, the largest of which has 13 tests. The consequence of this policy has been that more single tests are ordered as compared to large panels. The Careside System is currently capable of conducting eight tests in a single 10 to 15 minute test cycle. Upon completed development of additional multi-test cartridges, the Careside System will be able to handle a 13-test panel in a single 10 to 15 minute test cycle. The Careside System is also configured to easily test any combination of single test cartridges with similar cycle times for up to six single tests per cycle. See "Risk Factors--Uncertainty Relating to Third Party Reimbursement and Product Pricing."

  Managed care provides physicians with incentives to treat patients using clinical treatment protocols that have been developed for many chronic and acute illnesses. These protocols frequently contain preventative diagnostic interventions that are used to help avoid the occurrence of acute episodes of illness. Diagnostic blood testing is one of the major tools used in these protocols for early detection and for ongoing evaluation of treatment efficacy. The Company believes that a diagnostic blood testing system that is cost effective and adds convenience and rapid information will be well received by managed care organizations and their physicians.

Even with the growth of managed care, more than 75% of all blood tests continue to be reimbursed on a fee for service basis. This number has remained steady in the commercial laboratory industry for the past three years. The Company believes that in both the managed care and fee-for-service markets, its point-of-care system will be responsive to incentives that drive the respective markets. Many managed care entities dictate to their member physicians which laboratories they must use for blood testing. Physicians have the opportunity to utilize exceptions to these mandates to conduct in-office testing. The Careside System will enable physicians to offer laboratory testing services and take advantage of these exceptions to the managed care organizations' policies. The Company expects to accomplish this by working closely with the physicians and the managed care organizations to demonstrate cost effectiveness and cost reduction of its system. This will be a critical component of the pilot site testing strategy and is intended to position the Careside System as the new testing standard and the blood testing system of choice over traditional laboratory testing methods.

GOVERNMENT REGULATION

  The FDA regulates the development, manufacture, and marketing of medical devices including diagnostic tests. The FDA requires testing of the Careside System in accordance with regulatory requirements in the laboratory and, as appropriate, in clinical settings to establish product performance before marketing. After marketing has commenced, FDA clearance must be obtained before making certain types of product changes. The CareSide Analyzer and certain tests have already received marketing clearance for laboratory use, and the Company expects that the CareSide Analyzer and tests will receive marketing clearance for point-of-care use following clinical testing of the instrument at clinical sites. Without the point-of-care use clearance, the

CareSide Analyzer could be used only at licensed laboratory sites with laboratory personnel, which would limit the Company's potential market.

  The point-of-care designation depends upon the FDA's determination that the results obtained from clinical studies for a small number of representative tests, selected by the FDA, have accuracy and reliability when performed by a non-laboratory user that is equivalent to or better than test results obtained from the same tests performed by a laboratory professional.

  The FDA has regulations that set varying requirements for medical devices according to potential risk class. Class I devices represent the lowest potential risk devices and are therefore subject only to the general controls that include establishment registration, product listing, the prohibition of mislabeling or adulteration, and a requirement to comply with GMP. Pre-market notification is required for some Class I clinical diagnostic devices. Class II devices present greater risk than Class I devices and are subject to special controls, such as guidelines or performance standards, as well as the same general controls that are applicable to Class I devices. Class II devices require pre-market clearance to demonstrate that the FDA accepts the manufacturer's claims that the device is substantially equivalent to other legally marketed devices, and meets generally accepted performance criteria that may be required to demonstrate that the device is safe and effective. Class III devices present a higher level of risk and are additionally subject to rigorous demonstration of safety and effectiveness through the pre-market approval ("PMA") process.

  For some Class I and most Class II devices, a pre-market notification must be submitted to the FDA. Usually within 90 days of the receipt of this notification, the FDA makes the determination whether the device submitted is substantially equivalent to a legally marketed device. A legally marketed device is one which was marketed prior to the passage of the Medical Device Amendments of 1976, or a post-1976 device that has been determined by the FDA to be substantially equivalent to previously cleared devices. A determination of substantial equivalence requires several FDA findings: first, that the device has the same intended use as the legally marketed device; and second, either that the device has the same technological characteristics as the legally marketed device or, if it does not, that the device is as safe and effective as the legally marketed device and does not present different questions about safety and effectiveness. Class III devices require extensive clinical testing to prove safety and effectiveness, and submission of the resulting data to the FDA as a PMA application. The FDA ordinarily will refer a new device PMA to an advisory panel of outside experts for a recommendation on whether to approve the PMA or to request additional testing. The Company believes that the CareSide Analyzer and all of the tests currently expected to be performed by it will be classified in Class II requiring pre-market notification. If the FDA disagrees, however, a PMA might be required for one or more tests. The Company expects certain future tests, such as PSA, to require a PMA.

  The information required for a pre-market notification for the Company's products will be generated by or for the Company. For tests that will be performed in a clinical laboratory, validation may be performed in the manufacturer's laboratory. For tests that are intended for use outside of the clinical laboratory, such as physician offices or nursing homes, the FDA also requires that validation data be gathered from at least three clinical sites. The Company believes that the required laboratory or clinical studies do not constitute a significant risk for patients. Non-significant risk device studies performed in the clinic require institutional review board approval and may require patient informed consent but do not require the clearance of an investigational device exemption ("IDE") application by the FDA. If the FDA believes that such studies do constitute a significant risk, the Company would need to submit an IDE application, containing an investigation and study monitoring plan, and allow the FDA 30 days to review the IDE application or request additional information prior to initiating an investigation.

  Where a PMA is required, the PMA regulations require the demonstration of safety and effectiveness, typically based upon extensive clinical trials. Fulfilling the requirements of PMA is costly and both the preparation and review are time consuming, commonly taking from one to several years. Before granting a PMA, FDA must inspect and find acceptable the proposed manufacturing procedures and facilities. The PMA regulations also require FDA approval of most changes made after the tests have been approved.

 Manufacturing Regulation

  For products either cleared through the pre-market notification process or approved through the PMA process, the Company's manufacturing facility must also be registered with the FDA. The manufacture of products subject to Section 510(k) of the FDC Act or PMA regulation must be in accordance with quality system regulations and current GMP. The Company is also subject to various post-marketing requirements, such as complaint handling and reporting of adverse events. PMA products are also subject to annual reports. The FDA typically inspects manufacturing facilities every two years. The Company intends to seek and maintain ISO 9001 certification. As a result, inspections by notified bodies may be more frequent.

  The CareSide Analyzer is being developed and will be manufactured by UMM. UMM is an FDA registered and inspected facility. UMM is also ISO 9001 certified. In adherence to FDA and ISO requirements, UMM follows a structured design control process.

 Third Party Safety

  Third party safety certification is not required for FDA marketing permission, but will be required by the Company's customers and to enter markets in other countries. In this regard, the Company intends to obtain an Underwriters Laboratories ("UL") listing for the instrument. UL will review the CareSide Analyzer according to UL 3101-1 that is equivalent to the international standard IEC 1010. The CareSide Analyzer is also being designed to comply with requirements that ultimately will facilitate marketing of the product in Europe and Japan. These requirements include the Low Voltage Directive (73/23/EEC), the Electromagnetic Compatibility Directive (89/336/EEC), and the In Vitro Diagnostic Medical Device Directive (98/79/EC).

 Clinical Laboratory Improvement Amendments of 1988

  All medical testing in the United States is regulated by the Health Care Financing Administration ("HCFA") according to the complexity of the testing as specified by CLIA. CLIA regulations establish three categories of laboratory tests, for which regulatory requirements become increasingly stringent as the complexity of the test rises: (1) tests that require little or no operator skill, which allows for a waiver of the regulations; (2) tests of moderate complexity; and (3) high complexity tests which require significant operator skill or training. All laboratories performing tests of moderate or high complexity must register with HCFA or an organization to whom HCFA has delegated such authority. All registered laboratories are subject to periodic inspection. Careside expects all of the tests for the CareSide Analyzer to be categorized as moderate or lower complexity. To date, the tests performed by the CareSide Analyzer have been categorized within the moderate complexity class as defined by current CLIA regulations. In practical terms, performing a test of moderate complexity means that the individual supervising the test, i.e., the physician, pathologist or laboratory director, must be appropriately educated and trained, whereas the individual technician who operates the CareSide Analyzer requires no formal laboratory education and only task-specific training.

 State Regulation

  The Company and its products will be subject to a variety of state laws and regulations in those states where its products are marketed, sold or used. Certain states currently restrict or control, to varying degrees, the use of medical devices such as the Careside System outside the clinical laboratory by persons other than doctors or licensed technicians. These restrictions may hinder the Company's ability to market its products in these locations. Although the Company plans to seek interpretations, rulings or changes in relevant laws and regulations to remove or ameliorate these restrictions, there can be no assurance that the Company will be successful.

 International Regulation

  In addition to the United States market, the Company intends to pursue markets in Asia and Europe through select strategic alliances. The recently published European Community In Vitro Diagnostic Directive places the Company's products within a category that has a low regulatory burden. Manufacturers are allowed entry into the market based upon self-certification that the Company had complied with published directives, similar to existing United States requirements, containing performance, labeling, and other quality requirements. Japan has its own requirements for in vitro diagnostics.

PRODUCT LIABILITY AND PROPERTY INSURANCE

  Sale of the Company's products entails risk of product liability claims. The medical testing industry has historically been litigious, and the Company faces financial exposure to product liability claims in the event that use of its products result in personal injury. The Company also faces the possibility that defects in the design or manufacture of its products might necessitate a product recall. There can be no assurance that the Company will not experience losses due to product liability claims or recalls in the future. The Company anticipates purchasing product liability insurance in reasonable customary amounts when it begins to sell products. Such insurance can be expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. No assurance can be given that product liability insurance can be maintained in the future at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. An inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of the Company's products. In addition, a product liability claim in excess of relevant insurance coverage or product recall could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has liability insurance covering its property and operations with coverage and deductible amounts and exclusions that the Company believes are customary for companies of its size in its industry. There can be no assurance that the Company's current insurance coverage is adequate or that it will be able to maintain insurance at an acceptable cost or otherwise to protect against liability.

EMPLOYEES

  As of September 30, 1998, the Company had 29 full-time employees, of which 25 were engaged in research and development and manufacturing activities and four were engaged in administrative activities. None of the Company's employees is covered by a collective bargaining agreement, and the Company believes its relations with its employees are good. Additionally, the Company's contract strategic partners, Battelle and UMM, have provided approximately 40 full-time equivalent employees on a contract basis to development of the Careside System.

PROPERTIES

  The Company leases approximately 16,000 square feet of space in Culver City, California as its executive offices and for the research and development, validation, manufacture and assembly of test cartridges. The lease has a term of five years with the initial rent being $9,000 per month during facility completion, and increasing to $15,220 per month until the expiration of the lease in October 2001. The Company has an option to renew the lease for one additional five-year term at 95% of the fair market rental value. The Company believes that the Culver City facility will adequately serve the needs of the Company for the immediate future.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information concerning the individuals who serve as directors, executive officers and key employees of the Company:

 NAME                              AGE                              POSITION
 ----                              ---                              --------
 Directors and Executive Officers:
 W. Vickery Stoughton (1)......... 52    Chairman of the Board of Directors and Chief Executive Officer
 Thomas H. Grove.................. 49    Executive Vice President--Research and Development,
                                         Secretary and Director
 James R. Koch (2)................ 44    Chief Financial Officer, Treasurer, Executive Vice
                                         President and Director
 Anthony P. Brenner (1)........... 40    Director
 William F. Flatley (2)........... 57    Director
 Kenneth N. Kermes (2)............ 63    Director
 C. Alan MacDonald (2)............ 65    Director
 Diana Mackie (1)................. 52    Director
 Philip B. Smith (1).............. 62    Director
 Key Employees:
 Kenneth Asarch................... 41    Vice President--Quality Systems and Regulatory Affairs
 Harry J. Fini.................... 48    Vice President--Sales and Marketing
 Marija N. Valentekovich.......... 66    Vice President--Manufacturing

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

 Directors and Executive Officers

  W. VICKERY STOUGHTON, CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER. Mr. Stoughton has served as the Chairman of the Board of Directors and the Chief Executive Officer of the Company since its formation in July 1996. Prior to that, he served as President of SmithKline Beecham Diagnostics Systems Co. ("SBDS"), a diagnostic services and product company, from October 1995 to July 1996, and was President of SBCL, a provider of diagnostic laboratory services, from August 1992 to September 1995. As President of SBDS, Mr. Stoughton had responsibility for SBCL, SmithKline Beecham Clinical Laboratories International and SBDS's genetic testing and point-of-care testing projects. In addition, Mr. Stoughton served as Chief Executive Officer and Vice Chancellor for Health Affairs of Duke University Hospital from 1991 to 1992, Chief Executive Officer of Toronto Hospital in Toronto, Canada from 1981 to 1991, Chief Operating Officer of Brigham and Women's Hospital in Boston from 1980 to 1981 and Chief Executive Officer of Peter Bent Brigham Hospital in Boston from 1978 to 1980. Mr. Stoughton holds a B.S. in Chemistry from St. Louis University and a M.B.A. from the University of Chicago. He is currently a director of Sun Life Assurance Company of Canada, a financial services company, and Biomira, Inc., a pharmaceutical company.

  THOMAS H. GROVE, EXECUTIVE VICE PRESIDENT--RESEARCH AND DEVELOPMENT, SECRETARY AND DIRECTOR. Dr. Grove has served as Executive Vice President-- Research and Development and as a director of the Company since its formation in July 1996. From April 1984 to July 1996, he served in a number of management positions at SBCL involving research and development activities, including the position of Vice President of Scientific Affairs from January 1991 to July 1996, where, among other things, he was in charge of National Quality Control and Quality Assurance for SBCL. Dr. Grove has received a number of awards, including a NATO Science Fellowship to attend Oxford University from 1978 to 1979. He was also named Young Investigator of the Year in 1980 by the American Association for Clinical Chemistry and was elected to the National Academy of Clinical Biochemistry in 1977. Dr. Grove holds a B.S. in Biology from SUNY-Albany and a Ph.D. in Biochemistry from Syracuse University.

  JAMES R. KOCH, CHIEF FINANCIAL OFFICER, TREASURER, EXECUTIVE VICE PRESIDENT AND DIRECTOR. Mr. Koch has served as Chief Financial Officer and Treasurer, Executive Vice President and a director of the Company since July 1998. Prior to joining the Company, Mr. Koch served as Vice President and Chief Financial Officer of ILEX Oncology, Inc., a company which develops oncology drugs, from August 1996 to July 1998. In addition, Mr. Koch served as Vice President, Finance and Chief Financial Officer for two start-up specialty pharmaceutical companies, Symphony Pharmaceuticals, Inc., from September 1993 to August 1996, and Neose Pharmaceuticals, Inc. (currently Neose Technologies, Inc.), from September 1991 to September 1993. His prior experience also includes ten years in senior financial management positions with G.D. Searle Pharmaceutical, a manufacturer of pharmaceutical products. Mr. Koch holds a B.S. in Mechanical Engineering from General Motors Institute and a M.S. from the Krannert School of Management at Purdue University.

  ANTHONY P. BRENNER, DIRECTOR. Mr. Brenner has served as a director of the Company since November 1996. Since January 1998, he has served as a Managing Director with Robertson Stephens Funds, a family of mutual funds, where he oversees investment activities in the information and business services industries. Prior to that, Mr. Brenner served as Senior Managing Director of Advanta Partners LP, a private equity investment partnership, and as a member of the Board of Directors of Advanta Corporation, a financial services company, from 1992 to 1996. In addition, since 1989 Mr. Brenner has served as president of Cedar Point Partners, a private equity investment partnership. Mr. Brenner earned a B.A. from Yale University and a M.B.A. from Stanford University.

  WILLIAM F. FLATLEY, DIRECTOR. Mr. Flatley has served as a director of the Company since November 1996. Since July 1997, he has served as the President and CEO of Executive Health Group, a provider of preventive healthcare services to corporations. From 1980 to December 1994, he held a number of senior management positions with Bristol-Myers Squibb ("Bristol-Myers"), including President of a medical device division, the Health Care Group, and President of the Drackett Company, a household products manufacturer. Mr. Flatley retired from Bristol-Myers at the end of 1994 but continued to provide the company with certain consulting services after his retirement. Mr. Flatley obtained a B.S. from Villanova University and a M.B.A. from the Wharton School of the University of Pennsylvania.

  KENNETH N. KERMES, DIRECTOR. Mr. Kermes has served as a director of the Company since February 1997. Since June 1998, he has served as a principal of Riparian Partners Limited and of Bay View Equity Partners, two related investment banking and private equity investment partnerships. Prior to that, he served as Vice President of Business and Finance for the University of Rhode Island from December 1994 to June 1998 and as Chief Financial Officer for SmithKline from October 1986 to July 1989. From 1991 to 1994, Mr. Kermes was a consultant and investor in the venture capital industry. Mr. Kermes obtained a B.A. from Amherst College and attended the New York University Graduate School of Business and the Harvard Business School Advanced Management Program.

  C. ALAN MACDONALD, DIRECTOR. Mr. MacDonald has served as a director of the Company since November 1996. Since October 1997, Mr. MacDonald has served as a Managing Director of Directorship, Inc., a consulting firm specializing in corporate governance issues. Prior to that, he served as General Partner of the Marketing Partnership, Inc., a full service marketing consulting firm, from January 1995 to July 1997 and as an acquisitions consultant with the Noel Group, a venture capital firm, from July 1994 to December 1994. In addition, he served as Chairman and Chief Executive Officer of Lincoln Snacks Co., a caramelized popcorn snack company ("Lincoln Snacks"), from September 1992 to July 1994. Mr. MacDonald holds a B.S. in Hotel Administration from Cornell University and is a member of the Cornell Society of Hotelmen and the Dean's Advisory Committee at Cornell. Mr. MacDonald is also a director of Lincoln Snacks and DenAmerica Corporation, a large franchiser of Denny's and BlackEyed Pea Restaurants.

  DIANA MACKIE, DIRECTOR. Ms. Mackie has served as a director of the Company since February 1997. She currently is a Vice President for Strategy and Business Development at SmithKline Beecham Healthcare Services ("SBHS"), the business development division of SmithKline, a position she has held since October 1997, where her responsibilities include developing business plans, long-range strategy and negotiating external alliances and investments. Prior to that, Ms. Mackie served as Vice President, Group Business Initiatives for

SBHS from November 1996 to October 1997, General Manager of Diversified Prescription Delivery, a pharmaceutical mail services company and a wholly-owned subsidiary of Diversified Pharmaceutical Services, a pharmaceutical benefit management group, from March 1996 to November 1996, and as Vice President, Strategy Development, SmithKline Beecham Pharmaceuticals, a pharmaceutical company, from March 1993 to March 1996. Ms. Mackie holds a B.S. in Chemistry from the University of Illinois, a M.B.A. from The Massachusetts Institute of Technology Sloan School of Management and a M.S. in Polymer and Fiber Engineering from The Massachusetts Institute of Technology.

  PHILIP B. SMITH, DIRECTOR. Mr. Smith has served as a director of the Company since November 1996. Since June 1998, Mr. Smith has served as a Vice Chairman of Laird & Co., LLC, a merchant bank. In addition from 1991 until August 1998, Mr. Smith served as a Vice Chairman with Spencer Trask Securities Incorporated ("Spencer Trask"), an investment banking firm. Prior to that, Mr. Smith served in a number of other senior management positions including as Managing Director of Prudential Securities, an investment firm, in its merchant bank division, a position he held from June 1986 to June 1988 and as President and Chief Executive Officer of Citicorp Venture Capital, a venture capital company which he founded, from December 1967 to December 1972. Mr. Smith currently serves on the board of directors of Movie Gallery, Inc., Digital Video Systems, Inc., and KLS Enviro Resources, Inc. Mr. Smith has a B.S.E. from Princeton University and a M.B.A. from the Harvard Business School.

 Key Employees

  KENNETH ASARCH, VICE PRESIDENT--QUALITY SYSTEMS AND REGULATORY AFFAIRS. Dr. Asarch has served as Vice President--Quality Systems and Regulatory Affairs of the Company since November 1996. From June 1995 to October 1996, Dr. Asarch served as Director of Regulatory Affairs for SBCL and SBDS. Prior to that, he served as Director of Regulatory Affairs, Quality Assurance and Clinical Affairs with Diagnostic Products Corporation, an immuno-diagnostic testing company ("Diagnostic Products"), from 1987 to 1995, where his duties included overseeing the FDA regulatory clearance and approval process for approximately 150 blood testing products. Dr. Asarch holds a B.S. in Biochemistry from the University of California at Los Angeles and doctoral degrees in both Clinical Pharmacy (Pharm.D.) and Pharmaceutical Sciences (Ph.D.) from the University of Southern California.

  HARRY J. FINI, VICE PRESIDENT--SALES AND MARKETING. Mr. Fini has served as Vice President--Sales and Marketing of the Company since June 1997. From 1995 until he joined the Company, Mr. Fini operated a consulting practice which assisted point-of-care companies and venture capitalists in evaluating technologies, business development, marketing and sales, and strategic planning. Prior to that, Mr. Fini had more than 16 years of executive, sales and marketing experience, including serving as Vice President of Sales and Marketing at i-STAT Corporation, a medical diagnostic device manufacturer, from 1992 to 1995 where he was responsible for marketing, market research, business development, strategic planning and sales of a point-of-care in-vitro blood diagnostics device worldwide. From 1987 through 1992, Mr. Fini was employed at Squibb Corporation, a pharmaceutical company, as Director of Marketing and Sales in the managed healthcare area, and at Pyxis Corporation, a manufacturer of drug distribution systems, as Vice President of Sales. Mr.Fini received a B.A. in English from LaSalle College.

  MARIJA N. VALENTEKOVICH, VICE PRESIDENT--MANUFACTURING. Dr. Valentekovich has served as Vice President--Manufacturing of the Company since January 1998. Prior to joining the Company, Dr. Valentekovich served as a Production Manager with Diagnostic Products from January 1989 to July 1997. Dr. Valentekovich received a M.S. in Chemical Engineering and a Ph.D. in Physical Organic Chemistry, using radioisotope techniques, from the University of Zagreb, Croatia.

CLASSIFIED BOARD OF DIRECTORS

  Upon completion of the Offering, the Company's Board of Directors will be divided into three classes. Each class will contain, as nearly as possible, an equal number of directors. Directors within each class will be elected to serve three-year terms and approximately one-third of the directors will sit for election at each annual meeting of the Company's stockholders. Mr. Koch, Mr. Kermes and Mr. Smith will serve in the class whose term expires in 1999. Dr. Grove, Mr. Flatley and Ms. Mackie will serve in the class whose term expires in 2000. Mr. Stoughton, Mr. Brenner and Mr. MacDonald will serve in the class whose term expires in 2001. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of the Company by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of the Board of Directors in order to elect a majority of the members of the Board of Directors. See "Description of Capital Stock--Takeover Protection and Certain Charter and By-Law Provisions."

DIRECTOR COMPENSATION

  The non-employee directors of the Company receive an annual fee of $5,000 payable semi-annually, plus $1,000 for each Board of Directors or Committee meeting they attend in person and $500 for those meetings they attend telephonically. Ms. Mackie is precluded by SmithKline policy from receiving any fees or stock options for her service as a director. The Company reimburses all reasonable expenses incurred by the directors in attending Board of Directors or Committee meetings. In addition, the non-employee directors, other than the SmithKline representative, participate in the 1996 Incentive and Non-Qualified Stock Option Plan. For each year that Mr. Brenner, Mr. Flatley, Mr. Kermes, Mr. MacDonald and Mr. Smith served as directors, the Company granted each an annual option to purchase 2,163 shares of Common Stock at the then applicable market price. The options granted after the end of 1996 were issued at $5.20 per share. The options granted after the end of 1997 were issued at $6.76 per share. Upon completion of the Offering, options granted to non-employee directors will only be made under the 1998 Director Stock Option Plan. Under the 1998 Director Stock Option Plan, the Company will grant each non-employee director an annual option to purchase 2,000 shares of Common Stock at the then applicable market price. See "--Stock Option Plans" and "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors presently consists of Mr. Stoughton, Mr. Brenner, Ms. Mackie and Mr. Smith. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers and employees other than the Chief Executive Officer, whose compensation is determined by the Board of Directors after consultation with the non-employee directors on the Compensation Committee. The Audit Committee of the Board of Directors presently consists of Mr. Koch, Mr. Flatley, Mr. Kermes and Mr. MacDonald. The Audit Committee reviews the Company's financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the results and scope of all audits and other services provided by the Company's independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  While Mr. Stoughton is Chairman of the Board of Directors and Chief Executive Officer of the Company, Mr. Brenner, Ms. Mackie and Mr. Smith have not been, at any time since the formation of the Company, an officer or employee of the Company. In addition, no executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board of Directors or Compensation Committee. Cedar Capital Investors ("Cedar"), an entity owned and controlled by Mr. Brenner, provided certain financial consulting services to the Company immediately following the Company's formation and up to the completion of the Company's private placement of Common Stock in 1997. As consideration for such services, the Company reimbursed Cedar's out-of-pocket expenses and granted Cedar an option to purchase 1,154 shares of Common Stock at an exercise price of $.052 per share. Ms. Mackie, who serves as Vice President for Strategy and Business Development at SBHS, was nominated to serve on the Board of Directors by SmithKline pursuant to the terms of a Stockholders' Agreement by and among the Company and its stockholders prior to the Offering. Mr. Smith, who served as a Vice Chairman of Spencer Trask until August 1998, was nominated to serve on the Board of Directors by Spencer Trask and was formerly a partner in Exigent Partners L.P. See "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation awarded to, earned by, or paid to the Chief Executive Officer and the executive officers of the Company whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") for all services rendered to the Company during the year ended December 31, 1997. No executive officer who would otherwise have been includable in such table on the basis of salary and bonus earned during the year ended December 31, 1997 has resigned or otherwise terminated employment during such year.

                           SUMMARY COMPENSATION TABLE

                                                   LONG-TERM
                                                 COMPENSATION
                         ANNUAL COMPENSATION         AWARDS
                         --------------------  ------------------
   NAME AND PRINCIPAL                             SECURITIES         ALL OTHER
        POSITION          SALARY    BONUS (1)  UNDERLYING OPTIONS  COMPENSATION (2)
   ------------------    ---------- ---------  ------------------ -----------------
W. Vickery Stoughton.... $  195,281  $  27,000      158,655            $20,547
  Chairman of the Board
  of Directors and Chief
  Executive Officer
Thomas H. Grove......... $  154,013  $  25,000       79,327            $ 8,353
  Executive Vice
  President--Research
  and Development

--------
(1) Bonus earned in 1997 and paid in 1998.
(2) Includes $4,750 contributed under the Company's 401(k) Plan for the benefit of each of Mr. Stoughton and Dr. Grove. Also includes $15,797 and $3,603 of premiums paid for life insurance for Mr. Stoughton and Dr. Grove, respectively.

STOCK OPTIONS GRANTED TO NAMED EXECUTIVE OFFICERS DURING 1997

  The following table sets forth certain information regarding options for the purchase of Common Stock that were granted to the Named Executive Officers during the year ended December 31, 1997:

                             OPTION GRANTS IN 1997

                                                                         POTENTIAL REALIZABLE
                                     PERCENT OF                            VALUE AT ASSUMED
                         NUMBER OF     TOTAL                             ANNUAL RATES OF STOCK
                           SHARES     OPTIONS                           PRICE APPRECIATION FOR
                         UNDERLYING   GRANTED    EXERCISE OR                OPTION TERM (2)
                          OPTIONS   TO EMPLOYEES BASE PRICE  EXPIRATION -----------------------
          NAME            GRANTED    IN 1997(1)   PER SHARE     DATE        5%          10%
          ----           ---------- ------------ ----------- ---------- ----------- -----------
W. Vickery Stoughton....    7,212         2%        $7.44     12/31/03  $    18,238 $    41,375
                            7,212         2%        $5.72     02/04/02  $    11,397 $    25,184
                           38,462        13%        $5.72     02/04/02  $    60,782 $   134,312
                          105,769        34%        $5.20     02/04/07  $   345,892 $   876,558
Thomas H. Grove.........    3,606         1%        $6.76     12/31/07  $    15,329 $    38,847
                            3,606         1%        $5.20     02/04/07  $    11,792 $    29,883
                           72,115        23%        $5.20     02/04/07  $   235,835 $   597,653

--------
(1) Based on an aggregate of 307,163 shares of Common Stock subject to options granted to employees in 1997.
(2) Assumes stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date, as mandated by the rules of the Securities and Exchange Commission, and does not represent the Company's estimate or projection of the future appreciation of the Company's stock price. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of the Common Stock and may be greater or less than the potential realizable value set forth in the table. For a summary of total option grants see "-- Stock Option Plans."

  The following table sets forth certain information regarding options held as of December 31, 1997 by each of the Named Executive Officers. None of the Named Executive Officers exercised options during the year ended December 31, 1997.

                         FISCAL YEAR-END OPTION VALUES

                                NUMBER OF SHARES
                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                             OPTIONS AT FISCAL YEAR-   IN-THE-MONEY OPTIONS AT
                                       END               FISCAL YEAR-END(1)
                            ------------------------- -------------------------
       NAME                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----                 ----------- ------------- ----------- -------------
W. Vickery Stoughton.......    4,327       154,328       $            $
Thomas H. Grove............    2,163        77,164

--------
(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, these values have been calculated on the basis of the
    assumed initial public offering price of $   per share minus the applicable
    per-share exercise price.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of Mr. Stoughton, Dr. Grove and Mr. Koch. Each employment agreement is extended annually on its anniversary date automatically for three year rolling terms unless either party, at least 60 days prior to the annual extension date, gives notice that the employment agreement shall not be so extended or otherwise terminates the agreement. Mr. Stoughton, Dr. Grove and Mr. Koch may resign upon 90 days notice to the Company. Under the employment agreements, if Mr. Stoughton, Dr. Grove or Mr. Koch is terminated by the Company, other than for cause or disability (as both terms are defined in the employment agreements), or if such officer terminates the employment agreement as a result of a reduction in his duties, a breach of the employment agreement by the Company or a change of control (as defined in the employment agreements) of the Company, such officer will be entitled to have his compensation (as defined in the employment agreements) continue to accrue through the end of the then current term that would exist absent such termination. The employment agreements prohibit Mr. Stoughton, Dr. Grove or Mr. Koch from competing with the Company by engaging in the point-of-care diagnostics business during the term of the employment agreements. In addition, this non-compete clause will remain in effect for one year commencing on the expiration of or termination of employment, unless the term of employment has continued for at least two years. However, if the Company terminates employment without cause or if the employee terminates for a reason as discussed above or because of a change of control, the non-compete clause terminates.

  Under their respective employment agreements, Mr. Stoughton serves as Chairman of the Board of Directors and Chief Executive Officer of the Company, and currently earns an annual base salary of $204,750, Dr. Grove serves as Executive Vice President--Research and Development of the Company, and currently earns an annual base salary of $162,750, and Mr. Koch serves as Chief Financial Officer, Treasurer and Executive Vice President of the Company, and currently earns an annual base salary of $160,000. In addition, Mr. Koch received a $15,000 relocation allowance in connection with entering into his employment agreement. At the discretion of the Board of Directors, an annual bonus may be paid to Mr. Stoughton, Dr. Grove and Mr. Koch. In each case, future raises and other compensation may be agreed to between the Company and each of Mr. Stoughton, Dr. Grove and Mr. Koch. In addition, Mr. Stoughton, Dr. Grove and Mr. Koch are eligible to receive stock options pursuant to the 1996 Stock Option Plans and the 1998 Incentive and Non-Qualified Stock Option Plan. Such executive officers are also entitled to reimbursement for certain travel and entertainment expenses incurred in connection with the performance of their duties.

STOCK OPTION PLANS

  The Company's 1996 Incentive and Non-Qualified Stock Option Plan (the "1996 Incentive Plan") and the 1996 Key Executive Stock Option Plan (the "1996 Key Plan" and together with the 1996 Incentive Plan, the

"1996 Stock Option Plans") provide for the grant of stock options to purchase up to 576,923 shares of Common Stock. To date, the Company has granted options to purchase 429,107 shares of Common Stock under the 1996 Stock Option Plans of which options to purchase 410,721 shares are outstanding at a weighted average exercise price of $5.80. To date, the Company has granted Mr. Stoughton, Dr. Grove, Mr. Koch, Dr. Asarch, Mr. Fini and Ms. Valentekovich options to purchase 167,788, 84,856, 40,385, 21,875, 38,462 and 5,769 shares of Common Stock, respectively, at a weighted average exercise price of $5.67. The Company has granted options to purchase an aggregate of 19,471 shares of Common Stock to non-employee directors for their service as directors of the Company under the 1996 Incentive Plan. The Company may grant options to purchase 148,489 shares of Common Stock in the future under the 1996 Stock Option Plans.

  The Company also has adopted the 1998 Incentive and Non-Qualified Stock Option Plan (the "1998 Incentive Plan") and the 1998 Director Stock Option Plan (the "1998 Director Plan" and together with the 1998 Incentive Plan, the "1998 Stock Option Plans") which provide for the grant of stock options to purchase up to 565,000 and 60,000 shares of Common Stock, respectively. The 1998 Stock Option Plans will be effective upon completion of the Offering. To date, no awards have been granted under the 1998 Stock Option Plans.

  The purpose of the Company's stock option plans is to promote the long-term growth and profitability of the Company by providing key personnel with incentives to improve stockholder value and to contribute to the growth and financial success of the Company. Moreover, the Company believes that its stock option plans will enable the Company to attract, retain and reward the best available people for positions of substantial responsibility. Participation in the 1996 Incentive Plan is open to directors, executive officers, employees and consultants of the Company and participation in the 1996 Key Plan is open to key executive officers of the Company. The persons eligible to receive grants under the 1998 Incentive Plan are those executive officers, employees and consultants of the Company selected by the Board of Directors (or by a committee appointed by the Board of Directors (the "Committee"), as the case may be) in its discretion from time to time. Participation in the 1998 Director Plan will be limited to non-employee directors,

  Except for options awarded to non-employee directors, all terms and conditions of options granted under the 1996 Stock Option Plans are determined by the Board of Directors or the Committee, including the types of options to be granted, the number of shares to be covered, the exercise price of each stock option, the expiration date of each stock option, the vesting schedule and any other material provisions. Unless otherwise specified in the terms of an option agreement, awards under the 1998 Incentive Plan will vest ratably in five installments with 20% vesting on December 31 of the year of grant and on each December 31 thereafter. Options which lapse unexercised are returned to the applicable stock option plan.

  Non-employee directors have received automatic, fully vested option grants under the 1996 Incentive Plan. After the Offering, each year, the Company will automatically grant each non-employee director an option to purchase 2,000 shares of Common Stock under the 1998 Director Plan. Such options will vest immediately if they are granted after conclusion of the year of service to which the option grant relates. If the option is granted during the year, the option will vest on December 31 of that year. All director options under the 1998 Director Plan will be exercisable from the time of vesting until the earlier of (i) five years from the date of grant or (ii) three years after (x) the optionee's retirement or resignation from the Board of Directors, or (y) the failure of the optionee to be re-elected as a director of the Company, or
(z) the disability or death of the optionee.

  The 1996 Stock Option Plans and the 1998 Incentive Plan provide for the grant of both incentive stock options ("ISOs") intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options ("NQSOs") that do not qualify for such treatment. The 1998 Director Plan provides only for the grant of NQSOs. All of the Company's stock option plans are administered by the Board of Directors, or in the alternative, the Committee.

  The exercise price of an ISO must not be less than the fair market value of the Common Stock on the date the option is granted (110% of fair market value with respect to an ISO granted to any person who owns stock of the Company possessing 10% or more of the total voting power of all the Company's stock at the time of the grant), and is payable upon the exercise of the option. The exercise price of an NQSO will be stated in the option agreement governing the NQSO and is not required by the option plans to be the fair market value of the Common Stock on the date the option is granted. The number of shares covered by ISOs granted to any optionee is limited such that the aggregate fair market value of stock (determined as of the date of the grant) with respect to which ISOs are exercisable for the first time by such optionee in any calendar year may not exceed $100,000. The excess options, if any, will be treated as NQSOs.

  In the event of any stock dividend, stock split, reverse stock split, recapitalization or reclassification of the Company, appropriate proportional adjustments will be made in the number of shares reserved for issuance under the option plans, and the number, kind and price of shares covered by outstanding grants. The option plans also provide for the ability of the Board of Directors or the Committee to accelerate the exercise date of any options granted thereunder. In addition, in the event of one of the following events, vesting with respect to any outstanding options under the 1996 Incentive Plan is automatically accelerated: (1) a Change of Control (as defined in such plan); (2) a Private Sale (as defined in such plan) which results in a valuation of the Company of $40.0 million or more; (3) the optionee's death or disability while in the employ of or engagement by the Company; or (4) the retirement of the optionee from the employ of the Company at or after age 65; however, vesting is not accelerated in the event of a Change of Control, Private Sale, death, disability or retirement with respect to that portion of any option which is subject to performance vesting criteria which have not been satisfied as of the date of such event. Upon the completion of the Offering, all outstanding options under the 1996 Key Plan will be fully vested.

  Options may not be exercised more than 10 years after the date of grant (five years after the date of grant with respect to an ISO granted to any person who owns stock of the Company possessing 10% or more of the total voting power of all the Company's stock at the time of the grant). If an optionee's employment or other relationship with the Company ceases for any reason other than death, disability or termination for cause (as such terms are defined in the applicable stock option plan), unless otherwise specified in the terms of an individual option agreement, any option exercisable on the date of such termination generally may be exercised for a period of three months from the date of such termination or until the expiration of the stated term of the option, whichever period is shorter. In the event of termination of employment or engagement with the Company by reason of death or disability, unless otherwise specified in the terms of an individual option agreement, any option exercisable at the date of such termination generally may be exercised for a period of 12 months from the date of the optionee's death or disability or until the expiration of the stated term of the option, whichever period is shorter. However, if a disabled optionee commences any employment or engagement during such 12-month period with or by a competitor of the Company, any options held by such optionee not yet exercised prior to the date of commencement of such employment or engagement shall immediately terminate. If an optionee's service is terminated for cause, any option not exercised prior to the date of such termination shall be forfeited.

  The Company's stock option plans may be amended by the Board of Directors so long as such amendment does not change the terms of any outstanding option without the affected optionee's consent or increase the number of shares that are the subject of the plans.

EMPLOYEE STOCK PURCHASE PLAN

  The Company's Board of Directors adopted an Employee Stock Purchase Plan on November 5, 1998 (the "ESP Plan"). The ESP Plan qualifies as an employee stock purchase plan under Internal Revenue Code Section 423 and will be effective upon the completion of the Offering. The ESP Plan allows employees to purchase Common Stock from the Company at a discount, without being subject to taxes until they sell the stock, and without having to pay any brokerage commissions with respect to the purchases. The ESP Plan is designed to encourage and facilitate the purchase of Common Stock by employees of the Company and thereby to provide employees of the Company with both a personal stake in the Company and a long range inducement to remain in the employ of the Company.

  The ESP Plan provides employees with the right to purchase shares of Common
Stock through payroll deduction.     shares of Common Stock are available for
purchase under the ESP Plan, subject to adjustment in the number and price of shares of Common Stock available for purchase in the event the outstanding shares of Common Stock are increased or decreased through stock dividends, recapitalizations, reorganizations or similar changes. The ESP Plan is to be administered by the Board of Directors, which may delegate responsibility for such administration to the Committee. Subject to the terms of the ESP Plan, the Board of Directors or the Committee has authority to interpret the ESP Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the ESP Plan.

  An employee of the Company is eligible to participate in the ESP Plan if the employee, as of the last day of the month immediately preceding the effective date of an election to purchase shares of Common Stock pursuant to the ESP
Plan: (1) has been employed by the Company on a full-time basis for at least one full calendar quarter; or (2) has been employed by the Company on a part-time basis for at least 24 consecutive months. An employee is considered to be a part-time employee if the employee is scheduled to work at least 20 hours per week. Employees on an approved leave of absence remain eligible for a period of time after commencement of the leave. Notwithstanding the foregoing, any employee who, after purchasing Common Stock under the ESP Plan, would own five percent or more of the total combined voting power or value of all classes of stock of the Company is not eligible to participate. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Internal Revenue Code.

  Eligible employees may elect to participate in the ESP Plan during a calendar quarter designated by the Board of Directors or Committee. Shares will be deemed to have been purchased on the last day of the calendar quarter. The purchase price per share offered under the ESP Plan will be 85 percent of the lesser of the fair market value per share on the first or last trading day of the quarter.

  Participants have rights prescribed in the ESP Plan to withdraw the balance credited to the participant's account. A participant who elects to withdraw will be deemed to have elected not to participate in each of the four succeeding quarters in which purchases are possible under the ESP Plan. Upon termination of a participant's employment for any reason other than death, including termination due to disability or continuation of a leave of absence beyond 90 days, all amounts credited to such participant's account must be returned to the participant. In the event of a participant's (i) termination of employment due to death or (ii) death after termination of employment but before the participant's account has been returned, all amounts credited to such participant's account will be returned to the participant's successor-in-interest.

  All funds held or received by the Company under the ESP Plan may be used for any corporate purpose until applied to the purchase of shares of Common Stock or refunded to employees and will not be segregated from the general assets of the Company. The Company will pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the ESP Plan.

  The ESP Plan is not qualified under section 401(a) of the Internal Revenue Code. The Company generally will not be entitled to a deduction with respect to stock purchased under the ESP Plan, unless the stock is disposed of before certain holding period requirements are met.

  The Board of Directors or the Committee has the right to amend, modify or terminate the ESP Plan at any time without notice, provided that no employee's then existing rights are adversely affected without his or her consent, and provided further that, upon any amendment of the ESP Plan, stockholder approval will be obtained if required by law.

401(K) PLAN

  The Company has adopted a 401(k) Salary Reduction Plan and Trust (the "401(k) Plan") for eligible employees ("Participants"). Participants may contribute up to 15% of their current compensation, up to a statutorily prescribed annual limit, to the 401(k) Plan. Each Participant is fully vested in his or her deferred salary contributions. Participant contributions are held in trust and invested pursuant to Participant direction from among 20 or more investment funds made available under the 401(k) Plan. The Company may make matching contributions of 50% of Participants' deferred salary contributions, up to a maximum of 4% of a Participant's compensation. The Company's matching contributions vest after a Participant has completed three years of service, or earlier upon attainment of age 55, death while in service, retirement for disability or termination of the 401(k) Plan. Payment of 401(k) Plan benefits are made in a single lump sum payment. Distribution of a Participant's vested interest in his or her account generally occurs after a Participant's termination of employment for any reason (including retirement, death or disability).

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 15, 1998, by (i) each person (or a group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all executive officers and directors of the Company as a group. As of such date, there were 5,084,281 shares of Common Stock outstanding before giving effect to the sale of Common Stock in the Offering.

                                                 PERCENTAGE OF      PERCENTAGE OF
                                               OUTSTANDING SHARES OUTSTANDING SHARES
  NAME AND ADDRESS OF     AMOUNT AND NATURE OF       OWNED              OWNED
  BENEFICIAL OWNER(1)     BENEFICIAL OWNERSHIP  BEFORE OFFERING     AFTER OFFERING
  -------------------     -------------------- ------------------ ------------------
Kevin Kimberlin(2)......       1,102,240              20.3%
W. Vickery
 Stoughton(3)...........         580,777              11.1%
Venturetech, Inc.(4)....         416,494               8.1%
Dr. Thomas H. Grove(5)..         282,120               5.5%
SmithKline Beecham
 Corporation............         229,808               4.5%
Philip B. Smith(6)......         207,413               4.0%
James R. Koch(7)........          32,433               0.4%
William F. Flatley(8)...          19,798               0.4%
Anthony P. Brenner(9)...          15,096               0.3%
Kenneth Kermes(10)......           5,122               0.1%
Diana Mackie............           4,438               0.1%
C. Alan MacDonald(11)...           4,327               0.1%
All executive officers
 and directors as a
 group (9 persons)(12)..       1,151,524              21.0%

--------
  * Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from December 15, 1998 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) are exercisable within 60 days from December 15, 1998 have been exercised.
 (1) The address of Mr. Kimberlin is: Spencer Trask Securities Incorporated, 535 Madison Avenue, 18th Floor, New York, New York 10022. The address of Mr. Stoughton, Dr. Grove and Mr. Koch is: Careside, Inc., 6100 Bristol Parkway, Culver City, California 90230. The address of Venturetech, Inc. is: Friedli Corp. Finance, Freigustrasse 5, 8002 Zurich, Switzerland. The address of SmithKline and Ms. Mackie is: One Franklin Plaza, 200 N. 16th Street, Philadelphia, Pennsylvania 19102. The address of Mr. Smith is:
     Laird & Co., LLC, 375 Park Avenue, Suite 2805, New York, New York 10022. The address of Mr. Flatley is: Executive Health Group, 10 Rockefeller Plaza, New York, New York 20020-1903. The address of Mr. Brenner is:
     Robertson Stephen Funds Investment Management, 555 California Street, San Francisco, California 94104. The address of Mr. Kermes is: Riparian Partners, Ltd., 2400 Banc Boston Plaza, Providence, Rhode Island 02903. The address of Mr. MacDonald is: Directorship, Inc., 8 South Shore Drive, Greenwich, Connecticut 06830.
 (2) Includes 426,850 shares of Common Stock held by Oshkim Limited Partners, L.P. ("Oshkim"), and 339,041 shares of Common Stock held by Kevin Kimberlin Partners, L.P. ("KKP"), both of which are limited partnerships of which Mr. Kimberlin is General Partner. Also includes 20,517 shares of Common Stock issuable upon the exercise of warrants held by Oshkim, and 38,095 shares of Common Stock issuable upon the exercise of warrants held by KKP. Also includes 277,737 shares of Common Stock issuable upon the exercise of warrants owned by Spencer Trask Securities Incorporated of which Mr. Kimberlin is chairman and exercises voting control. See "Certain Transactions--Financing Activities."

 (3) Includes 153,269 shares of Common Stock issuable upon the exercise of options.
 (4) Includes 42,973 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Peter Friedli, the controlling stockholders of Venturetech, Inc., or by Pine Incorporated, a corporation owned by Mr. Friedli.
 (5) Includes 76,827 shares of Common Stock issuable upon the exercise of options.
 (6) Includes 50,952 shares of Common Stock owned by, and 108,771 shares of Common Stock issuable upon the exercise of warrants held by, Private Equity Partnership, of which Mr. Smith is the General Partner, and 4,327 shares of Common Stock issuable upon exercise of options granted to Mr. Smith for serving as a director of the Company.
 (7) Consists of 32,433 shares of Common Stock issuable upon the exercise of options.
 (8) Includes 4,327 shares of Common Stock issuable upon the exercise of options granted to Mr. Flatley for serving as a director of the Company.
 (9) Includes 5,481 shares of Common Stock issuable upon the exercise of options, of which options to purchase 1,154 were issued pursuant to a consulting agreement with an affiliate of Mr. Brenner (See "Certain Transactions--Financing Activities"), and 4,327 shares of Common Stock issuable upon the exercise of options granted to Mr. Brenner for serving as a director of the Company.
(10) Includes 2,163 shares of Common Stock issuable upon the exercise of options granted to Mr. Kermes for serving as a director of the Company.
(11) Consists of 4,327 shares of Common Stock issuable upon the exercise of options granted to Mr. MacDonald for serving as a director of the Company.
(12) Includes 283,154 shares of Common Stock issuable upon the exercise of options and 108,771 shares of Common Stock issuable upon exercise of warrants. See Footnotes 3 and 5 to 11 above.

                              CERTAIN TRANSACTIONS

 SmithKline Beecham

  In July 1996, the Company entered into a letter of intent with SmithKline and SBDS, an affiliate of SmithKline, with respect to its point-of-care development program ("POC Program"). Pursuant to such letter, SmithKline supported the POC Program by funding $1.8 million of operating expenses for the POC Program for the period from July 1, 1996 through October 31, 1996 (the "Transition Period"). At the conclusion of the Transition Period, on November 7, 1996, pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement"), SBDS and SBCL sold to the Company certain fixed and intangible assets used in connection with the POC Program. As consideration for the purchase of the assets, SBDS was issued 5% of the Company's total Common Stock outstanding at that time. Ms. Mackie, Vice President for Strategy and Business Development at SmithKline Beecham Healthcare Services, a division of SmithKline, has served as a director of the Company since February 1997 as a representative of SmithKline.

  In addition to the operating funding provided during the Transition Period, SmithKline made available to the Company a $1.0 million credit facility at an interest rate of 8% per annum (the "SmithKline Credit Facility"). The SmithKline Credit Facility was used by the Company to fund research and development and to establish its production facility by funding capital purchases, rental payments for the Company's facilities in Culver City, California and operating expenses. In January 1997, the SmithKline Credit Facility was converted into an additional 2% of the Company's outstanding Common Stock simultaneously with the initial closing of the Company's 1997 private placement of Common Stock.

  Simultaneously with the closing of the Asset Purchase Agreement, SBCL and the Company entered into a Distribution and Supply Agreement (the "Distribution and Supply Agreement") pursuant to which SBCL received exclusive distribution rights to sell the Company's products to segments of the commercial laboratory industry. The exclusive distribution rights will extend to 10 of the following countries: United States, Great Britain, Mexico, Spain, South Africa, Singapore, Malaysia, Indonesia, Australia, Chile, Argentina, France or Germany, to the extent and for so long as SBCL or an affiliate of SBCL owns, operates or manages a clinical laboratory in such country on or before December 31, 2000. Whenever the Company obtains the necessary approvals to market and sell its products in a listed country, SBCL must submit purchase orders for the products within designated time periods in order to preserve its exclusive rights in that country. Otherwise, the Company will be free to sell its products in that country to the commercial laboratory industry as well. The Company's ability to sell its product outside the commercial laboratory industry is not limited by the contract with SBCL. SBCL and its affiliates are not restricted from entering into similar commercial distribution arrangements with other point-of-care diagnostic companies. Pursuant to the Distribution and Supply Agreement, SBCL will pay the Company a $100,000 annual fee commencing on the date of FDA Approval in consideration for the grant of exclusivity of the foregoing distribution rights after product launch. As defined in the Distribution and Supply Agreement, "FDA Approval" means the date upon which (i) the Company completes development of the Careside System and at least 25 specified tests and (ii) the Company receives a license by the FDA for commercial sale and promotion of the Careside System in the United States, including a certain number of tests agreed to by SBCL.

  Under the Distribution and Supply Agreement, SBCL will, until December 31, 2000 or any earlier termination of the Distribution and Supply Agreement, supply the Company with clinical samples to enable the Company to validate tests for its research and development of point-of-care products. The Company will bear the cost of retrieving the samples and conducting the Company's comparative validation tests. In addition, the Distribution and Supply Agreement obligates SBCL, upon FDA Approval, to purchase minimum numbers of CareSide Analyzers and test cartridges from the Company for the first five years following such FDA Approval. The Company has agreed to supply SBCL with its requirements of CareSide Analyzers and cartridges at cost plus a reasonable margin, and in any event, in an amount equal to the best price offered by the Company from time to time to any customers in the same country. If the Company does not develop the CareSide Analyzer and obtain FDA Approval by December 31, 2000, SBCL has the option to terminate the agreement or waive the FDA Approval requirement. SBCL has agreed to purchase certain minimum quantities of instruments and cartridges for a five-year period when they are approved for marketing and sale by the FDA.

  All intellectual property rights to patents, trademarks or otherwise, which are associated with the marketing and development of point-of-care products remain with the Company although the Company and SBCL share certain rights and responsibilities in the protection of these rights.

 Financing Activities

  On December 2, 1996, in connection with the establishment of a $1 million working capital facility, the Company issued Exigent Partners, L.P. 557,600 shares of Common Stock for an aggregate purchase price of $98,995. The working capital facility was arranged by Exigent Partners, L.P. to be provided to the Company in the form of a $1 million irrevocable letter of credit from Citibank, N.A., secured by pledges of cash or cash equivalents by Exigent Partners, L.P. The general partner of Exigent Partners, L.P. was Kevin Kimberlin, an affiliate of Spencer Trask Securities Incorporated ("Spencer Trask"), and the limited partners were Mr. Stoughton, Dr. Grove and Mr. Smith. Of the 557,600 shares of Common Stock issued to Exigent Partners, L.P., Mr. Kimberlin is the beneficial owner of 426,850 shares of Common Stock, and Mr. Stoughton and Dr. Grove, both directors and officers of the Company, beneficially own 36,802 and 18,958 shares of Common Stock, respectively. The Company repaid all funds drawn under the facility and the letter of credit, both of which have since terminated. Exigent Partners, L.P. was dissolved and each of its partners received a pro rata distribution of shares of Common Stock. See "Principal Stockholders."

  In 1997 and 1998 the Company undertook two private placements of its Common Stock (the "1997 Private Placement" and "1998 Private Placement"), both of which were completed through Spencer Trask. Spencer Trask received approximately $2.5 million in commissions and expenses from the private placements, which generated aggregate net proceeds to the Company of $19.0 million. Affiliates of Spencer Trask, including Spencer Trask employees, received warrants to purchase 384,615 shares of Common Stock at $5.20 per share in the 1997 Private Placement and warrants to purchase 340,238 shares of Common Stock at $6.76 per share in the 1998 Private Placement (collectively, the "Prior Warrants"). Warrants issued in connection with both private placements will expire three years from the closing of the Offering.

  Spencer Trask was granted a right of first refusal for five years from the final closing under the 1997 Private Placement to purchase for its own account or to act as underwriter or agent for any proposed public offering or any private placement of the Company's securities in which the purchasers of units in the 1997 Private Placement are entitled to preemptive rights under the Stockholders' Agreement (as defined below), or for any sale of Common Stock by the former partners of Exigent Partners, L.P. Such right entitles Spencer Trask to purchase or sell such securities on terms no less favorable than the Company or such stockholders can obtain elsewhere. Spencer Trask has waived all such rights.

  Upon the first closing of the 1997 Private Placement, the Company and Spencer Trask entered into an investment banking agreement pursuant to which Spencer Trask will receive a percentage (ranging from seven percent to two and one-half percent depending upon the size of the transaction involved) of the consideration involved in any transaction undertaken by the Company with a person introduced by Spencer Trask in the five years after final closing under the 1997 Private Placement. The agreement also provides for Spencer Trask, subject to certain terms and conditions, to act as the Company's exclusive representative in advising the Company with respect to executive compensation benefits, insurance and retirement planning, providing the Company with certain investment banking services and its cash management needs. Spencer Trask has waived all such rights relating to investment banking services.

  In connection with the 1997 and 1998 Private Placements, the Company and each of its stockholders and warrantholders entered into a Stockholders' Agreement (the "Stockholders' Agreement"). The Stockholders' Agreement, which expires by its terms upon completion of the Offering, provided for the nomination and election of each of the Company's current directors.

  In December 1997, Cedar, an entity owned and controlled by Mr. Brenner, a director of the Company, provided certain financial consulting services to the Company in connection with the 1998 Private Placement.

In consideration for providing such services, Cedar was reimbursed out-of-pocket expenses and received options to purchase 1,154 shares of Common Stock at an exercise price of $.052 per share. These options remain exercisable until August 8, 2007.

  In July 1998, in connection with the relocation of Mr. Koch from Texas to the Los Angeles area in August 1998, the Company, pursuant to a promissory note executed in its favor by Mr. Koch, provided a bridge loan to Mr. Koch in the aggregate principal amount of $125,000. The bridge loan, which was subject to an interest rate of 7.5% per annum, was paid in full by Mr. Koch on September 21, 1998. As of that date, an aggregate of $125,911 in principal and interest was owing under the promissory note.

  In December 1998, the Company entered into the Bridge Financing with S.R. One, Limited (the "Investor"), a business trust affiliated with SmithKline. Pursuant to the securities purchase agreement, the Investor has agreed to purchase and the Company has agreed to issue and sell notes in the maximum principal amount of $3.0 million, together with the detachable Bridge Warrant for the purchase of that number of shares of Common Stock which is equal to $750,000 divided by 85% of the initial public offering price per share of Common Stock in the Offering. In addition, the Investor has the right to attend meetings of, and to receive information distributed to, the Company's Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Ms. Mackie, a director of the Company, currently serves as a Vice President for Strategy and Business Development at SBHS, the business development division of SmithKline.

  The Company considers the terms of all of the above-referenced transactions to be at arm's length and reasonably equivalent to terms it could have obtained through negotiations with unaffiliated third parties under similar economic conditions. Any transactions undertaken in the future, including loans, between the Company and any of its officers, directors and principal stockholders or their affiliates, will be approved by a majority of the entire Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. See "Description of Capital Stock-- Takeover Protection and Certain Charter and By-Law Provisions."

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of the Offering, the Company's authorized capital stock will consist of (i) 50,000,000 shares of Common Stock, $.01 par value per share and
(ii) 5,000,000 shares of Preferred Stock, par value $.01 per share, of which
there will be    shares of Common Stock and no shares of Preferred Stock
outstanding assuming no exercise of the Underwriters' over-allotment option. The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  The issued and outstanding shares of Common Stock being offered hereby will be, when sold and issued in accordance herewith, validly issued, fully paid and non-assessable. Each holder of shares of Common Stock will be entitled to one vote for each share held of record and may not cumulate votes for election of directors. The shares will not be entitled to preemptive rights under applicable law and will not be subject to redemption or assessment. Subject to the rights and preferences of the holders of any Preferred Stock outstanding in the future, with a liquidation preference, if any, upon liquidation, dissolution or winding-up of the Company, the holders of shares of Common Stock will be entitled to receive, pro rata, the assets of the Company which are legally available for distribution to stockholders. In addition, subject to the rights and preferences of the holders of any Preferred Stock outstanding in the future, the holders of shares of Common Stock will be entitled to share ratably in dividends as, if and when declared by the Company's Board of Directors. The Company does not anticipate that any dividends will be paid in the foreseeable future.

PREFERRED STOCK

  In addition to the Common Stock, the Company, without further action by stockholders, is also authorized to issue up to 5,000,000 shares of Preferred Stock. The Company's Board of Directors may determine the timing, series, designation, and number of shares of Preferred Stock to be issued, as well as the rights, preferences, and limitations of such shares, including those relating to voting power, redemption, conversion, dividend rights, and liquidation preferences. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock or have the effect of deterring, delaying or preventing any attempt by a person, entity or group to obtain control of the Company. The Company has no current plans to issue any shares of Preferred Stock.

WARRANTS

  As of December 15, 1998, the Company had outstanding exercisable warrants to purchase 384,615 shares of Common Stock at $5.20 per share. These warrants were issued in connection with the 1997 Private Placement and will expire three years from the closing of the Offering. In addition, the Company, as of December 15, 1998, had outstanding exercisable warrants to purchase 340,238 shares of Common Stock at $6.76 per share. These warrants were issued in connection with the 1998 Private Placement and will expire three years from the closing of the Offering. In addition, the Company issued the Bridge Warrant in connection with the Bridge Financing. The Bridge Warrant will become exercisable on the later of December 17, 1999 or six months after the completion of the Offering for the number of shares of Common Stock which is equal to $750,000 divided by 85% of the initial public offering price per share of the Common Stock in the Offering. The Bridge Warrant has an exercise price of 85% of the initial public offering price. If the Bridge Financing is not repaid by June 30, 1999, the Bridge Warrant becomes exercisable for twice as many shares of Common Stock. The Bridge Warrant will expire on the earlier of December 17, 2005 or four years after the completion of the Offering. Upon the
completion of the Offering, an additional   warrants will be issued to the
Representatives. These warrants will have an exercise price equal to 120% of the initial public offering price and will expire five years from the date of their issuance. See "Underwriting."

REGISTRATION RIGHTS

  The Company granted investors in the 1997 and 1998 Private Placements certain automatic, demand and incidental registration rights under Registration Rights Agreements (the "Investor Registration Agreements"). The Company has granted similar rights with respect to the shares underlying the Prior Warrants and the Bridge Warrant. The Company agreed to effect a registration under the Securities Act for the resale of the Common Stock purchased by investors in the 1997 and 1998 Private Placements and issuable upon exercise of the Prior Warrants subject to restrictions imposed by the managing underwriter of the Offering, automatically within 360 days or such later period of time to be negotiated by representatives of Spencer Trask (on behalf of the investors in the 1997 and 1998 Private Placements) with such underwriter and the Company at the closing of the Offering. Pursuant to powers of attorney granted by such investors and amendments to such agreements, the Company's obligation to effect such registration has been waived by all directors, officers and principal stockholders of the Company.

  All expenses incurred in connection with the registration of the shares of Common Stock pursuant to the Investor Registration Agreements and under registration rights agreements between the Company and the holders of the Prior Warrants and the Bridge Warrant are to be borne by the Company, other than underwriting discounts and commissions. All such agreements also provide for customary indemnification and contribution provisions involving the participants in any registration effected pursuant thereto. Under the Investor Registration Agreements, if the Company fails to register the Common Stock underlying the shares in accordance with the terms of the Investor Registration Agreements, the Company must either repurchase the shares at the fair market value thereof to be the average of the appraised value of such shares calculated by two independent appraisal firms selected by Spencer Trask, or give investors the ability to elect a majority of the Board of Directors in order to provide liquidity.

  The Company has also granted additional demand and incidental registration rights to SmithKline which may demand registration under the Securities Act for the resale of any or all of the Common Stock held by it at any time after the earlier of the Offering or December 6, 2001. SmithKline has agreed not to make such a demand for a period of at least one year after consummation of the Offering. Additionally, if the Company at any time proposes to register an issuance of its securities (other than in the Offering, debt securities or securities issued in connection with an employee benefit or stock option plan), SmithKline may request that any or all of its Common Stock be included in the registration for resale. Such registrations will be effected by the Company at the Company's expense, other than as to underwriting discounts and commissions, and legal fees charged by SmithKline's counsel, all of which will be paid by SmithKline.

  Additionally, Messrs. Stoughton and Smith, Drs. Grove and Asarch and three additional members of the Company's management (the "Management Holders") and the former partners of Exigent Partners, L.P. have also been granted certain demand and incidental registration rights with respect to their Common Stock. Beneficial owners of a majority of all registrable securities owned by all Management Holders and the former partners of Exigent Partners, L.P. may demand on two occasions registration under the Securities Act for the resale of any or all of their shares of Common Stock at any time after the earlier of 12 months following the Offering or June 3, 2003. Additionally, if the Company at any time proposes to register an issuance of its securities (other than debt securities or securities issued in connection with an employee benefit or stock option plan), the Management Holders and the former partners of Exigent Partners, L.P. may request that any or all of their Common Stock be included in the registration for resale. Such registrations will be effected by the Company at the Company's expense, except that the Company will not be obligated to pay any underwriting discounts or commissions or legal fees incurred by the selling stockholders.

  The foregoing is only a summary of certain of the terms and conditions of the registration rights agreements involving such parties. A copy of the actual agreement has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Underwriting" for a description of the registration rights pertaining to the shares of Common Stock issuable upon exercise of the Representatives' Warrants.

  The directors, officers and principal stockholders of the Company have agreed not to sell, transfer or otherwise dispose of their shares of Common Stock until one year after completion of the Offering without the prior approval of Fahnestock & Co. Inc. ("Fahnestock").

TAKEOVER PROTECTION AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  Certain provisions of the Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation (the "Charter") and Amended and Restated By-Laws (the "By-Laws") and the 1996 and 1998 Stock Option Plans may have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt. Such provisions of the DGCL, the Charter, the By-Laws and the stock option plans might have an anti-takeover effect even in circumstances where a takeover attempt might result in payment of a premium over market price for shares held by stockholders.

  Following the completion of the Offering, the Company will become subject to
Section 203 of the DGCL. Section 203 prohibits, subject to certain exceptions, a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. Section 203 of the DGCL defines "business combination" to include mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. In general, Section 203 defines an "interested stockholder" as any person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation. This prohibition in Section 203 has three exceptions. First, the board of directors of the corporation must have given prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Second, upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced. Finally, at the time of or following the consummation of the transaction in which the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Upon completion of the Offering, the Company's Board of Directors will be divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class will serve three-year terms. Approximately one-third of the directors will sit for election at each annual meeting of the Company's stockholders. All directors elected to the Company's classified Board of Directors serve until the election and qualification of their successors or their earlier resignation or removal. The Board of Directors may create new directorships and fill such positions so created. In addition, the Board of Directors (or its remaining members, even though less than a quorum) may fill vacancies on the Board of Directors occurring for any reason until the next annual election of directors. Members of the Board of Directors may only be removed for cause. These provisions may have the effect of deterring or delaying any attempt by any group to obtain control of the Company by a proxy contest. For example, a third party would be required to have its nominees elected at two separate annual meetings in order to elect a majority of the members of the Board of Directors.

  The Company may issue 5,000,000 shares of undesignated Preferred Stock. Under certain circumstances, the issuance of Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

  The Charter provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders. Such action will not be permitted to be taken by written consent in lieu of a meeting. The Charter and the By-Laws also provide that special meetings of stockholders may only be called by a majority of the Board of Directors, the Chairman and the Chief Executive Officer of the Company. Stockholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders.

  The Charter provides that any director or the entire Board of Directors may be removed only for cause and only upon the affirmative vote of holders of 80% or more of the outstanding shares of capital stock of the Company. Further, the Charter provides that the amendment of this provision for removing directors for cause may only be amended by the affirmative vote of at least 75% of the voting power of all the then outstanding shares of capital stock of the Company voting together as a single class.

  The By-Laws establish an advance notice procedure for nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Advance notice procedures also exist for other stockholder proposals to be considered at annual or special meetings of stockholders. In general, notice of intent to nominate a director or raise business at an annual meeting must be received by the Company not less than 60 nor more than 90 days prior to the scheduled annual meeting. In the case of a special meeting called for the purpose of electing directors, such notice of intent must be received not later than the close of business on the fifth day following the day on which notice of the date of the meeting was mailed. Such notice of intent must contain certain specified information concerning the person to be nominated or the mater to be brought before the meeting. In addition, the By-Laws provide that special meetings of the stockholders may only be called by the Chairman of the Board of Directors and Chief Executive Officer or at the request in writing by a majority of the Board of Directors.

  In addition, the By-Laws allow the Board of Directors to increase the number of directors from time to time (although a decrease in the number of directors may not have the effect of shortening the term of any incumbent director). The By-Laws also grant the Board of Directors the authority to fill any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors. The Charter states that the By-Laws may be amended by the stockholders only by the vote of not less than 80% of the outstanding shares of stock entitled to vote upon the election of directors.

  The provisions of the Charter and the By-Laws summarized in the preceding paragraphs may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of the Company's stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the Common Stock at a premium, as well as create a depressive effect on the market price of the Common Stock. See "Risk Factors--Anti-Takeover Provisions."

  The 1996 Stock Option Plans and the 1998 Stock Option Plans, in certain circumstances, allow the Board of Directors or a committee thereof to accelerate the vesting or exercise date of any options granted thereunder. See "Management--Stock Option Plans." The ability to accelerate the vesting or exercise date of options could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company expects to have    shares of
Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants (or shares if the Underwriters' over-allotment is exercised in full). Of these
shares, the    shares of Common Stock sold in the Offering will be freely tradeable without restrictions or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 ("Rule 144") under the Securities Act. All of the remaining outstanding shares of Common Stock are restricted securities ("Restricted Shares") within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144.

  Holders of    Restricted Shares have agreed (the "Lock-Up Agreements") not to sell or otherwise dispose of any of their shares of Common Stock for a period of one year after completion of the Offering (the "Lock-Up Period") without the prior written consent of Fahnestock, subject to certain limited exceptions. After the expiration of the Lock-Up Period (or earlier upon the prior written
consent of Fahnestock)    shares of the Common Stock may be sold in the public
market subject to Rule 144.

  In general, under Rule 144, as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are required to be aggregated) who has beneficially owned Restricted Shares for at least one year, including a person who may be deemed to be an Affiliate of the Company, may sell within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and availability of current public information about the Company. In addition, under Rule 144(k) of the Securities Act, a person who is not an Affiliate of the Company, has not been an Affiliate within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

  Beginning 90 days after the date of this Prospectus, certain shares issued or issuable upon the exercise of options granted by the Company prior to the date of this Prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. Pursuant to Rule 701, persons who purchase shares upon exercise of options granted under a written compensatory plan or contract may sell such shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and in the case ofnon-Affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. As of December 15, 1998, the Company has options outstanding to purchase 410,721 shares of Common Stock which have not been exercised and which become exercisable at various times in the future. Any shares issued upon the exercise of these options will be eligible for sale pursuant to Rule 701.

  The Company intends to file a Form S-8 Registration Statement under the Securities Act approximately 180 days after the closing of the Offering to register an aggregate of 1,184,210 shares of Common Stock reserved for issuance under the Company's 1996 and 1998 Stock Option Plans. See "Management--Stock Option Plans." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such options are subject to vesting restrictions or the Lock-Up Agreements. As of December 15, 1998, options to purchase 410,721 shares were outstanding and 773,489 shares of Common Stock remained available for future grant under the 1996 and 1998 Stock Option Plans.

  The Company has issued the Prior Warrants which are exercisable to purchase an aggregate of 724,853 shares of Common Stock at exercise prices ranging $5.20 to $6.76 per share. The Bridge Warrant will become exercisable on the later of December 17, 1999 or six months after the completion of the Offering to purchase such number of shares of Common Stock determined by $750,000 by 85% of the initial public offering price per share. The Bridge Warrant has an exercise price of 85% of the initial public offering price and will expire on the earlier of December 17, 2005 or four years after the completion of the Offering. The holders of the Prior Warrants and the Bridge Warrant are entitled to certain registration rights with respect to the shares issuable upon exercise of such warrants. These shares may be sold without restriction in the
public market upon registration, and with respect to      of these shares,
after the Lock-Up Period expires.

  Prior to the Offering, there has been no market for the Common Stock of the Company and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. Future sales of substantial amounts of Common Stock (including shares issued upon exercise of outstanding options and warrants) in the public market after the Offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time and could impair the Company's ability to raise capital through the sale of its securities.

  The holders of the Representatives' Warrants have been granted certain
registration rights with respect to the    shares issuable upon exercise of the
Representatives' Warrants. The Representatives' Warrants will be exercisable during the four-year period commencing one year after the date of their issuance. The sale, or availability for sale, of the outstanding shares of Common Stock underlying the Representatives' Warrants in the public market subsequent to the Offering could adversely affect the prevailing market price of the shares of Common Stock.

                                  UNDERWRITING

  The Underwriters named below, for whom Fahnestock, Wedbush Morgan Securities and Southeast Research Partners, Inc. are acting as the Representatives, have severally agreed, subject to the terms and conditions contained in an underwriting agreement (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock indicated below opposite the name of such Underwriter at the initial public offering price less the underwriting discount set forth below and on the cover page of this Prospectus:

                                                                       NUMBER OF
                                                                        SHARES
NAME OF UNDERWRITER                                                    PURCHASED
-------------------                                                    ---------
Fahnestock & Co. Inc..................................................
Wedbush Morgan Securities.............................................
Southeast Research Partners, Inc......................................
                                                                          ---
  TOTAL...............................................................
                                                                          ===

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions and that the Underwriters are committed to purchase all of the shares (other than those covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement also provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments which the Underwriters may be required to make in respect thereof.

  The Representatives have advised the Company that the Underwriters propose to offer the Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such public offering price less a selling concession not to exceed $ per share. The Underwriters may allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the Offering, the offering price, the concession to certain dealers and other selling terms may be changed by the Representatives. The Underwriters have agreed not to confirm sales of Common Stock offered hereby to any account over which they exercise discretionary authority without the prior written approval of the customer.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to a maximum of additional shares of Common Stock solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount set forth herein. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase approximately the same proportion of additional shares as the number of shares to be purchased by it shown in the preceding table bears to the total number of shares of Common Stock initially offered hereby.

   Without the prior written consent of Fahnestock, holders of      shares of
Common Stock and certain option and warrant holders (including the Company's officers and directors) are not permitted to offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, their
securities until after    , 2000 (one year after the closing of the Offering).
Such prohibition does not apply to the potential issuance of Common Stock by the Company upon exercise of the over-allotment option or to the Company's grant of options under the 1996 and 1998 Stock Option Plans.

  The following table sets forth the amount of the underwriting discount and the nature of the compensation to be paid to the Underwriters for each share of Common Stock and in total. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' over-allotment option.

                                  COMPENSATION TO BE PAID TO UNDERWRITERS
                         ---------------------------------------------------------
                             NO EXERCISE OF OVER-        FULL EXERCISE OF OVER-
                               ALLOTMENT OPTION             ALLOTMENT OPTION
                         ---------------------------- ----------------------------
                           PER SHARE        TOTAL       PER SHARE        TOTAL
                         -------------- ------------- -------------- -------------
Underwriting Discount...
Representatives'
 Warrants(1)............ 1/10th Warrant [  ] Warrants 1/10th Warrant [  ] Warrants
Non-accountable Expense
 Allowance(2)...........      N/A       $     250,000      N/A       $     250,000

--------
(1) In connection with the Offering, the Company has agreed to issue the Representatives' Warrants to purchase a number of shares of Common Stock equal to ten percent (10%) of the number of shares of Common Stock being offered hereby, excluding over-allotment shares. The Representatives' Warrants will be exercisable during the four-year period commencing one year after the date of their issuance, at an exercise price equal to one hundred twenty percent (120%) of the initial public offering price set forth on the cover page of this Prospectus. The Representatives' Warrants may not be transferred, except to affiliates of the Representatives. The Representatives are entitled to certain rights with respect to the registration of the Common Stock issuable upon the exercise of the Representatives' Warrants (the "Warrant Shares") for offer and sale to the public under the Securities Act. To the extent that the Representatives realize any gain from the resale of the Warrant Shares, such gain may be deemed additional underwriting compensation.
(2) The Company has also agreed to pay Fahnestock a non-accountable expense allowance equal to 1% of the gross proceeds of the Offering, up to a maximum of $250,000, of which $60,000 has been paid to date.

  The Company and Fahnestock will enter into an investment banking agreement which, among other things, will grant Fahnestock a right of first refusal in connection with any investment banking services required by the Company for a period of 18 months after the consummation of the Offering. In addition, Fahnestock has the right to nominate one person to the Company's Board of Directors who is acceptable to the Company. Such nominee may be a director, officer, partner, employee or affiliate of Fahnestock. As of December 15, 1998, Fahnestock has not exercised its right to nominate any person to the Company's Board of Directors. However, Fahnestock is expected to exercise its right and nominate a person to the Company's Board of Directors after the closing of the Offering. Fahnestock also has the right to have one additional person attend all meetings of the Company's Board of Directors and to have such person receive all information provided to the Company's Board of Directors for a period of 18 months after the closing of the Offering.

  The following table sets forth an itemization of all expenses payable by the Company in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee, the Nasdaq National Market Listing Fee and the NASD Fee, the amounts listed below are estimates.

NATURE OF EXPENSE                                                      AMOUNT
-----------------                                                    ----------
SEC Registration Fee................................................ $    8,896
Nasdaq National Market Listing Fee..................................     72,875
NASD Fee............................................................      3,663
Printing and engraving fees.........................................    120,000
Registrant's counsel fees and expenses..............................    250,000
Accounting fees and expenses........................................    125,000
Spencer Trask Fee...................................................    100,000
Underwriters' Expenses..............................................    250,000
Blue Sky expenses and counsel fees..................................     25,000
Transfer agent and registrar fees...................................      8,000
Miscellaneous.......................................................     36,566
                                                                     ----------
  TOTAL............................................................. $1,000,000
                                                                     ==========

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be negotiated between the Company and the Representatives and will not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value. The initial public offering price should not be considered to be indicative of the actual value of the Company. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the prospects for the Company's business and the industry in which it competes, an assessment of the Company's management, the Company's capital structure, its past and present operations, its prospects for future earnings and other factors deemed relevant. There can be no assurance that an active trading market will develop for the Common Stock or that the prices at which the Common Stock will sell in the public market after the Offering will not be lower than the price at which it will be sold in the Offering.

  In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Regulation M of the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase Common Stock for the purpose of pegging, fixing or maintaining the price of the Common Stock at a level that is higher than the market would dictate in the absence of such transactions.

  The Underwriters may also create a short position for the account of the Underwriters by selling more shares of Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following the completion of the Offering to cover all or a portion of such short position. The Underwriters may
also cover all or a portion of such short position, up to    shares of Common
Stock, by exercising the over-allotment option described herein.

  In addition, the Representative may also impose a "penalty bid" under contractual arrangements with the Underwriters whereby the Representatives may reclaim from an Underwriter (or dealer participating in the Offering), for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market.

  In general, any of the transactions described above may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the absence of such transactions. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives or the Underwriters, as the case may be, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Spencer Trask is not participating as an underwriter or member of the selling group in the Offering but will be paid a fee of $100,000 by the Company upon completion of the Offering pursuant to a placement agency agreement between the Company and Spencer Task entered into in connection with the 1998 Private Placement. See "Certain Transactions--Financing Activities."

                                 LEGAL MATTERS

  The validity of shares of Common Stock offered hereby will be passed upon for the Company by Pepper Hamilton LLP. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts has acted as counsel for the Underwriters in connection with the Offering.

                                    EXPERTS

  The audited financial statements included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN GET MORE INFORMATION

  Our fiscal year ends on December 31. We will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

  We have filed a Registration Statement on Form S-1 with the Commission. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this Prospectus to any contract or other document of Careside, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the Commission's public reference room in Washington, D.C., and at the Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the Registration Statement, can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov.

                                 CARESIDE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
THE COMPANY:
  Report of Independent Public Accountants.................................  F-2
  Balance Sheets...........................................................  F-3
  Statements of Operations.................................................  F-4
  Statements of Stockholders' Equity (Deficit).............................  F-5
  Statements of Cash Flows.................................................  F-6
  Notes to Financial Statements............................................  F-7
PREDECESSOR BUSINESS:
  Report of Independent Public Accountants................................. F-13
  Statements of Certain Expenses........................................... F-14
  Notes to Statements of Certain Expenses.................................. F-15

  After the recapitalization referred to in Note 2 to the Financial Statements is effected, we will be in a position to render the following report.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  December 17, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Careside, Inc.:

  We have audited the accompanying balance sheets of Careside, Inc. (a Delaware corporation in the development stage) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (July 10, 1996) to December 31, 1996, the year ended December 31, 1997, and the period from inception (July 10, 1996) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Careside, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from inception (July 10, 1996) to December 31, 1996, the year ended December 31, 1997, and the period from inception (July 10, 1996) to December 31, 1997, in conformity with generally accepted accounting principles.

Philadelphia, Pa.,
  March 26, 1998 (except for the
     recapitalization discussed in Note 2,
     as to which the date is           , 1999)

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEETS

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                             1996        1997         1998
                                          ----------  ----------  -------------
                                                                   (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............. $   31,041  $1,237,149   $ 2,827,880
  Short-term investments.................        --          --      1,647,891
  Prepaid expenses and other.............     15,840     226,580       895,473
                                          ----------  ----------   -----------
    Total current assets.................     46,881   1,463,729     5,371,244
PROPERTY AND EQUIPMENT, net..............    836,075   1,578,727     1,999,201
DEFERRED FINANCING COSTS.................    191,906         --        221,366
DEPOSITS.................................    117,700      97,767        17,700
                                          ----------  ----------   -----------
                                          $1,192,562  $3,140,223   $ 7,609,511
                                          ==========  ==========   ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
                (DEFICIT)
CURRENT LIABILITIES:
  Line of credit......................... $  400,000  $      --    $       --
  Note payable to SmithKline Beecham
   Corporation...........................  1,000,000         --            --
  Accounts payable.......................    284,079     492,985     1,297,845
  Accrued expenses.......................    575,301     209,631       167,966
                                          ----------  ----------   -----------
    Total current liabilities............  2,259,380     702,616     1,465,811
                                          ----------  ----------   -----------
COMMITMENTS (Note 9)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value,
   5,000,000 shares authorized, none
   issued                                        --          --            --
  Common stock, $.01 par value,
   50,000,000 shares authorized,
   1,312,753, 3,365,385 and 5,084,281
   shares issued and outstanding.........     13,128      33,654        50,843
  Additional paid-in capital.............    657,220  10,372,907    20,673,431
  Stock subscription receivable..........    (98,995)        --            --
  Deficit accumulated during development
   stage................................. (1,638,171) (7,968,954)  (14,580,574)
                                          ----------  ----------   -----------
    Total stockholders' equity
     (deficit)........................... (1,066,818)  2,437,607     6,143,700
                                          ----------  ----------   -----------
                                          $1,192,562  $3,140,223   $ 7,609,511
                                          ==========  ==========   ===========

        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                          FOR THE PERIOD                                          FOR THE PERIOD  FOR THE PERIOD
                               FROM                                                    FROM            FROM
                             INCEPTION                                               INCEPTION       INCEPTION
                          (JULY 10, 1996) FOR THE YEAR    FOR THE NINE MONTHS     (JULY 10, 1996) (JULY 10, 1996)
                              THROUGH        ENDED        ENDED SEPTEMBER 30,         THROUGH         THROUGH
                           DECEMBER 31,   DECEMBER 31,  ------------------------   DECEMBER 31,    SEPTEMBER 30,
                               1996           1997         1997         1998           1997            1998
                          --------------- ------------  -----------  -----------  --------------- ---------------
                                                              (UNAUDITED)                           (UNAUDITED)
OPERATING EXPENSES:
 Research and
  development...........    $ 1,561,847   $ 5,895,465   $ 4,501,489  $ 6,158,973    $ 7,457,312    $ 13,616,285
 General and
  administrative........         55,515       640,574       452,431      648,530        696,089       1,344,619
                            -----------   -----------   -----------  -----------    -----------    ------------
 Operating loss.........     (1,617,362)   (6,536,039)   (4,953,920)  (6,807,503)    (8,153,401)    (14,960,904)
INTEREST INCOME.........            --        213,585       180,901      195,883        213,585         409,468
INTEREST EXPENSE........        (20,809)       (8,329)       (8,329)         --         (29,138)        (29,138)
                            -----------   -----------   -----------  -----------    -----------    ------------
NET LOSS................    $(1,638,171)  $(6,330,783)  $(4,781,348) $(6,611,620)   $(7,968,954)   $(14,580,574)
                            ===========   ===========   ===========  ===========    ===========    ============
BASIC NET LOSS PER
 SHARE..................    $     (2.25)  $     (2.04)  $     (1.59) $     (1.48)
                            ===========   ===========   ===========  ===========
SHARES USED IN COMPUTING
 BASIC NET LOSS PER
 SHARE                          728,465     3,098,980     3,009,203    4,476,796
                            ===========   ===========   ===========  ===========


        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                       DEFICIT
                                                                     ACCUMULATED
                           COMMON STOCK    ADDITIONAL      STOCK        DURING          TOTAL
                         -----------------   PAID-IN    SUBSCRIPTION DEVELOPMENT    STOCKHOLDERS'
                          SHARES   AMOUNT    CAPITAL     RECEIVABLE     STAGE      EQUITY (DEFICIT)
                         --------- ------- -----------  ------------ ------------  ----------------
BALANCE, JULY 10, 1996
 (inception)............       --  $   --  $       --     $   --     $        --      $      --
 Shares issued to
  founders and
  management............   659,342   6,593      (6,593)       --              --             --
 Shares issued to
  SmithKline Beecham
  Corporation in
  connection with asset
  purchase..............    34,702     347     571,006        --              --         571,353
 Sale of shares to
  Exigent Partners,
  L.P...................   557,600   5,576      93,419    (98,995)            --             --
 Shares issued to
  investment banker in
  connection with equity
  financing.............    30,173     302        (302)       --              --             --
 Shares issued to
  SmithKline Beecham
  Corporation pursuant
  to antidilution
  agreement.............    30,936     310        (310)       --              --             --
 Net loss...............        --     --          --         --       (1,638,171)    (1,638,171)
                         --------- ------- -----------    -------    ------------     ----------
BALANCE, DECEMBER 31,
 1996................... 1,312,753  13,128     657,220    (98,995)     (1,638,171)    (1,066,818)
 Shares issued in
  connection with
  private placement, net
  of expenses of
  $1,291,772             1,923,077  19,231   8,688,998        --              --       8,708,229
 Shares issued to
  SmithKline Beecham
  Corporation upon
  conversion of note
  payable...............   129,555   1,295   1,026,689        --              --       1,027,984
 Payment of stock
  subscription..........       --      --          --      98,995             --          98,995
 Net loss...............       --      --          --         --       (6,330,783)    (6,330,783)
                         --------- ------- -----------    -------    ------------     ----------
BALANCE, DECEMBER 31,
 1997................... 3,365,385  33,654  10,372,907        --       (7,968,954)     2,437,607
 Shares issued in
  connection with
  private placement, net
  of expenses of
  $1,302,029 (unaudited) 1,701,183  17,012  10,180,959        --              --      10,197,971
 Shares issued in
  connection with
  exercise of stock
  options (unaudited)       17,713     177     119,565        --              --         119,742
 Net loss (unaudited)...       --      --          --         --       (6,611,620)    (6,611,620)
                         --------- ------- -----------    -------    ------------     ----------
BALANCE, SEPTEMBER 30,
 1998 (unaudited)....... 5,084,281 $50,843 $20,673,431    $   --     $(14,580,574)    $6,143,700
                         ========= ======= ===========    =======    ============     ==========


        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                         FOR THE PERIOD                                          FOR THE PERIOD  FOR THE PERIOD
                              FROM                                                    FROM            FROM
                            INCEPTION                                               INCEPTION       INCEPTION
                         (JULY 10, 1996) FOR THE YEAR    FOR THE NINE MONTHS     (JULY 10, 1996) (JULY 10, 1996)
                             THROUGH        ENDED        ENDED SEPTEMBER 30          THROUGH         THROUGH
                          DECEMBER 31,   DECEMBER 31,  ------------------------   DECEMBER 31,    SEPTEMBER 30,
                              1996           1997         1997         1998           1997            1998
                         --------------- ------------  -----------  -----------  --------------- ---------------
                                                             (UNAUDITED)                           (UNAUDITED)
OPERATING ACTIVITIES:
 Net loss..............    $(1,638,171)  $(6,330,783)  $(4,781,348) $(6,611,620)   $(7,968,954)   $(14,580,574)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating
  activities--
 Depreciation..........         12,275       145,858       109,394      441,223        158,133         599,356
 Imputed interest on
  note payable.........            --          8,329         8,329          --           8,329           8,329
 Changes in assets and
  liabilities--
 Increase in prepaid
  expenses and other...        (15,840)     (210,740)      (41,650)    (668,893)      (226,580)       (895,473)
 Decrease (increase) in
  deposits.............       (102,700)       19,933        20,895       80,067        (82,767)         (2,700)
 Increase in accounts
  payable..............        284,079       208,906       270,408      804,860        492,985       1,297,845
 Increase (decrease) in
  accrued expenses.....        575,301      (346,014)     (446,703)     (41,665)       229,287         187,622
                           -----------   -----------   -----------  -----------    -----------    ------------
  Net cash used in
   operating
   activities..........       (885,056)   (6,504,511)   (4,860,675)  (5,996,028)    (7,389,567)    (13,385,595)
                           -----------   -----------   -----------  -----------    -----------    ------------
INVESTING ACTIVITIES:
 Purchases of short-
  term investments.....            --            --            --    (1,647,891)           --       (1,647,891)
 Purchases of property
  and equipment........       (344,733)     (888,510)     (767,821)    (861,697)    (1,233,243)     (2,094,940)
                           -----------   -----------   -----------  -----------    -----------    ------------
  Net cash used in
   investing
   activities..........       (344,733)     (888,510)     (767,821)  (2,509,588)    (1,233,243)     (3,742,831)
                           -----------   -----------   -----------  -----------    -----------    ------------
FINANCING ACTIVITIES:
 Net borrowings
  (repayments) on line
  of credit............        400,000      (400,000)     (400,000)         --             --              --
 Proceeds from note
  payable..............      1,000,000           --            --           --       1,000,000       1,000,000
 Deferred financing
  costs................       (191,906)          --            --      (221,366)      (191,906)       (413,272)
 Proceeds from the
  issuance of Common
  stock................            --      8,900,134     8,900,134   10,317,713      8,900,134      19,217,847
 Payment of stock
  subscription.........            --         98,995        98,995          --          98,995          98,995
 Cash received from
  SmithKline Beecham
  Corporation in
  connection with asset
  purchase.............         52,736           --            --           --          52,736          52,736
                           -----------   -----------   -----------  -----------    -----------    ------------
 Net cash provided by
  financing
  activities...........      1,260,830     8,599,129     8,599,129   10,096,347      9,859,959      19,956,306
NET INCREASE IN CASH
 AND CASH EQUIVALENTS..         31,041     1,206,108     2,970,633    1,590,731      1,237,149       2,827,880
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............            --         31,041        31,041    1,237,149            --              --
                           -----------   -----------   -----------  -----------    -----------    ------------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................        $31,041    $1,237,149    $3,001,674   $2,827,880     $1,237,149      $2,827,880
                           ===========   ===========   ===========  ===========    ===========    ============

        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY:

BACKGROUND

  Careside, Inc. (the "Company"), formerly Exigent Diagnostics, Inc., is focused on designing products intended to perform routine diagnostic blood tests in doctors' offices, hospital rooms, patient homes or anywhere a patient is receiving medical attention. The Company's first product in development is a compact portable device with related disposables that performs chemistry, electrochemistry, immunochemistry and coagulation testing.

DEVELOPMENT-STAGE RISKS

  The Company was incorporated in July 1996 to acquire an ongoing, point-of-care ("POC") testing, development-stage product from SmithKline Beecham Corporation ("SmithKline") and to complete the development of and to manufacture, market and distribute POC diagnostic products. Since its inception, the Company has generated no revenues and incurred significant losses. The Company anticipates incurring additional losses over at least the next several years, and such losses are expected to increase as the Company expands its research and development activities. Substantial financing will be needed by the Company to fund its operations and to commercially develop its products. The ability of the Company to commercialize its products will depend on, among other things, the relative cost to the customer of the Company's products compared to alternative products, its ability to obtain necessary regulatory approvals and to manufacture the products in accordance with Good Manufacturing Practices, and its ability to market and distribute its products. There can be no assurance that the Company's research and development efforts will be successful or that any products developed by the Company will receive regulatory clearance or be profitable in the marketplace.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS

  The financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results expected for the entire year.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments consisting of purchases with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the lease term. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets or the lease term, whichever is shorter. The Company uses lives of three to five years for research and manufacturing equipment and five to seven years for office equipment.

RESEARCH AND DEVELOPMENT

  Research and development costs are charged to expense as incurred.

INCOME TAXES

  The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates that are expected to be in effect when the differences reverse.

ACCOUNTING FOR STOCK-BASED COMPENSATION

  The Company applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock options. The Company follows the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits pro forma disclosure of the net loss using a fair value-based method of accounting for employee stock option plans (see Note 8).

NET LOSS PER COMMON SHARE

  The Company has presented net loss per share pursuant to SFAS No. 128, "Earnings per Share," and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net loss per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.

  Basic loss per share was computed by dividing net loss applicable to common shareholders by the weighted average number of shares of Common stock outstanding during the period. Dilutive loss per share has not been presented, since the impact on loss per share using the treasury stock method is anti-dilutive due to the Company's losses.

RECAPITALIZATION

  In          1999, the Company's stockholders approved a 1-for-5.2 reverse stock split of the Company's Common stock. All references in the accompanying financial statements to the number of shares and per share amounts have been retroactively restated to reflect the reverse stock split.

RECENTLY ISSUED PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income separately from retained earnings and additional paid-in capital in the stockholders' equity section of the balance sheet. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 will not have a material adverse effect on the Company's financial statements.

  In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management is currently evaluating the need to make additional disclosures under SFAS No. 131. However, this statement will not have any effect on the Company's reported financial position or results of operations.

3. PROPERTY AND EQUIPMENT:

                                              DECEMBER 31,
                                           --------------------  SEPTEMBER 30,
                                             1996       1997         1998
                                           --------  ----------  -------------
    Laboratory equipment.................. $659,613  $1,280,663   $1,966,185
    Leasehold improvements................  162,972     371,239      371,239
    Computer and office equipment.........   25,765      84,958      105,183
                                           --------  ----------   ----------
                                            848,350   1,736,860    2,442,607
    Less-Accumulated depreciation and
     amortization.........................  (12,275)   (158,133)    (443,406)
                                           --------  ----------   ----------
                                           $836,075  $1,578,727   $1,999,201
                                           ========  ==========   ==========

  Depreciation and amortization expense for the period from inception (July 10, 1996) through December 31, 1996, the year ended 1997, the nine months ended September 30, 1997 and 1998, the period from inception (July 10, 1996) through December 31, 1997 and the period from inception (July 10, 1996) through September 30, 1998 was $12,275, $145,858, $109,394, $285,273, $158,133 and
$443,406, respectively.

4. INCOME TAXES:

  At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $686,000. In addition, the Company has federal research and development credit carryforwards of approximately $129,000. The net operating loss and credit carryforwards begin to expire in 2011 and are subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of significant changes in ownership interest.

  The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                                              DECEMBER 31,
                                                           --------------------
                                                             1996       1997
                                                           --------  ----------
Net operating loss carryforwards.......................... $ 33,865  $  233,188
Research and development credit carryforwards.............   52,246     128,623
Capitalized research and development......................  501,546   2,219,926
Start-up costs............................................   17,381     185,906
Nondeductible accruals....................................      --        8,779
Nondeductible depreciation and amortization...............    4,174      53,765
Valuation allowance....................................... (609,212) (2,830,187)
                                                           --------  ----------
                                                           $    --   $      --
                                                           ========  ==========

  Due to the uncertainty surrounding the realization of the deferred tax asset, the Company has provided a full valuation allowance against this asset.

5. COMMON STOCK PRIVATE PLACEMENTS:

  In March 1997, the Company completed a private placement (the "1997 Private Placement") of 1,923,077 shares of its Common stock at $5.20 per share. The 1997 Private Placement raised approximately $8,800,000, net of the placement agent's commission and offering costs. In connection with the 1997 Private Placement, the placement agent and its affiliates received warrants to purchase 384,615 shares of the Company's Common stock at $5.20 per share, exercisable for seven years from the date of issuance or three years from the closing of an initial public offering (the "Offering").

  In June 1998, the Company completed a private placement (the "1998 Private Placement") of 1,701,183 shares of its Common stock at $6.76 per share, which generated net proceeds of approximately $10,200,000. In connection with the 1998 Private Placement, the placement agent and its affiliates received warrants to purchase 340,238 shares of the Company's Common stock at $6.76 per share, exercisable for seven years from the date of issuance or three years from the closing of the Offering.

6. TRANSACTIONS WITH SMITHKLINE:

  On November 7, 1996, the Company and SmithKline entered into an Asset Purchase Agreement (the "Agreement") under which the Company acquired certain assets and intangible property related to SmithKline's POC business in exchange for a 5% equity interest in the Company. In connection with the Agreement, SmithKline loaned the Company $1,000,000, which was converted into an additional 2% equity interest in the Company upon the closing of the 1997 Private Placement (see Note 5). The Agreement provided for certain antidilution protection, which required the Company to issue additional shares of Common stock to SmithKline such that it maintained its 7% ownership interest, until a defined equity financing was completed. Upon the closing of the 1997 Private Placement, the antidilution protection lapsed and SmithKline owned 195,193 shares, representing 5.8% of the then outstanding Common stock. The tangible property received in connection with the Agreement was as follows:

       Cash........................................................... $ 52,736
       Property and equipment.........................................  503,617
       Deposit........................................................   15,000
                                                                       --------
                                                                       $571,353
                                                                       ========

7. DEBT:

  In connection with the Agreement (see Note 6), the Company borrowed $1,000,000 from SmithKline. In connection with closing the 1997 Private Placement (see Note 5), 129,555 shares of Common stock were issued to SmithKline upon the conversion of the $1,000,000 note plus accrued interest of $27,985.

  In December 1996, the Company established a $1,000,000 line of credit facility with a bank collateralized by a standby letter of credit guaranteed by Exigent Partners, L.P. ("Exigent Partners"), whose partners are the founders of the Company and an affiliate of the private placement agent. In consideration for the establishment of the standby letter of credit, Exigent Partners was issued 557,600 shares of Common stock at $0.18 per share. The balance outstanding under the line at December 31, 1996 was $400,000, with interest at 9.25% per year. The line was repaid in connection with the 1997 Private Placement.

8. STOCK OPTIONS AND WARRANTS:

STOCK OPTIONS

  The Company has adopted the 1996 Incentive and Non-Qualified Stock Option Plan and the 1996 Key Executive Stock Option Plan (together, the "Plans"), which provide for the granting of options to purchase up to 576,923 shares of Common stock to directors, officers, consultants and employees of the Company. The number of options to be granted and the option prices are determined by the Board of Directors in accordance with the terms of the Plans. The option price under these Plans cannot be less than the fair market value of the Common stock on the date of grant. Each option expires on such date as the Board of Directors may determine.

  For purposes of SFAS No. 123 disclosure requirements, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions for options granted during 1997: weighted average risk-free interest rate of 6.41%, expected weighted average life of 6.7 years; dividend yield of zero; and volatility of zero. The weighted average fair value of each option granted during 1997 was $1.72. Had the compensation cost of these options been recorded for the year ended December 31, 1997, the Company's net loss would have increased by approximately $28,000.

  Information with respect to options under the Plans is as follows:

                                           OPTIONS OUTSTANDING
                                      ------------------------------
                           AVAILABLE             PRICE    AGGREGATE
                           FOR GRANT  SHARES   PER SHARE    PRICE
                           ---------  -------  ---------- ----------
Balance, inception (July
 10, 1996)................      --        --   $      --  $      --
  Authorized..............  576,923       --          --         --
                           --------   -------  ---------- ----------
Balance, December 31,
 1996.....................  576,923       --          --         --
  Granted................. (317,163)  317,163   .05--7.44  1,741,123
                           --------   -------  ---------- ----------
Balance, December 31,
 1997.....................  259,760   317,163   .05--7.44  1,741,123
  Granted................. (100,406)  100,406        6.76    678,742
  Cancelled...............      673      (673)       5.20     (3,500)
  Exercised...............      --    (17,713)       6.76   (119,742)
                           --------   -------  ---------- ----------
Balance, September 30,
 1998.....................  160,027   399,183  $.05--7.44 $2,296,623
                           ========   =======  ========== ==========

  As of September 30, 1998, 179,063 options were exercisable at prices ranging from $.05 to $7.44 per share, with a weighted average exercise price of $5.62 per share. At September 30, 1998, the aggregate exercise price of these options was $1,006,323.

STOCK WARRANTS

  The following table summarizes outstanding warrants at September 30, 1998:

     TYPE OF             OUTSTANDING                 EXERCISE
     WARRANTS             WARRANTS                    PRICE                   ISSUANCE DATE
     --------            -----------                 --------                 -------------
   Common stock            384,615                    $5.20                   February 1997
   Common stock            340,238                    $6.76                   April 1998
                           -------
                           724,853
                           =======

  These warrants are exercisable for seven years from the date of issuance or three years from the closing of the Offering.

9. COMMITMENTS:

LEASES

  The Company leases an office and laboratory facility under a noncancelable operating lease. Rent expense for the period from inception (July 10, 1996) through December 31, 1996, the year ended 1997, the nine months ended September 30, 1997 and 1998, the period from inception (July 10, 1996) through December 31, 1997 and the period from inception (July 10, 1996) through September 30, 1998 was $26,126, $156,756, $117,567, $117,567, $182,882 and $300,449,
respectively. Future minimum rental payments under these leases at December 31, 1997 are as follows:

       1998............................................................ $152,100
       1999............................................................  167,440
       2000............................................................  177,040
       2001............................................................  152,200
                                                                        --------
                                                                        $648,780
                                                                        ========

COLLABORATIVE ARRANGEMENTS

  The Company has utilized strategic partners with specific design expertise and state-of-the-art technology in order to develop the Careside System rapidly and on a cost-effective basis. The Company has agreements with (i) Fuji Photo Film Co., Ltd. ("Fuji") for the supply of its dry film based chemistry reagents during the Careside System's development stage, (ii) Diagnostic Reagents, Inc. ("DRI") to supply immunochemistry reagents and technology during the Careside System's development stage, (iii) International Technidyne Corporation ("ITC") for the joint development of coagulation reagents in the and (iv) UMM Electronics, Inc. ("UMM") to design and manufacture the CareSide Analyzer. In addition, the Company contracted with Hauser, Inc. ("Hauser") for the design of the Careside System and with Battelle Memorial Institute ("Battelle") for the design of the system's disposable test cartridges and their automated assembly manufacturing system.

10.RETIREMENT PLAN:

  The Company maintains a 401(k) profit sharing plan on behalf of its employees. Participation in the plan is voluntary and eligible employees, as defined, may contribute up to 15% of their compensation to the plan. The Company matches 50% of the employee's contribution up to 4% of an employee's compensation. The Company's contributions were zero, $32,315, $26,788, $28,988, $32,315 and $61,303 for the period from inception (July 10, 1996) through December 31, 1996, the year ended 1997, the nine months ended September 30, 1997 and 1998, the period from inception (July 10, 1996) through December 31, 1997, and the period from inception (July 10, 1996) through September 30, 1998, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Careside, Inc:

  We have audited the accompanying statements of certain expenses for the year ended December 31, 1995 and the ten months ended October 31, 1996 of the Predecessor Business (see Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The statements of certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-1 filing of Careside, Inc.) as described in Note 1 and is not intended to be a complete presentation of the financial results of the Predecessor Business.

  In our opinion, the statements of certain expenses referred to above presents fairly, in all material respects, the expenses of the Predecessor Business for the year ended December 31, 1995 and for the ten months ended October 31, 1996, in conformity with generally accepted accounting principles.

Philadelphia, Pa.,
  October 16, 1998

                         PREDECESSOR BUSINESS (NOTE 1)

                         STATEMENTS OF CERTAIN EXPENSES

                                                                   TEN MONTHS
                                                      YEAR ENDED      ENDED
                                                     DECEMBER 31,  OCTOBER 31,
                                                         1995         1996
                                                     ------------  -----------
OPERATING EXPENSES:
  Research and development.......................... $ 2,109,802   $ 3,054,503
  General and administrative........................     585,058       224,399
                                                     -----------   -----------
NET LOSS............................................ $(2,694,860)  $(3,278,902)
                                                     ===========   ===========



         The accompanying notes are integral part of these statements.

                              PREDECESSOR BUSINESS

                    NOTES TO STATEMENTS OF CERTAIN EXPENSES

1.BASIS OF PRESENTATION:

  Careside, Inc. (the "Company") was incorporated in Delaware on July 12, 1996, and had no operations until the purchase of certain assets from SmithKline Beecham Corporation ("SmithKline") on November 7, 1996. The assets were acquired in exchange for an equity interest in the Company. The assets acquired are referred to as the "Predecessor Business." In connection with the Company's initial public offering as contemplated in this Prospectus, the accompanying financial statements have been prepared to comply with the rules and regulations of the Securities and Exchange Commission. These rules and regulations require a statement of certain expenses of the Predecessor Business which does not include interest and income taxes.

  The statement of certain expenses represents the research and development and related general and administrative expenses incurred by the Predecessor Business in connection with the technology and know-how acquired by the Company. The development of the technology related to the Predecessor Business commenced in 1994.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT

  Research and development costs are charged to expense as incurred.

                              [INSIDE BACK COVER]

                        ROUTINE BLOOD ANALYSIS PROCEDURE

             THE TRADITIONAL WAY                 [Careside Logo] THE CARESIDE SOLUTION
[Drawings of         At hospital or            1. [Photos of       Draw blood. Place a
Traditional      1   commercial lab,           Cartridge and Blood few drops of whole
Blood Testing        caregiver or              Test]               blood into the
Procedures]          phlebotomist draws blood                      cartridge sample well.
                     sample.
                     Technicians properly
                 2   package and store blood
                     sample for transport.
                     Hospitals hand-carry      2. [Photos of       Using the touch-screen
                     multiple samples to the   CareSide Analyzer   or keyboard, input
                 3   clinical lab. Commercial  and Test Menu]      demographic
                     labels receive samples                        information and select
                     via ground and/or air                         tests to be performed.
                     courier.                                      Insert appropriate
                                                                   cartridges and press
                                                                   start.
                 4   Lab technicians receive
                     and log the samples.
                 5   Samples are then          3. [Photos of Test  10 to 15 minutes
                     separated for different   Results and Test    later, CareSide
                     testing stations.         Analysis]           Analyzer(TM) provides
                                                                   test results via print
                                                                   card, screen, and/or
                                                                   electronic data
                                                                   transfer. Caregiver
                                                                   can immediately review
                                                                   data with patient.
                     Technicians centrifuge
                 6   the samples to separate
                     whole blood into serum
                     and plasma.
                     Skilled technologists
                 7   prepare various large,
                     high-volume analyzers
                     for batch processing,
                     and run the tests.
                     Skilled technologists     CareSide Analyzer: 10 to 15 Minutes
                 8   review results to assure
                     that they pass quality    Hospital lab: Typically 4 to 6 Hours
                     control checks.
                                               Commercial lab: Typically 24 Hours
                     Data is transferred to
                 9   laboratory information
                     systems and into QA/QC
                     records.
                 10  Data is disseminated to
                     the caregivers.
                 11  Caregiver reviews the
                     data and reconciles it
                     with patient charts.
                     Caregiver calls patient
                 12  to report results, and
                     to order additional
                     therapy or schedule
                     follow-up visit if
                     required.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                ---------------

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Special Note Regarding Forward-Looking Statements........................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  26
Management...............................................................  45
Principal Stockholders...................................................  55
Certain Transactions.....................................................  57
Description of Capital Stock.............................................  60
Shares Eligible for Future Sale..........................................  64
Underwriting.............................................................  66
Legal Matters............................................................  69
Experts..................................................................  69
Where You Can Get More Information.......................................  69
Index to Financial Statements............................................ F-1

                                ---------------
  UNTIL     , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                [CARESIDE LOGO]

                                CARESIDE, INC.

                                      SHARES

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                             FAHNESTOCK & CO. INC.
                           WEDBUSH MORGAN SECURITIES
                       SOUTHEAST RESEARCH PARTNERS, INC.

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth an itemization of all estimated expenses, all of which will be paid by the Company, in connection with the issuance and distribution of the securities being registered:

   NATURE OF EXPENSE                                                   AMOUNT
   -----------------                                                 ----------
   SEC Registration Fee............................................. $    8,896
   Nasdaq National Market Listing Fee...............................     72,875
   NASD Fee.........................................................      3,663
   Printing and engraving fees......................................    120,000
   Registrant's counsel fees and expenses...........................    250,000
   Accounting fees and expenses.....................................    125,000
   Spencer Trask Fee................................................    100,000
   Underwriters' Expenses...........................................    250,000
   Blue Sky expenses and counsel fees...............................     25,000
   Transfer agent and registrar fees................................      8,000
   Miscellaneous....................................................     36,566
                                                                     ----------
     TOTAL.......................................................... $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Amended and Restated Certificate of Incorporation (the "Charter") provides that the Company shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), as amended from time to time, to each person who is or was a director or officer of the Company and the heirs, executors and administrators of such a person. Any expenses (including attorneys' fees) incurred by a person who is or was a director or officer of the Company, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by the Company; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the aforementioned indemnification provisions, the Company may, at the discretion of the Chief Executive Officer of the Company, enter into indemnification agreements with directors or officers.

  Section 145 of the DGCL provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such director or officer or former director or officer is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his or her conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of

Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

  The Charter which will be filed prior to the completion of the initial public offering of the Company's securities (the "Offering"), contains a provision to limit the personal liability of the directors of the Company to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended. In addition, the Amended and Restated By-Laws, which will become effective prior to the completion of the Offering of securities, provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. See Exhibit 3.1c, "Form of Amended and Restated Certificate of Incorporation of Careside, Inc."

  As permitted by the DGCL, the Certificate, which will be filed prior to the completion of the Offering, provides that, subject to certain limited exceptions, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends on or redemption or repurchase of the Company's capital stock or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to limit the ability of the Company and its stockholders (through stockholder derivative suits on behalf of the Company) to recover monetary damages against a director for the breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent conduct). In addition, the Charter and Amended and Restated By-Laws provide that the Company shall, to the full extent permitted by the DGCL, indemnify all directors and officers of the Company and that the Company may, to the extent permitted by the DGCL, indemnify employees and agents of the Company.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since the Company's formation in July 1996, the Company has issued the following securities (giving retroactive effect to a 1-for-5.2 reverse stock split to be effected in connection with the Offering described in the Prospectus) without registration under the Securities Act:

  1. In July 1996 and October 1996 the Company issued an aggregate of 659,342 shares of Common Stock to its founder group.

  2. In November 1996, pursuant to an Asset Purchase Agreement, SmithKline Beecham Diagnostics Systems Co. ("SBDS") and SmithKline Beecham Clinical Laboratories, Inc. sold to the Company certain fixed and intangible assets used in connection with the Company's point-of-care development program. As consideration for the purchase of the assets, the Company issued to SBDS 34,702 shares of Common Stock, representing 5% of the Company's total Common Stock outstanding at that time.

  3. In December 1996, in connection with the establishment of a $1.0 million working capital facility, the Company issued Exigent Partners, L.P. 557,600 shares of Common Stock for an aggregate purchase price of $98,995. In the same month, the Company issued (i) 30,936 shares of Common Stock to SmithKline pursuant to certain anti-dilution protections granted to SmithKline in connection with the

     SmithKline Credit Facility and asset transfer and (ii) 30,173 shares of Common Stock to Philip B. Smith for the investment banking services he provided in connection with the Company's equity financing.

  4. In January 1997, the SmithKline Credit Facility was converted into 129,555 shares of Common Stock, representing 2% of the Company's total Common Stock outstanding at that time.

  5. In January and February 1997, the Company closed a private placement of securities through Spencer Trask Securities Incorporated ("Spencer Trask") which resulted in the issuance by the Company of 1,923,077 shares of Common Stock at $5.20 per share to 203 investors. In connection with the private placement in February 1997, the Company issued warrants to purchase 384,615 shares of Common Stock at an exercise price of $5.20 per share. These warrants expire three (3) years after closing of the Offering.

  6. In February 1997, the Company granted stock options to purchase an aggregate of 256,370 shares of Common Stock under the Company's 1996 Incentive and Non-Qualified Stock Option Plan and the 1996 Key Executive Stock Option Plan (collectively, the "1996 Stock Option Plans") to ten optionees. The weighted average per share exercise price of these stock options is $5.29.

  7. In May 1997, the Company granted stock options to purchase 192 shares of Common Stock under the Company's 1996 Incentive and Non-Qualified Stock Option Plan to one optionee. The weighted average per share exercise price of these stock options is $5.20.

  8. In June 1997, the Company granted stock options to purchase an aggregate of 31,731 shares of Common Stock under the Company's 1996 Stock Option Plans to one optionee. The per share exercise price of these stock options is $6.76.

  9. In August 1997, the Company granted Cedar Capital Investors ("Cedar") options to purchase 1,154 shares of Common Stock at an exercise price of $.052 per share. These options remain exercisable until August 8, 2007. These options were granted to Cedar in consideration for providing certain financial consulting services to the Company in connection with a private placement of securities in 1998.

  10. In December 1997, the Company granted stock options to purchase an aggregate of 27,716 shares of Common Stock under the Company's 1996 Incentive and Non-Qualified Stock Option Plan to 20 optionees. The weighted average per share exercise price of these stock options is $6.09.

  11. In January 1998, the Company granted stock options to purchase an aggregate of 1,923 shares of Common Stock under the 1996 Incentive and Non-Qualified Stock Option Plan to one optionee. The weighted average exercise price per share of these stock options is $6.76.

  12. In February 1998, the Company granted stock options to purchase an aggregate of 13,702 shares of Common Stock under the 1996 Incentive and Non-Qualified Stock Option Plan to six optionees. The weighted average exercise price per share of these stock options is $6.76.

  13. In April 1998, the Company completed a second private placement of securities through Spencer Trask which resulted in the issuance by the Company of 1,701,183 shares of Common Stock at $6.76 per share to 311 investors of whom 101 invested in the 1997 private placement of securities. In connection with the private placement in 1998, the Company issued warrants to purchase 340,238 shares of Common Stock at an exercisable price of $6.76 per share. These warrants expire three years from the date of closing of the Offering.

  14. In May 1998, the Company granted stock options to purchase an aggregate of 17,713 shares of Common Stock under the Company's 1996 Incentive and Non-Qualified Stock Option Plan to 18 optionees which were immediately exercised. The per share exercise price of these stock options was $6.76 per share.

  15. In July 1998, the Company granted stock options to purchase an aggregate of 67,068 shares of Common Stock under the Company's 1996 Stock Option Plans to 29 optionees. The per share exercise price of these stock options is $6.76.

  16. In November 1998, the Company granted stock options to purchase an aggregate of 11,538 shares of Common Stock under the Company's 1996 Incentive and Non-Qualified Stock Option Plan to six optionees. The per share exercise price of these stock options is $7.28.

  17. In December 1998, the Company entered into a bridge loan agreement for a $3.0 million loan. Draw down of $1.5 million on this loan will occur prior to December 31, 1998 with the remaining $1.5 million to be drawn down prior to January 31, 1999 at the option of the Company. The bridge loan matures on the date of completion of the Offering or January 31, 2000, whichever occurs sooner. The bridge loan carries an interest rate of 8% per annum. The Company has issued a warrant which will be based upon the price of the Offering, less a 15% discount. Such warrant will not be exercisable until at least twelve months after completion of the Offering.

  The Company believes that the transactions described in paragraphs 1 through 17 above were exempt from registration under Section 3(b) or 4(2) of the Securities Act because the subject securities were either (i) issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act or
(ii) issued to a limited group of persons, each of whom was believed to have been a sophisticated investor or to have had a preexisting business or personal relationship with the Company or its management and to have been purchasing for investment without a view to further distribution. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:

EXHIBIT NO.                                         DESCRIPTION
-----------                                         -----------
1.1*         Form of Underwriting Agreement
3.1a         Amended and Restated Certificate of Incorporation of Careside, Inc.
3.1b         Form of Certificate of Amendment of Certificate of Incorporation of Careside, Inc.
3.1c         Form of Amended and Restated Certificate of Incorporation of Careside, Inc.
3.2a         Amended and Restated Bylaws of Careside, Inc.
3.2b         Form of Amended and Restated Bylaws of Careside, Inc.
4.1*         Specimen Stock Certificate
4.2          Placement Agent Warrant Agreement dated as of January 31, 1997 by and between
             Careside, Inc. and Spencer Trask Securities Incorporated (including Form of Warrant)
4.3          Placement Agent Warrant Agreement dated as of March 6, 1998 by and between Careside,
             Inc. and Spencer Trask Securities Incorporated (including Form of Warrant)
4.4          Securities Purchase Agreement dated as of December 17, 1998 by and between S.R. One,
             Limited and Careside, Inc. (including Form of Note)
4.5          Warrant Issued to S.R. One, Limited on December 17, 1998
5.1*         Opinion of Pepper Hamilton LLP
10.1         Registration Rights Agreement dated as of November 7, 1996 by and among SmithKline
             Beecham Diagnostic Systems Co., SmithKline Beecham Corporation and Careside, Inc.
10.2         Registration Rights Agreement dated as of December 4, 1996 by and among Careside, Inc.,
             Exigent Partners, L.P., W. Vickery Stoughton, Thomas H. Grove, Kenneth B. Asarch,
             William S. Knight, Donald S. Wong, Ashok K. Sawhney and Philip B. Smith
10.3         Amendment No. 1 to Registration Rights Agreement dated as of January 31, 1997 by and among
             Careside, Inc. Exigent Partners, L.P., W. Vickery Stoughton, Thomas H. Grove,
             Kenneth B. Asarch, William S. Knight, Donald S. Wong, Ashok K. Sawhney and Philip B. Smith
10.4         Registration Rights Agreement dated as of December 4, 1996 by and between Careside, Inc.
             and Spencer Trask Securities Incorporated

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 10.5        Registration Rights Agreement dated as of January 31, 1997 by and among Careside, Inc.
             and the Investors signatory thereto
 10.6        Stockholders Agreement dated as of December 4, 1996 by and among the Careside, Inc.,
             SmithKline Beecham Corporation, SmithKline Beecham Diagnostic
             Systems Co., Spencer Trask
             Securities Incorporated, Exigent Partners, L.P., W. Vickery
             Stoughton, Thomas H. Grove,
             Kenneth B. Asarch, William S. Knight, Donald S. Wong, Ashok K.
             Sawhney, Philip B. Smith
             and each Investor signatory thereto
 10.7        Consulting Agreement by and between Careside, Inc. and Cedar
             Capital Investors dated August 8, 1997
 10.8        Employment Agreement dated as of March 3, 1997 between Careside,
             Inc. and W. Vickery Stoughton
 10.9        Employment Agreement dated as of March 3, 1997 between Careside,
             Inc. and Thomas H. Grove
 10.10       Employment Agreement dated as of July 30, 1998 between Careside,
             Inc. and James R. Koch
 10.11       1996 Incentive and Non-Qualified Stock Option Plan, as amended and restated
 10.12       1996 Key Executive Stock Option Plan, as amended and restated
 10.13       1998 Incentive and Non-Qualified Stock Option Plan
 10.14       1998 Director Stock Option Plan
 10.15       Standard Industrial/Commercial Single-Tenant Lease-NET dated as of
             October 14, 1996,
             by and between Fox Hills Business Park, a California Limited
             Partnership and Careside, Inc.
 10.16       Agreement dated as of August 23, 1996, by and between Fuji Photo
             Film Co., Ltd. and Careside, Inc.
 10.17       Agreement dated as of December 12, 1995, by and between United
             Medical Manufacturing
             Company and SmithKline Beecham Corporation and assignment
 10.18       Product Development and Supply Agreement dated as of July 18,
             1997, by and between
             Careside, Inc. and UMM Electronics, Inc.
 10.19       Agreement executed December 7, 1995 and February 28, 1996, by and between SmithKline
             Beecham Corporation and Hauser, Inc. and assignment
 10.20       Agreement Number CP032284 Cost Type executed December 5 and 17,
             1996 by and between
             Battelle Memorial Institute and Careside, Inc.
 10.21*      Joint Research and Development Agreement dated as of October 28,
             1996 by and between
             Careside, Inc. and International Technidyne Company
 10.22*      Collaboration Agreement between Diagnostic Reagents, Inc. and
             SmithKline Beecham Corporation
             dated as of June 28, 1996
 10.23*      Distribution and Supply Agreement dated as of November 7, 1996, by and between SmithKline
             Beecham Clinical Laboratories and Careside, Inc.
 10.24       Asset Purchase Agreement dated as of November 7, 1996, by and among SmithKline Beecham
             Clinical Laboratories, Inc., SmithKline Beecham Diagnostic Systems
             Co. and Careside, Inc.
 10.25       Loan and Security Agreement dated as of October 1, 1996, by and between Careside, Inc. and
             SmithKline Beecham Corporation
 10.26       Placement Agency Agreement dated as of December 10, 1996, by and between Careside, Inc.
             and Spencer Trask Securities Incorporated
 10.27       Placement Agency Agreement dated as of January 29, 1998, by and between Spencer Trask
             Securities Incorporated and Careside, Inc.
 10.28       Investment Banking Agreement dated as of January 31, 1997, by and between Careside, Inc.
             and Spencer Trask Securities Incorporated
 10.29       Agreement of Limited Partnership of Exigent Partners, L.P. dated as of October 1996,
             by and between Kevin Kimberlin and those persons listed on
             Schedule A attached thereto
 10.30*      The Lincoln National Life Insurance Company Standardized 401(k)
             Salary Reduction Plan
             and Trust Prototype Plan Adoption Agreement Plan #008, effective
             January 1, 1997, by and
             between Careside, Inc. W. Vickery Stoughton and Thomas Grove
 10.31       Employee Stock Purchase Plan

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 10.32       Registration Rights Agreement dated as of March 6, 1998 by and among Careside, Inc. and the Investors signatory thereto
 10.33       Registration Rights Agreement dated as of March 6, 1998 by and between Careside, Inc. and Spencer Trask Securities Incorporated
 10.34       Registration Rights Agreement dated as of December 17, 1998 by and between Careside, Inc. and S.R. One, Limited
 23.1        Consent of Arthur Andersen LLP
 23.2*       Consent of Pepper Hamilton LLP
 24.1        Power of Attorney (included on Signature Pages)
 27.1        Financial Data Schedule

--------
*  To be filed by Amendment.

(B) FINANCIAL STATEMENT SCHEDULES:

  Financial Statement Schedules are omitted because the information is included in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CULVER CITY, CALIFORNIA, ON THE 17TH DAY OF DECEMBER, 1998.

                                          CARESIDE, INC.

                                                  /s/ W. Vickery Stoughton
                                          By: _________________________________
                                                    W. VICKERY STOUGHTON
                                                  CHAIRMAN OF THE BOARD OF
                                                         DIRECTORS
                                                AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS W. VICKERY STOUGHTON, THOMAS H. GROVE AND JAMES R. KOCH, AND EACH OR ANY OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, OR ANY REGISTRATION STATEMENT FOR THE SAME OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

       /s/ W. Vickery Stoughton        Chairman of the Board of    December 17, 1998
______________________________________  Directors, Chief
         W. VICKERY STOUGHTON           Executive Officer and
                                        Director (principal
                                        executive officer)

         /s/ Thomas H. Grove           Executive Vice President--  December 17, 1998
______________________________________  Research and Development
           THOMAS H. GROVE              and Director

          /s/ James R. Koch            Chief Financial Officer,    December 17, 1998
______________________________________  Treasurer, Executive Vice
            JAMES R. KOCH               President and Director
                                        (principal financial and
                                        accounting officer)


              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----
        /s/ Anthony P. Brenner                  Director           December 17, 1998
______________________________________
          ANTHONY P. BRENNER

        /s/ William F. Flatley                  Director           December 17, 1998
______________________________________
          WILLIAM F. FLATLEY

        /s/ Kenneth N. Kermes                   Director           December 17, 1998
______________________________________
          KENNETH N. KERMES

        /s/ C. Alan MacDonald                   Director           December 17, 1998
______________________________________
          C. ALAN MACDONALD

           /s/ Diana Mackie                     Director           December 17, 1998
______________________________________
             DIANA MACKIE

         /s/ Philip B. Smith                    Director           December 17, 1998
______________________________________
           PHILIP B. SMITH